Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

G-III APPAREL GROUP, LTD.

AND

LVMH MOET HENNESSY LOUIS VUITTON Inc.

July 22, 2016

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

Appendices

A – Unpaid Restructuring Costs

B – Certain Liabilities Included in Financial Debt

C – Form of Estimated Measurement Date Balance Sheet Statement

D –Section 338(h)(10) Allocation Schedule

E –Section 338(h)(10) Election Schedule

F – Transition Services to be provided by Seller

G – Step Plan for Settlement of DK Group Internal Debt

H – Landlord Consents to be Obtained

I – Special Indemnification Matters

Exhibits

A – Form of Seller Parent Guaranty

B – Form of Junior Lien Secured Promissory Note for Note Consideration

C – Form of Assignment and Assumption Agreement

D – Form of Registration Rights Agreement

-iii-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), made and entered into as of July 22, 2016 by and between G-III Apparel Group, Ltd., a Delaware corporation (“Purchaser”), and LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation (“Seller”); Purchaser and Seller each individually as a “Party” or “party” and collectively as the “Parties” or “parties”;

WITNESSETH: THAT

WHEREAS, Seller is the record and beneficial owner of (i) 4,744.473 shares of common stock, par value $0.01 per share, of Donna Karan International Inc., a Delaware corporation (the “Company” and such shares, the “Common Shares”) and (ii) 1,000 shares of preferred stock, par value $0.01 per share, of the Company (such shares, the “Preferred Shares”, and together with the Common Shares, the “Shares”), which Shares represent all of the issued and outstanding capital stock of the Company; and

WHEREAS, upon the terms and conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares (the “Transaction”); and

WHEREAS, Purchaser and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Transaction;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Definitions.  As used in this Agreement, the following terms will have the respective meanings set forth below:

“Accounting Principles” means IFRS in effect as of the Company Balance Sheet Date, subject to the IFRS Exceptions, all applied on a going concern basis consistent with the Company’s past practices and methods, including with respect to the Company’s practices and methods regarding inventory depreciation and write-downs, accounts receivable reserves and tax liabilities.

“Accounts Receivable” has the meaning set forth in Section 3.7(c).

“Acquisition Proposal” has the meaning set forth in Section 6.7(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or if such Person is a partnership or limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member, as applicable.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group of corporations as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any Tax laws).

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Schedule” has the meaning set forth in Section 6.4(i).

“Annual Financial Statements” has the meaning set forth in Section 3.7(a).

“Antitrust Laws” means all statutes, regulations, or requirements of a Governmental Authority (including those outside of the United States) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or the lessening of competition, including the HSR Act (as defined below), and the Clayton Antitrust Act of 1914, as amended.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.1(c)(i)(E).

“Auditing Firm” has the meaning set forth in Section 6.6.

“Basket” has the meaning set forth in Section 9.4(c).

“Bond Street Lease” means that certain Lease, dated July 31, 1995, by and among Mid U.K. Limited, as landlord, Jocobs (UK) Limited, as tenant, and Orthonet Limited, as guarantor, of part basement, ground, first, second and third floors located in the building known as 27 Old Bond street and 13 Albermarle Street, London, WI, as the same was sold by Jocobs (UK) Limited, as seller, to Donna Karan Company Stores UK, as buyer, and Donna Karan International Inc., as surety, pursuant to that certain Transfer of Whole/Leasehold, dated January 20, 1999, as the same may have been modified, amended or otherwise assigned.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in the State of New York.

“Cap” has the meaning set forth in Section 9.4(c).

“Cash” means, as of a given date, the aggregate of the following assets of the DK Group on a consolidated basis determined in accordance with the Accounting Principles: (i) all cash or cash equivalents, (ii) all marketable securities, (iii) if an asset, the marked-to-market value of all derivative financial instruments, and (iv) all accrued and capitalized interest relating to the preceding clauses (i) through (iii) but excluding any restricted cash being held as a security deposit under any Lease.  By way of illustration, if the balance sheet included in Appendix C were used to determine “Cash,” then the line items notated with “Cash” on Appendix C will be included in such determination of “Cash.”

“Cash Consideration” means (i) the Share Consideration, minus (ii) Seventy Five Million Dollars ($75,000,000) (constituting the amount of the Note Consideration), and minus (iii) Seventy Five Million Dollars ($75,000,000) (constituting the amount of the G-III Stock Consideration).

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Claimant” has the meaning set forth in Section 10.7(c).

“Claimed Damages” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Date” has the meaning set forth in Section 2.1(b).

“Closing Tax Adjustment” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in the recitals.

“Common Stock” has the meaning set forth in Section 3.5.

“Company” has the meaning set forth in the recitals.

“Company 401(k) Plan” means the Donna Karan New York 401(k) Retirement Plan.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date

“Company Balance Sheet Date” means June 30, 2016.

“Company Employee Plans” has the meaning set forth in Section 3.19(a).

“Company Financial Statements” has the meaning set forth in Section 3.7(a).

“Company Material Adverse Effect” means, with respect to the DK Group, a material adverse effect on the business, operations, assets or financial condition of the DK Group, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (ii) changes in financial or securities markets, economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the DK Group operates, in each case that do not have a disproportionate effect on the DK Group relative to other Persons in the retail industry, (iii) changes in applicable Legal Requirements, accounting standards or accounting principles, or any interpretations of any of the foregoing, (iv) the negotiation

(including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of Purchaser, (v) any event, occurrence, circumstance or fact that is set forth in the Disclosure Schedule, or (vi) any change in or effect on the assets or properties of the DK Group which is cured (including by the payment of money) by Seller.  For the avoidance of doubt, no change in the stock price or market value of Purchaser nor any other matter affecting Purchaser or its business shall be considered a Company Material Adverse Effect.

“Confidential Information” has the meaning set forth in Section 6.2(b)(iii).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 15, 2014, by and between Seller and Purchaser.

“Consolidated Returns” means any and all Tax Returns of the Seller Group that include the Company or any of its Subsidiaries, including, as applicable, any federal consolidated income Tax Return and any state, local or foreign consolidated, combined or unitary Tax Return.

“Court of Competent Jurisdiction” has the meaning set forth in Section 10.8.

“Covered Employees” has the meaning set forth in Section 6.8(b).

“Current Company Business” means the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.

“Damages” as used in Section 9 means any liabilities, losses, damages, penalties, fines, Taxes, costs, expenses or amounts suffered or incurred by an Indemnified Person (but, for the avoidance of doubt, not including any contingent liability unless and until such contingent liability becomes an actual liability and is due and payable) or, in the case of a Third-Party Claim, paid in settlement or awarded in a final judgment arising out of any claim, complaint, demand, action, suit or other Proceeding asserted, initiated or otherwise existing in respect of any matter, but excluding any loss or damage associated with lost opportunities, any consequential, special, incidental, indirect, exemplary or punitive damages or any damages based on a loss of revenue or profit or any type of multiple unless in each case such loss or damage is paid pursuant to a Third-Party Claim.

“Debt Commitment Letter” has the meaning set forth in Section 4.5.

“Delayed Employee Costs” means Six Hundred Fifty Seven Thousand Dollars ($657,000) to be paid for certain future employee costs.

“Disclosure Schedule” has the meaning set forth in Section 3.

“DK Group” means, collectively, the Company and all of its Subsidiaries, and “a member of the DK Group” means any Person within the DK Group.

“DK Group Audited Financial Statements” has the meaning set forth in Section 6.6.

“DK Group Interim Financial Statements” has the meaning set forth in Section 6.6.

“DK Group Internal Debt” means any unpaid debt from one member of the DK Group to another member of the DK Group incurred prior to the Closing.

“DK Group Internal Debt Costs” has the meaning set forth in Section 6.4(k).

“Encumbrance” or “Encumbrances” in respect of any property or assets, shall mean any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Legal Requirement, including any lien, mortgage, charge, pledge, security interest, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract or other title retention device or arrangement (including a capital lease), encroachment, restrictive covenant, equitable interest, restriction on transfer, right of first refusal, right of use or any other right or claim of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

“Environmental Laws” means any applicable, federal, state, foreign or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, plans, judgments, decrees, orders, directives, requirements, notice or demand letter issued, entered, promulgated or approved thereunder that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release or threatened release, emission, disposal, re-use, or recycling of Hazardous Materials into ambient air, surface water, ground water or land, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”), or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company, its Subsidiaries or their respective agents.

“ERISA” has the meaning set forth in Section 3.19(a).

“ERISA Affiliate” has the meaning set forth in Section 3.19(a).

“Estimated Cash Consideration” has the meaning set forth in Section 2.2.

“Estimated DK Group Internal Debt Costs” has the meaning set forth in Section 6.4(k).

“Estimated Measurement Date Balance Sheet Statement” has the meaning set forth in Section 2.2.

“Exchange Act” has the meaning set forth in Section 6.6.

“Excluded Other Items” means those assets and liabilities identified as an “Excluded Other Item” on the balance sheet in Appendix C.

“Fee Letter” has the meaning set forth in Section 4.5.

“Final DK Group Internal Debt Costs” has the meaning set forth in Section 6.4(k).

“Final Tax Adjustment” has the meaning set forth in Section 6.4(i)(ii).

“Financial Debt” means, as of a given date, the aggregate of the following liabilities of the DK Group on a consolidated basis determined in accordance with the Accounting Principles: (i) all indebtedness for borrowed money bearing interest, including overdrafts, obligations evidenced by a note, bonds, debentures or similar instruments (but excluding all pension provisions and liabilities), (ii) all nontrade financial loans from Seller or an Affiliate of Seller (other than any member of the DK Group) (net of all nontrade intercompany balances receivable from Seller or an Affiliate of Seller (other than any member of the DK Group)), (iii) all management fees payable by a member of the DK Group to Seller or an Affiliate of Seller (other than a member of the DK Group), (iv) if a liability, the marked-to-market value of derivative financial instruments, (v) all accrued and capitalized interest relating to the preceding clauses (i) through (iv) and (vi) the items set forth on Appendix B.  For purposes of this definition, “Financial Debt” includes LVMH Intercompany Debt, but does not include DK Group Internal Debt.  By way of illustration, if the balance sheet included in Appendix C were used to determine “Financial Debt,” then the line items notated with “Financial Debt” on Appendix C will be included in such determination of “Financial Debt.”

“Financing” has the meaning set forth in Section 4.5.

“Financing Sources” means the Lenders (in their respective capacities as lenders, arrangers and bookrunners under the Debt Commitment Letter), their respective Affiliates and each of the Lenders’ and their Affiliates’ respective officers, directors, employees, agents, advisors and representatives.

“Fraud and Bribery Laws” has the meaning set forth in Section 3.24.

“Fundamental Representations” has the meaning set forth in Section 9.1; provided, however, that for purposes of Section 7.2(b), the representations in Section 3.2(a) (last two sentences only), Section 3.3 and Section 3.25 shall not be Fundamental Representations, and for purposes of Section 7.3(b), the representations in Section 4.10 shall not be Fundamental Representations.

“G-III Stock Consideration” has the meaning set forth in Section 2.3(c).

“Gabrielle Studio” means Gabrielle Studio, Inc., a New York corporation.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any agency or commission or other governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, or any applicable securities exchange.

“Hazardous Materials” means (i) any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “toxic substances,” “restricted hazardous waste,” or “contaminant” or words of similar import under any Environmental Laws, (ii) any petroleum or petroleum products, flammable explosives or radioactive materials, and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Laws.  The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICC Court” has the meaning set forth in Section 10.7(c).

“ICC Rules” has the meaning set forth in Section 10.7(a).

“IFRS” means International Financial Reporting Standards as adopted by the European Union.

“IFRS Exceptions” has the meaning set forth in Section 3.7(a).

“Indemnification Claim Notice” has the meaning set forth in Section 9.5(a).

“Indemnified Liabilities” has the meaning set forth in Section 9.2(d).

“Indemnified Person” or “Indemnified Persons” has the meaning set forth in Sections 9.2 and 9.3.

“Indemnitor” has the meaning set forth in Section 9.6(a).

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property” means (a) all patents (including design patents), patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered industrial designs and all currently-pending applications to register industrial designs, (c) all registered trademarks, service marks, trade names, brand names, logos, and trade dress; and all currently-pending applications to register trademarks, service marks, trade names, brand names, logos, and trade dress, and all goodwill associated with such registrations and applications (“Trademarks”), (d) all copyright registrations and currently-pending applications to register copyrights, (e) all trade secrets, (f) all domain names, and (g) all goodwill associated with the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.7(a).

“Inventory” means all merchandise and all goods, components, materials and sub-assemblies, in all stages of production, from raw materials through work in progress to finished goods.

“IP In-Licenses” has the meaning set forth in Section 3.10(b).

“IP Licenses” has the meaning set forth in Section 3.10(c).

“IP Out-Licenses” has the meaning set forth in Section 3.10(c).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Purchaser” means the actual knowledge of Morris Goldfarb, Wayne Miller, Neal Nackman or Jeffrey Goldfarb.

“Knowledge of Seller” means the actual knowledge of Caroline Brown, Tisha Kalberer, Lynn Usdan, James Thompson or, for purposes of Section 3.18 only, Maureen Johnson.

“Lease” or “Leases” has the meaning set forth in Section 3.16(a).

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.

“Lender” means each of Barclays Bank PLC and JPMorgan Chase Bank, N.A.; provided that in the event that any Additional Commitment Party (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, the term “Lender” shall include each such institution.

“Lessors” has the meaning set forth in Section 3.16(a).

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Loss Tax Benefit” shall mean, with respect to Damages, the Tax savings or benefits realized, with respect to the same tax period such Damages are incurred, by such Indemnified Person equal to the excess of (i) the Indemnified Person’s, or, if part of a consolidated group, the

Indemnified Person’s parent’s, cumulative liability for Taxes for such Tax period, calculated by excluding any Tax items attributable to the Damages, over (ii) the Indemnified Person’s, or, if part of a consolidated group, the Indemnified Person’s parent’s, actual cumulative liability for Taxes for such Tax period, calculated by taking into account any Tax items attributable to the Damages (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for such Tax period).

“LVMH Guaranties” has the meaning set forth in Section 6.11.

“LVMH Intercompany Debt” means unpaid Financial Debt payable by members of the DK Group to Seller or Affiliates of Seller (other than members of the DK Group) incurred prior to the Closing.

“LVMH Note” has the meaning set forth in Section 2.3(b).

“LVMH SE Guaranty” means a written guaranty by which LVMH Moët Hennessy Louis Vuitton SE will guaranty the payment and performance by Seller of all of its obligations under this Agreement in a form substantially similar to the form attached hereto as Exhibit A.

“Material Contract” has the meaning set forth in Section 3.13(c).

“Measurement Date” means (i) the last day of the month preceding the month in which the Closing Date occurs or (ii) such other date as the parties hereto shall mutually agree.

“Measurement Date Balance Sheet Statement” has the meaning set forth in Section 2.5(b).

“Multiemployer Plan” has the meaning set forth in Section 3.19(a).

“NASDAQ Rules” means the listing rules of the NASDAQ Stock Market.

“Negative Working Capital Adjustment Amount” means the amount, if any, by which the Normalized Working Capital Amount exceeds the Working Capital as of the Measurement Date.

“Net After Tax Amount” means, with respect to a cost or expenditure, sixty-three and one-half percent (63.5%) of such cost or expenditure.

“Net Financial Debt” means, as of a given date, an amount equal to (i) the amount of Financial Debt, minus (ii) the amount of Cash, in each case on a consolidated basis prepared in accordance with the Accounting Principles.  For the avoidance of doubt, (a) any assets or liabilities included in the calculation of the Net Financial Debt shall be excluded from the calculation of Working Capital, Unpaid Restructuring Costs and the DK Group Internal Debt Costs and vice versa, and (b) all deferred tax assets and liabilities, all deferred rents and all pension provisions or liabilities shall be excluded from the calculation of Working Capital and from the calculation of the Net Financial Debt.

“Non-U.S. Plan” has the meaning set forth in Section 3.19(f).

“Normalized Working Capital Amount” shall mean Ten Million Dollars ($10,000,000).

“Note Consideration” has the meaning set forth in Section 2.3(b).

“Notice of Disagreement” has the meaning set forth in Section 2.4.

“Objection Notice” has the meaning set forth in Section 9.5(b).

“Objection Period” has the meaning set forth in Section 9.5(b).

“Ordinary Course of Business” means the business of the Company and its Subsidiaries consistent with the manner in which the business has been conducted prior to the date hereof.

“Outside Closing Date” has the meaning set forth in Section 8.1(b).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Party”, “party”, “Parties” or “parties” have the meanings set forth in the introductory paragraph.

“Permits” has the meaning set forth in Section 3.22(b).

“Permitted Encumbrances” has the meaning set forth in Section 3.15(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Positive Working Capital Adjustment Amount” means the amount, if any, by which the Working Capital as of the Measurement Date exceeds the Normalized Working Capital Amount.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Tax Contest Final Tax Adjustment” has the meaning set forth in Section 6.4(i)(ii).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Preferred Shares” has the meaning set forth in the recitals.

“Preferred Stock” has the meaning set forth in Section 3.5.

“Preliminary Measurement Date Balance Sheet Statement” has the meaning set forth in Section 2.4.

“Proceeding” means any action, suit or proceeding at law or in equity, arbitration, or administrative or other proceeding by or before any Governmental Authority.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

“Purchaser Employee Plan” has the meaning set forth in Section 6.8(b).

“Purchaser Material Adverse Effect” means, with respect to Purchaser, a material adverse effect on the business, operations, assets or financial condition of Purchaser and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (ii) changes in financial or securities markets, economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which Purchaser or any of its Subsidiaries operates, in each case that do not have a disproportionate effect on Purchaser and its Subsidiaries relative to other Persons in the retail industry, (iii) changes in applicable Legal Requirements, accounting standards or accounting principles, or any interpretations of any of the foregoing, (iv) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of Seller, (v) any changes in the stock price or market value of Purchaser, or (vi) any change in or effect on the assets or properties of the Purchaser which is cured (including by the payment of money) by the Purchaser.

“Purchaser SEC Documents” has the meaning set forth in Section 4.7.

“RCRA” has the meaning set forth in the definition of “Environmental Laws.”

“Real Property” has the meaning set forth in Section 3.16(c).

“Registration Rights Agreement” has the meaning set forth in Section 2.1(c)(i)(F).

“Registrations” has the meaning set forth in Section 3.22(b).

“Regulation S-X” has the meaning set forth in Section 6.6.

“Release Date” has the meaning set forth in Section 9.1.

“Representation Termination Date” has the meaning set forth in Section 9.1.

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Request for Arbitration” has the meaning set forth in Section 10.7(c).

“Respondent” has the meaning set forth in Section 10.7(c).

“Restricted Period” has the meaning set forth in Section 6.15.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary General” has the meaning set forth in Section 10.7(c).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.4(i)(i).

“Section 338(h)(10) Election Schedule” has the meaning set forth in Section 6.4(i)(ii).

“Section 409A” has the meaning set forth in Section 3.18(k).

“Securities Act” has the meaning set forth in Section 6.6.

“Selected Accountant” has the meaning set forth in Section 2.5(b).

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Group” means (i) the Affiliated Group of which Seller is the common parent, and (ii) with respect to each state, local or foreign jurisdiction in which Seller or its Subsidiaries files a consolidated, combined or unitary Tax Return and in which the Company or any of its Subsidiaries is or is required to be included, the group with which such Tax Return is filed.

“Seller Related Parties” has the meaning set forth in Section 10.13.

“Share Consideration” means an amount equal to:

(1)         Six Hundred Fifty Million Dollars ($650,000,000); minus

(2)         the Net Financial Debt of the Company as of the Measurement Date (and, for avoidance of doubt, if such Net Financial Debt is a negative amount, then the absolute value of such amount shall be added to clause (a)(1)); plus

(3)         the Positive Working Capital Adjustment Amount, if any, as of the Measurement Date; minus

(4)         the Negative Working Capital Adjustment Amount, if any, as of the Measurement Date; minus

(5)         the Unpaid Restructuring Costs; minus

(6)         the Delayed Employee Costs; minus

(7)         if the DK Group Internal Debt is not fully settled prior to the Closing, the Final DK Group Internal Debt Costs; plus

(8)         the Final Tax Adjustment, if a Section 338(h)(10) Election is made.

“Shares” has the meaning set forth in the recitals.

“Step Plan” has the meaning set forth in Section 6.12.

“Straddle Period” means any taxable period commencing on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to a Person, an entity in which 50% or more of the outstanding equity or financial interests is owned directly, indirectly or beneficially by such Person.

“Tax” or “Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value-added, transfer, recording, documentary, franchise, registration, capital stock, profits, license, lease, service, service use, withholding, payroll, social security, employment, unemployment, disability, alternative or add-on minimum, estimated, excise, natural resources, severance, environmental (including taxes under Section 59A of the Code), stamp, occupation, premium, property, windfall profits, escheat, unclaimed/abandoned property, customs, duties or other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (whether disputed or not) and (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Adjustment” has the meaning set forth in Section 6.4(i)(ii).

“Tax Contest” has the meaning set forth in Section 6.4(d)(i).

“Tax Return” means any return, declaration, report, claim for refund, information statement or report or other document filed or required to be filed with a Governmental Authority with respect to Taxes (including any related or supporting schedules, statements or information, and any amendment thereof).

“Tax Sharing Agreement” means any and all Tax sharing and Tax indemnity agreements, including the following tax sharing agreements: (i) that certain Tax Sharing Agreement, effective as of January 1, 2010, among Seller, Donna Karan Company LLC and the Company; (ii) that certain Tax Sharing Agreement, effective as of January 1, 2010, among

Seller, Donna Karan Company Stores, LLC and the Company; (iii) that certain Tax Sharing Agreement, effective as of January 1, 2010, among Seller, Donna Karan Studio, LLC and the Company; (iv) that certain Tax Sharing Agreement, effective as of January 1, 2010, between Seller and Gabrielle Studio; and (v) that certain Tax Sharing Agreement, effective as of January 1, 2010, between Seller and the Company.

“Taxing Authority” means any Governmental Authority or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.6(a).

“Third Party Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is owned by a Person other than a member of the DK Group.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” means a day on which the NASDAQ Stock Market is open for trading.

“Transaction” has the meaning set forth in the recitals.

“Transition Period” has the meaning set forth in Section 6.5(b).

“Transition Services” has the meaning set forth in Section 6.5(b).

“Unpaid Restructuring Costs” means the Net After Tax Amount of the restructuring costs identified on Appendix A to the extent that they remain unpaid as of the Closing Date and otherwise are not taken into account for purposes of determining the final Working Capital or Net Financial Debt.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“VWAP” means, for any Trading Day, the dollar volume-weighted average price for the Purchaser Common Stock on the NASDAQ Stock Market during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, on such Trading Day, as reported by Bloomberg through its “Volume at Price” function.

“WARN Act” has the meaning set forth in Section 5.2.

“Working Capital” means (a) the sum of the following assets of the DK Group on a consolidated basis as of a given date: (i) accounts receivable, net of reserves, plus (ii) inventories, net of reserves, plus (iii) prepaid and other current assets (excluding (1) Bond Street Lease prepaid rent expense and (2) Cash) and income tax receivables with respect to the Pre-Closing Tax Period beginning on January 1, 2016 and ending on the Closing Date (other than deferred tax assets), and; plus (iv) noncurrent deposits (excluding the Bond Street Lease security deposit) (but not including Cash), less (b) the sum of the following liabilities of the DK Group on a consolidated basis as of such given date: (i) accounts payable and accrued liabilities (other than items included in Financial Debt, Unpaid Restructuring Costs, Indemnified Liabilities and Excluded Other Items); plus (ii) advanced royalties and deferred income (excluding deferred rent); plus (iii) income tax liabilities with respect to the Pre-Closing Tax Period beginning on January 1, 2016 and ending on the Closing Date (other than deferred tax liabilities) irrespective of when they fall due; and plus (iv) operating provisions (pensions); it being understood and agreed that the items in clauses (a) and (b) will be prepared in accordance with the Accounting Principles.  For the avoidance of doubt, any assets or liabilities included in the calculation of Working Capital shall be excluded from the calculation of Net Financial Debt, Unpaid Restructuring Costs, Indemnified Liabilities, Excluded Other Items and the DK Group Internal Debt Costs, and vice versa. By way of illustration, if the balance sheet included in Appendix C were used to determine “Working Capital,” then the line items notated with “NWC” on Appendix C will be included in such determination of “Working Capital.”  For the avoidance of doubt, Working Capital does not include the long-term deferred rents.

2.            Purchase and Sale; Closing.

2.1           Purchase and Sale; Closing and Closing Deliverables.

(a)          Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Shares for an aggregate purchase price equal to the Share Consideration, which purchase price shall be payable in accordance with Sections 2.2 through 2.6 below.

(b)          Closing.  Subject to the satisfaction or waiver of all of the conditions to the Closing contained in Sections 7.1, 7.2 and 7.3, the closing of the Transaction (the “Closing”) shall take place at a location to be agreed upon by the Parties, as of the first day of the month following the date on which the satisfaction or waiver of the conditions to the Closing contained in Sections 7.1, 7.2 and 7.3 occurs (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date is agreed to in writing by the Parties; provided, however, that (i) the Closing shall not occur prior to September 30, 2016 and (ii) the Closing shall occur no earlier than five (5) Business Days after the satisfaction or waiver of such conditions to Closing, unless the Parties otherwise agree in writing.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(c)          Closing Deliverables.

(i)          Purchaser Deliverables.  Purchaser shall deliver to Seller (or to Company as expressly provided below), at or prior to the Closing, each of the following:

(A)         the Estimated Cash Consideration, the LVMH Note duly executed by Purchaser and the G-III Stock Consideration (which may be evidenced by delivery of an instruction letter from Purchaser to its transfer agent, reasonably acceptable to Seller, irrevocably instructing such transfer agent to issue the G-III Stock Consideration to Seller, in a physical stock certificate or in book-entry form as directed by Seller, and a written acknowledgment from such transfer agent as to its receipt of and agreement to comply with such irrevocable instructions);

(B)         cash to the Company in an amount sufficient to pay off all Financial Debt (including the LVMH Intercompany Debt which shall be paid at Closing), which cash shall be used by the Company and its Subsidiaries to repay all Financial Debt (including the LVMH Intercompany Debt which shall be paid at Closing but not the items listed on Appendix B) and Purchaser and Seller shall cause the repayment of the LVMH Intercompany Debt to occur at the Closing;

(C)         a certificate executed on behalf of Purchaser by an officer of Purchaser representing and warranting that the conditions set forth in Section 7.3(b) have been satisfied;

(D)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying as to the resolutions adopted by the board of directors of such entity authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement;

(E)         a counterpart, duly executed by the Purchaser, of an Assignment and Assumption Agreement, in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”); and

(F)         a counterpart, duly executed by the Purchaser, of a Registration Rights Agreement, in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

(ii)         Seller Deliverables.  Seller shall deliver to Purchaser, at or prior to the Closing, each of the following, as applicable:

(A)         the original stock certificates evidencing the Shares (or duly issued replacements therefor), accompanied by duly executed stock powers in form and substance reasonably satisfactory to Purchaser;

(B)         the original stock certificates or other documentation evidencing the Company’s ownership of each Subsidiary (or duly issued replacements therefor);

(C)         a certificate executed on behalf of Seller by an officer of Seller and dated as of the Closing Date representing and warranting on behalf of Seller that the conditions set forth in Section 7.2(b) have been satisfied;

(D)         evidence reasonably satisfactory to Purchaser of the resignation of each of the directors and officers of the Company and each other member of the DK Group in office immediately prior to the Closing, as directors and officers of the Company or such other member of the DK Group, effective no later than immediately prior to the Closing;

(E)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying as to attached resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement;

(F)         a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(G)         a good standing certificate of each member of the DK Group, in the case of a domestic DK Group entity, dated no earlier than five (5) Business Days prior to the Closing Date, and in the case of a foreign DK Group entity, dated within a reasonable period prior to the Closing Date, from the Secretaries of State of its state of organization or the comparable authority for the country of its organization;

(H)         a copy of the certificate of incorporation or formation or similar charter document of each member of the DK Group, as in effect on the Closing Date, certified by the Secretary of State of its state of incorporation, formation or organization, or by the comparable authority for the country of its organization, as of a recent date;

(I)          the LVMH SE Guaranty;

(J)          payoff letters, executed by HSBC and Citibank, in form and substance reasonably satisfactory to Purchaser, specifying the amount to be paid to satisfy in full all Financial Debt in favor of such party as of the Closing and that upon receipt of such amount, such party releases all claims and rights against the DK Group relating to or in connection with such Financial Debt;

(K)         a copy of the bylaws, limited liability company/operating agreement, partnership agreement or similar agreement of each member of the DK Group, certified by the secretary (or a duly appointed officer serving such function) of such member of the DK Group;

(L)         if the Section 338(h)(10) Election is made, a duly executed Form 8023;

(M)       a counterpart, duly executed by Seller, of the Assignment and Assumption Agreement;

(N)        a counterpart, duly executed by Seller, of the Registration Rights Agreement;

(O)        payoff letters, executed by Seller and all applicable Affiliates of Seller (other than members of the DK Group), in form and substance reasonably satisfactory to Purchaser, specifying the amounts to be paid to satisfy in full all LVMH

Intercompany Debt in favor of Seller and such Affiliates of Seller as of the Closing and that upon receipt of such amounts, Seller and each such Affiliate of Seller releases all claims and rights against the DK Group relating to or in connection with such LVMH Intercompany Debt; and

(P)         documentation reasonably acceptable to Purchaser to evidence the termination of all of the Tax Sharing Agreements and all liabilities pursuant to all of the Tax Sharing Agreements.

2.2           Estimated Measurement Date Balance Sheet Statement.  Seller shall prepare and deliver to Purchaser, no less than three (3) Business Days prior to the Closing, a good-faith estimated consolidated balance sheet (based on the DK Group’s books and records, DK Group’s management’s best estimates and other information then available) in the form attached hereto as Appendix C and in accordance with the Accounting Principles (the “Estimated Measurement Date Balance Sheet Statement”) for the DK Group as of the Measurement Date, which shall include a determination (based on the balance sheet included in the Estimated Measurement Date Balance Sheet Statement) of (a) the estimated Net Financial Debt as of the Measurement Date; (b) the estimated Working Capital as of the Measurement Date; (c) the Cash Consideration (based on (i) the estimates provided pursuant to clauses (a) and (b) above, (ii) the estimated Unpaid Restructuring Costs and the Closing Tax Adjustment, (iii) the Delayed Employee Costs and (iv) if applicable, the Estimated DK Group Internal Debt Costs (the “Estimated Cash Consideration”)); and (d) the estimated Share Consideration (based on the estimates provided pursuant to clauses (a), (b) and (c) above).  The parties agree and acknowledge that the Estimated Cash Consideration shall be calculated using the formulas specified in the definitions of “Cash Consideration” and “Share Consideration” in Section 1 above using Working Capital (to determine the Positive Working Capital Adjustment Amount or Negative Working Capital Adjustment Amount, as applicable) and the Net Financial Debt set forth in the Estimated Measurement Date Balance Sheet Statement as if such amounts were the actual amounts of Net Financial Debt and Working Capital as of the Measurement Date.

2.3           Payments at Closing.  At the Closing, Purchaser shall pay to Seller:

(a)          an amount equal to the Estimated Cash Consideration by wire transfer of immediately available funds to an account designated by Seller;

(b)          Seventy Five Million Dollars ($75,000,000) by the issuance of a promissory note from Purchaser to Seller (the “LVMH Note”) in the principal amount of Seventy Five Million Dollars ($75,000,000), in the form of Exhibit B (the “Note Consideration”); and

(c)          Seventy Five Million Dollars ($75,000,000) by the issuance of an integral number of shares of Purchaser Common Stock (the “G-III Stock Consideration”) equal to Seventy Five Million Dollars ($75,000,000) divided by the average VWAP of the Purchaser Common Stock for the five (5) Trading Day period preceding the Closing Date (any fractional share equal to or in excess of 0.50 of a share of Purchaser Common Stock to be rounded up to the nearest whole share of Purchaser Common Stock and any fractional share of less than 0.50 of a share of Purchaser Common Stock to be rounded down to the nearest whole share of Purchaser Common Stock); provided, however, that if an ex-dividend date for

Purchaser Common Stock occurs during such five (5) Trading Day period, then the VWAP for each Trading Day during such period that precedes such ex-dividend date shall be reduced by the amount of the applicable dividend payable on a share of Purchaser Common Stock.

2.4           Preparation and Review of Measurement Date Balance Sheet Statement.  Within sixty (60) days after the Closing Date, Purchaser will prepare and deliver to Seller a draft consolidated balance sheet (the “Preliminary Measurement Date Balance Sheet Statement”) for the DK Group as of the Measurement Date in the same form and prepared on the same basis (including the application of the Accounting Principles) as the Estimated Measurement Date Balance Sheet Statement, which shall include a determination (based on the balance sheet included in the Preliminary Measurement Date Balance Sheet Statement) of the Net Financial Debt, the Working Capital, the Unpaid Restructuring Costs, each as of the Measurement Date and in accordance with the Accounting Principles, along with the calculation of the final Cash Consideration and Share Consideration based thereon (other than the Final Tax Adjustment, which shall be calculated and adjusted as between Purchaser and Seller pursuant to Section 6.4(i)(ii)).  Following its delivery of the Preliminary Measurement Date Balance Sheet Statement to Seller, Purchaser will provide access to Seller and its Representatives to the management of each member of the DK Group and their accountants and to true copies of the work papers and documents and information relating to the Preliminary Measurement Date Balance Sheet Statement (and the determination and calculation of the Net Financial Debt, the Working Capital, the Unpaid Restructuring Costs and the final Cash Consideration based thereon) as requested by Seller.  The Preliminary Measurement Date Balance Sheet Statement, the determination of the Net Financial Debt, the Working Capital and the Unpaid Restructuring Costs as of the Measurement Date and the resulting calculation of the final Cash Consideration based thereon and on the Delayed Employee Costs (other than the Final Tax Adjustment, which shall be calculated and adjusted as between Purchaser and Seller pursuant to Section 6.4(i)(ii)) will all be binding and conclusive on the parties upon the earlier to occur of (i) Seller’s acceptance in writing of the Preliminary Measurement Date Balance Sheet Statement, the determination of Net Financial Debt, the Working Capital and the Unpaid Restructuring Costs as of the Measurement Date and the calculation of the final Cash Consideration based thereon (other than the Final Tax Adjustment, which shall be calculated and adjusted as between Purchaser and Seller pursuant to Section 6.4(i)(ii)), or (ii) forty-five (45) days following the delivery to Seller of the Preliminary Measurement Date Balance Sheet Statement, the determination of Net Financial Debt, the Working Capital and the Unpaid Restructuring Costs as of the Measurement Date and the calculation of the final Cash Consideration based thereon and on the Delayed Employee Costs (other than the Final Tax Adjustment, which shall be calculated and adjusted as between Purchaser and Seller pursuant to Section 6.4(i)(ii)), unless within such forty-five (45) day period Seller provides written notice to Purchaser describing in reasonable detail its objections to the Preliminary Measurement Date Balance Sheet Statement, the calculation of the Working Capital, the Net Financial Debt or the Unpaid Restructuring Costs as of the Measurement Date or the calculation of the final Cash Consideration or Share Consideration based thereon (the “Notice of Disagreement”).

2.5           Resolution of Disagreement.

(a)          If Seller duly delivers to Purchaser a Notice of Disagreement, then Purchaser and Seller shall attempt through negotiation to resolve any disagreement within thirty (30) days following receipt of the Notice of Disagreement.  If Purchaser and Seller agree in writing on the resolution of such disagreement, such resolution shall be conclusive and binding on all of the parties hereto.

(b)          If Purchaser and Seller fail to resolve the issues outstanding with respect to (i) the Preliminary Measurement Date Balance Sheet Statement, (ii) the calculation of the Working Capital as of the Measurement Date, (iii) the calculation of the Net Financial Debt as of the Measurement Date, (iv) the calculation of Unpaid Restructuring Costs as of the Measurement Date or (v) the calculation of the final Cash Consideration or Share Consideration (other than the Final Tax Adjustment, which shall be calculated and adjusted as between Purchaser and Seller pursuant to Section 6.4(i)(ii)), within thirty (30) days of Purchaser’s receipt of such Notice of Disagreement, Purchaser and Seller will submit the issues remaining in dispute to KPMG LLP or another nationally recognized independent accounting firm that is mutually agreed to by Seller and Purchaser (the “Selected Accountant”) for resolution in accordance with the terms of this Agreement and with the Accounting Principles.  Notwithstanding anything to the contrary contained in this Section 2.5, the Selected Accountant’s engagement pursuant to this Section 2.5 shall be limited solely to resolving the remaining disputed items set forth in the Notice of Disagreement and not otherwise previously resolved by the parties hereto pursuant to the provisions of this Section 2.5.  If issues are submitted to the Selected Accountant for resolution, (A) Purchaser and Seller will furnish or cause to be furnished to the Selected Accountant access to the management of each member of the DK Group and their accountants and to such work papers and other documents and information relating to the disputed issues as the Selected Accountant may reasonably request and are available to that party or its agents and will be afforded the opportunity to present to the Selected Accountant any material relating to the disputed issues and to discuss the issues with the Selected Accountant; (B) the Selected Accountant shall deliver its written determination of the issues remaining in dispute to Purchaser and Seller within sixty (60) days of the submission of the issues remaining in dispute to the Selected Accountant, which determination will be final, binding and conclusive on the parties and will be used in the calculation of the Working Capital, the determination of Net Financial Debt and the calculation of Unpaid Restructuring Costs, each as of the Measurement Date, and the resulting Cash Consideration and Share Consideration; and (C) the fees, costs and expenses of the Selected Accountant shall be shared equally by Purchaser and Seller. For purposes of this Agreement, the “Measurement Date Balance Sheet Statement” shall mean the Preliminary Measurement Date Balance Sheet Statement together with, if applicable, any revisions thereto pursuant to this Section 2.5.

2.6           Final Calculation and Payment of Cash Consideration.  The Estimated Cash Consideration paid pursuant to Section 2.3 above shall be adjusted, if necessary, following the reconciliation described in Sections 2.4 and 2.5 as follows:

(a)          If the finally determined Cash Consideration pursuant to Section 2.4 or Section 2.5 above is greater than the Estimated Cash Consideration, Purchaser shall make a payment to Seller in cash in an amount equal to such excess within five (5) Business Days after the date on which the Measurement Date Balance Sheet Statement and the determination of the Net Financial Debt, the Working Capital and the Unpaid Restructuring Costs, each as of the Measurement Date, and the finally determined Cash Consideration based thereon and on the Delayed Employee Costs (other than the Final Tax Adjustment, which shall be calculated and adjusted as between Purchaser and Seller pursuant to Section 6.4(i)(ii)), are finally determined pursuant to Section 2.4 or Section 2.5 above.

(b)          If the finally determined Cash Consideration pursuant to Section 2.4 or Section 2.5 above is less than the Estimated Cash Consideration, Seller shall make a payment to Purchaser in cash in an amount equal to such difference within five (5) Business Days after the date on which the determination of the Net Financial Debt, the Working Capital and the Unpaid Restructuring Costs, each as of the Measurement Date, and the finally determined Cash Consideration based thereon and on the Delayed Employee Costs (other than the Final Tax Adjustment, which shall be calculated and adjusted as between Purchaser and Seller pursuant to Section 6.4(i)(ii)), are finally determined pursuant to Section 2.4 or Section 2.5 above.

2.7           Non-Transfer and Reservation of Pre-Closing Privilege.  At the Closing, all documents, records and privileged communications (including emails) between the Company, its Subsidiaries and Seller and their counsel or advisors occurring prior to the Closing and relating to the Transaction, including all documents, records and privileged communications relating to the negotiation, documentation and consummation of the Transaction (other than the final executed Transaction documents), shall be and remain the privilege of Seller unless and until waived by Seller, and shall not transfer to Purchaser.  Such privilege shall not be waived by any actions or failures to act of Seller, other than by its express written consent.

3.          Representations and Warranties regarding Seller and the Company.  Subject to such exceptions as are set forth in the appropriate section, subsection or subclause of the disclosure schedule supplied by Seller to Purchaser on the date hereof (the “Disclosure Schedule”) or in any other section, subsection or subclause of the Disclosure Schedule if the relevance of such disclosure to such other section, subsection or subclause of this Section 3 is reasonably apparent on the face of such disclosure without reference to the documents referenced therein, Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

3.1           Organization, Standing and Power.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  There is no pending or threatened in writing Proceeding for the dissolution, liquidation or insolvency of the Company.  The Company has all requisite corporate power to own its properties and to carry on the Current Company Business.  Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is qualified to do business as a foreign corporation.  The Company is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Current Company Business by the Company requires such qualification, except where the failure to be so qualified does not have a Company Material Adverse Effect.  The Company has made available to Purchaser a true and correct copy of its certificate of incorporation and bylaws as in effect as of the date of this Agreement and the board of directors of the Company has not approved or proposed any amendment to such certificate of incorporation or bylaws.  The

Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

(b)          Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  There is no pending or threatened in writing Proceeding for the dissolution, liquidation or insolvency of Seller.

3.2           Subsidiaries and Other Equity Interests.

(a)          Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) the Subsidiaries of the Company (including the name of each equity holder of such Subsidiary and the amount of the equity interest of each such equity holder); and (ii) each equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity owned directly or indirectly by the Company.  Each Subsidiary of the Company is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly licensed or qualified to do business as a foreign corporation, partnership or limited liability company, as applicable, in each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect.  Section 3.2 of the Disclosure Schedule sets forth each jurisdiction in which each Subsidiary of the Company is qualified to do business as a foreign corporation or other foreign entity.  Except as set forth on Section 3.2 of the Disclosure Schedule, none of the business of the DK Group, as currently conducted, is carried out by any Affiliate of Seller that is not a member of the DK Group.

(b)          All of the issued and outstanding shares of capital stock, membership interests or other equity interests, as applicable, of each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable to such shares of capital stock or membership interests), and (ii) are held of record and beneficially by the Company and/or one or more other Subsidiaries of the Company free and clear of all Encumbrances.  There are no options, warrants, calls, rights, commitments or agreements that are outstanding to which any Subsidiary of the Company is a party or by which any such Subsidiary is bound, obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity security in such Subsidiary or obligating such Subsidiary to grant, or enter into any option, warrant, call, right, commitment or agreement regarding any other equity security in such Subsidiary.

3.3           Organizational Documents; Books and Records.  The copies of the organizational documents of each entity comprising the DK Group are complete and correct and represent the presently effective organizational documents of the DK Group.  No member of the DK Group is in violation of its respective organizational documents.    The books of account, minute books, share record books and other records of the DK Group are complete and correct in all material respects.  The minute books of each member of the DK Group contain, in all material respects, accurate and complete records of all meetings held by the shareholders, members, boards of directors or managers, and no meeting of such shareholders, members, boards of directors or managers or committees of the boards of directors or managers of any such member of the DK Group has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all those books and records will be in the possession or under the control of the DK Group.

3.4           Authority and Binding Obligation of Seller.  Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transaction and the other transactions contemplated by this Agreement and to perform its obligations hereunder.  The execution and delivery by Seller of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder and the consummation by Seller of the Transaction and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller and no other authorization or consent of its direct or indirect stockholders is necessary.  This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding obligation of the other Party, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Legal Requirement affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a Proceeding in equity or at law.

3.5           Capitalization.  The authorized capital stock of the Company consists of (i) 6,000 shares of common stock, par value $0.01 per share (“Common Stock”), of which 4,744.473 shares are issued and outstanding and constitute the Common Shares and (ii) 1,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), all of which shares are issued and outstanding and constitute the Preferred Shares.  All Shares (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any Encumbrances, and (iii) were not issued in violation of any Legal Requirement or any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws or any agreement to which the Company is a party or by which it is bound.  There are no options, warrants, calls, rights, commitments or agreements that are outstanding to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Common Stock or Preferred Stock or any other equity security in the Company or obligating the Company to grant, or enter into any option, warrant, call, right, commitment or agreement regarding any other equity security in the Company.

3.6           Noncontravention.  Neither the execution and delivery by Seller of this Agreement, nor the consummation of the Transaction or any of the other transactions contemplated by this Agreement, will: (a) conflict with or violate any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries, as amended to date; (b) except as set forth on Section 3.6 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any Material Contract (including any Lease) to which a member of the DK Group is a party or by which any member of the DK Group is bound; or (c) violate any Legal Requirement applicable to any member of the DK Group or any of its properties or assets.  Except as may be required by the HSR Act or, to the Knowledge of Seller, comparable Legal Requirements in foreign jurisdictions, no consent, approval, order or authorization of, or registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority is required to be obtained or made by Seller at or prior to the Closing Date in order for Seller to execute and deliver this Agreement or to consummate the Closing.

3.7           Financial Statements; Inventory; Undisclosed Liabilities.

(a)          Attached as Section 3.7(a) of the Disclosure Schedule are: (i) the unaudited consolidated balance sheets, statements of income and statements of cash flows of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2015 and December 31, 2014 (collectively, the “Annual Financial Statements”); and (ii) (x) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date and (y) the unaudited consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for the six (6) month period ended June 30, 2016 (such balance sheet and statement of income, collectively, the “Interim Financial Statements”).  The Annual Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Company Financial Statements”.  Except as set forth in Section 3.7(a) of the Disclosure Schedule (the “IFRS Exceptions”), the Company Financial Statements (i) were prepared in all material respects in accordance with IFRS consistently applied by the Company and its Subsidiaries throughout the periods covered thereby; and (ii) fairly present, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries as of the dates indicated therein and for the periods covered thereby, subject, in the case of all of the Company Financial Statements, to the absence of footnotes and, in the case of the Interim Financial Statements, to normal year-end adjustments, which are not expected to be material individually or in the aggregate; provided, however, that no representations or warranties whatsoever are made by Seller as to (i) any deferred tax assets or deferred tax liabilities contained in the Company Financial Statements, and (ii) the value of any intangible assets contained in the Company Financial Statements.

(b)          Except as set forth on Section 3.7(b) of the Disclosure Schedule, the Inventory of the Company and its Subsidiaries as of the Company Balance Sheet Date is in good and marketable condition in all material respects, and is usable and of a quantity and quality saleable in the Ordinary Course of Business, all subject to reserves set forth in the Company Balance Sheet.  Reserves in the Company Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable Inventory were calculated in accordance with IFRS, subject to the IFRS Exceptions, and in a manner consistent with past practice and methods.

(c)          All accounts receivable of the DK Group as of the date of the Company Balance Sheet are reflected on the Company Balance Sheet (collectively, the “Accounts Receivable”) and (i) have arisen only from bona fide transactions, (ii) represent valid obligations and (iii) are owned by a member of the DK Group free of all Encumbrances whatsoever.

(d)          All accounts payable of the DK Group reflected on the Company Balance Sheet, and all accounts payable arising after the date of such Company Balance Sheet through the date hereof, arose from bona fide transactions.

(e)          As of the date hereof, the DK Group has no Liabilities except for any Liabilities (a) set forth in, reflected in, reserved against or disclosed in the Company Balance Sheet, (b) incurred in the Ordinary Course of Business since the Company Balance Sheet Date, (c)  under Material Contracts or other contracts or agreements of the Company or its Subsidiaries not required by the terms hereof to be disclosed in the Disclosure Schedule (in each case, other than Liabilities arising as a result of a breach thereunder by a member of the DK Group), (d) that have been discharged or paid in full in the Ordinary Course of Business, (e) that are included in the calculation of Working Capital, Net Financial Debt, Unpaid Restructuring Costs or the DK Group Internal Debt Costs, (f) for Taxes or (g) set forth in Section 3.7(e) of the Disclosure Schedule.

3.8           Absence of Certain Changes.  Except as set forth in Section 3.8 of the Disclosure Schedule, from the Company Balance Sheet Date to the date of this Agreement, the Company and its Subsidiaries have operated only in the Ordinary Course of Business and there has not been any (i) to the Knowledge of Seller, event or development that would, individually or in the aggregate, have a Company Material Adverse Effect, (ii) significant damage to or destruction or loss of any material asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance, (iii) change in any accounting or tax methods, principles or practices or elections, other than in a manner required by IFRS or Legal Requirements, (iv) settlement or compromise of any Tax liability with respect to the Company and its Subsidiaries, nor has there been any surrender of any right in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes of the Company or its Subsidiaries, nor has any election been made, changed or revoked with regard to Taxes or any amended Tax Returns filed with respect to Taxes of the Company or its Subsidiaries, or (v) revaluation of any assets of the Company or its Subsidiaries, including inventory or accounts receivable write-downs, except as reflected in the Company Financial Statements.

3.9           Litigation.  Except as set forth on Section 3.9 of the Disclosure Schedule, (a) there is no Proceeding pending or, to the Knowledge of Seller, threatened in writing against the Company as to which (i) if adversely determined, would result in a material liability to the DK Group not reserved for in the Company Balance Sheet, or (ii) enjoins or seeks to enjoin any material activity by any member of the DK Group, and to the Knowledge of Seller there is no basis for any such Proceedings, and (b) there is no outstanding injunction, judgment, order, decree, ruling or charge of a Governmental Authority to which any member of the DK Group is a party or by which it is bound that would, individually or in the aggregate, have a Company Material Adverse Effect.

3.10         Intellectual Property.

(a)          Section 3.10(a) of the Disclosure Schedule sets forth a complete and accurate list of all patents, registered copyrights, registered trademarks and service marks, all domain names, and all applications for the foregoing which constitute Owned Intellectual

Property, including the record owner of such Owned Intellectual Property and the jurisdictions in which each of the Owned Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, as well as all future deadlines for renewals and pending registrations (including office actions) through December 31, 2016 that are not the responsibility of licensees under IP Out-Licenses.

(b)          Section 3.10(b) of the Disclosure Schedule sets forth a complete and accurate list of all contracts of the Company and its Subsidiaries by which the Company or its Subsidiaries receives rights in or to any Third Party Intellectual Property (other than agreements relating to commercially-available, off-the-shelf software) under which the Company or its Subsidiaries is obligated to make payments to third parties in excess of $250,000 in any single calendar year for use of any Third Party Intellectual Property, and whether the grant of rights is exclusive or non-exclusive (“IP In-Licenses”).

(c)          Section 3.10(c) of the Disclosure Schedule sets forth a complete and accurate list of all agreements of the Company and its Subsidiaries by which the Company or its Subsidiaries grants material or exclusive rights in or to any Owned Intellectual Property to any Person other than a member of the DK Group (“IP Out-Licenses,” and collectively with the IP-In Licenses, the “IP Licenses”).  Except as set forth in Section 3.10(c) of the Disclosure Schedule, the Company and its Subsidiaries are not in default in any material respect under any IP License, nor, to the Knowledge of Seller, is any other party to an IP License in default in any material respect thereunder.  The Company has delivered or made available to Purchaser true, correct and complete copies of each contract set forth on Section 3.10(b) and Section 3.10(c) of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(d)          Except as set forth in Section 3.10(d) of the Disclosure Schedule:

(i)          the Company and its Subsidiaries own all right, title and interest in and to all of the Owned Intellectual Property (it being understood that the foregoing shall not, in any event, be construed as a representation regarding non-infringement, absence of misuse or misappropriation, or similar claim, with respect to the Owned Intellectual Property and the Third Party Intellectual Property) and such Owned Intellectual Property is not subject to any order or proceeding from any Governmental Authority other than office actions issued by trademark offices of jurisdictions where applications are pending;

(ii)         to the Knowledge of Seller, the Current Company Business does not infringe or violate any Intellectual Property rights of any Person in any material respect.  Since January 1, 2015, the Company has not received any written notice asserting that any Owned Intellectual Property conflicts with the Intellectual Property rights of any Person;

(iii)        to the Knowledge of Seller, other than as set forth in Section 3.10(d)(iii) of the Disclosure Schedule, there is no infringement, dilution, or misappropriation in any material respect of any Owned Intellectual Property by any Person;

(iv)        Other than as set forth in Section 3.10(d)(iv) of the Disclosure Schedule, all necessary registration, maintenance and renewal fees currently due in connection with all Owned Intellectual Property have been paid;

(v)         Neither the execution, delivery nor performance of this Agreement by Seller nor the consummation by Seller of the Transaction will contravene, conflict with or result in any limitations on the Company’s right, title or interest in or to any Owned Intellectual Property;

(vi)        Since January 1, 2015, other than as set forth in Section 3.10(d)(vi) of the Disclosure Schedule, the Company has not entered into any forbearance to sue or settlement agreement with respect to any Owned Intellectual Property and no claims have been asserted by any Person with respect to the validity or enforceability of, the Company’s ownership of or right to use, such Owned  Intellectual Property.

(vii)       The Company maintains procedures relating to the protection of trade secrets, confidential information and know-how of the Company in a manner consistent with the protection procedures customarily used by companies in the same industry as the Company to protect rights of like importance.  Since January 1, 2015, there has been no claim asserted in writing by any of the Company’s personnel or consultants against the Company in connection with such Person’s involvement in the conception and development of any Owned Intellectual Property.

3.11         Privacy and Data Security Matters.

(a)          Other than as set forth in Section 3.11(a) of the Disclosure Schedule, the Company has not issued, the Company has not been notified by any Governmental Authority and, to the Knowledge of Seller, the Company is not required to issue, any notifications under any Legal Requirement relating to the actual or suspected unauthorized access or acquisition of personally identifiable information, or other protected data or information as required by Legal Requirement, and to the Knowledge of the Seller, no such actual or suspected unauthorized access or acquisition of such information has occurred.

(b)          Since January 1, 2015, the Company has not undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information and, to the Knowledge of Seller, is not subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding same.

3.12         Interested Party Transactions.  Other than as set forth in Section 3.12 of the Disclosure Schedule, no member of the DK Group is indebted to Seller or any of its Affiliates (other than other members of DK Group).  Except as set forth in Section 3.12 of the Disclosure Schedule, neither Seller nor any of its Affiliates (other than members of DK Group) owns or has any interest in any property (real or personal, tangible or intangible) used in the business of the Company or any of its Subsidiaries other than as a result of Seller’s ownership of Shares.

3.13         Material Contracts.

(a)          Section 3.13(a) of the Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement.  The Company has made available to Purchaser a complete and accurate copy of each such Material Contract, or in the case of oral Material Contracts, an accurate summary of the material terms thereof, and all amendments or modifications thereto that exist as of the date of this Agreement.

(b)          Except as set forth in Section 3.13(b) of the Disclosure Schedule, with respect to each Material Contract listed in Section 3.13(a) of the Disclosure Schedule: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company or its Subsidiaries, and, to the Knowledge of Seller, each Material Contract is a legal, valid and binding agreement of any other party thereto, (ii) neither the Company nor any of its Subsidiary is in breach or default of such Material Contract in any material respect and to the Knowledge of Seller, as of the date hereof, no other party to such Material Contract is in breach or default of such Material Contract in any material respect, and (iii) to the Knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default in any material respect thereunder by the Company or its Subsidiaries, or would permit the material modification or premature termination of such Material Contract by any other party thereto.

(c)          “Material Contract” means (A) any Lease or (B) any written or oral contract, agreement, instrument, commitment or other legally enforceable undertaking or arrangement to which the Company or any of its Subsidiaries is a party or to which any of their respective assets are bound:

(i)          that is a supplier, vendor or other contract related to the Company’s or any of its Subsidiaries’ products or services, including those relating to sales, distribution, marketing, packaging or formulation of products involving payment in excess of $300,000 per annum or $600,000 in the aggregate;

(ii)         that limits or restricts in any material respect the ability of the Company or any of its Subsidiaries to compete or otherwise to conduct its Current Company Business or to solicit or hire any Person with respect to employment;

(iii)        relating to the incurrence, assumption or guarantee of any Financial Debt or imposing an Encumbrance on any material assets of the Company or any of its Subsidiaries, in each case involving payment in excess of $200,000 per annum or $400,000 in the aggregate;

(iv)        that is a lease or similar contract with any Person under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or any of its Subsidiaries, in each case involving payment in excess of $300,000 per annum or $600,000 in the aggregate;

(v)         that is an inventory supply or product manufacturing agreement, in each case involving payment in excess of $300,000 per annum or $600,000 in the aggregate;

(vi)        that relates to a franchise, joint venture or partnership agreement involving the Company or any of its Subsidiaries;

(vii)       pursuant to which the Company or any of its Subsidiaries has granted any exclusive rights, title or interest in, under or to any Owned Intellectual Property that is registered with the United States Patent and Trademark Office or that relates to any IP License;

(viii)      that is any employment or consulting contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof, including change in control benefits or severance benefits) with any current or former (A) executive officer of the Company or any of its Subsidiaries, (B) member of the Company’s or any of its Subsidiaries Board of Directors (or similar management board), or (C) employee providing for an annual base salary in excess of $150,000;

(ix)         between any member of the DK Group and Seller, its parent or any of their Affiliates (other than members of the DK Group);

(x)          with any labor union or association representing any employee of the Company or any of its Subsidiaries, or involving collective bargaining with any employee of the Company or any of its Subsidiaries;

(xi)         for the sale of any of the assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business or for the grant to any person of any preferential right to purchase any of its assets;

(xii)        relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or material assets or the capital stock of any other Person;

(xiii)       providing for the exclusive right to distribute products of the Company or any of its Subsidiaries in any geographic region or distribution channel or providing the Company or any of its Subsidiaries with exclusive rights to production materials and supplies;

(xiv)      under which any distributor or other Person other than the Company or any of its Subsidiaries owns or controls any registrations or Permits required for the sale of the Company’s products (and those of its Subsidiaries) in any geographic region;

(xv)       that is an option, profit sharing, bonus, incentive or other compensation or benefit or retirement plan to which any member of the DK Group is obligated; or

(xvi)      stockholder agreements, voting agreements or other agreements relating to transfer or voting of shares or other equity interests of any member of the DK Group.

3.14         Employees.  Section 3.14 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, containing (i) the names of all current employees of the DK Group receiving base salary in excess of a rate of $150,000 per annum in 2015 or 2016, and (ii) their respective 2016 base salaries or wages, target incentive compensation and title.  In addition, Section 3.14 of the Disclosure Schedule sets forth a complete and accurate list of the target bonuses for 2016 of each employee of the DK Group and the terms of such bonus opportunity.  Except as provided in Section 3.14 of the Disclosure Schedule, all employees based in the United States are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual.  Also set forth in Section 3.14 of the Disclosure Schedule is a list of individuals who received more than $100,000 in 2015 or received or are expected to receive more than $100,000 in 2016 and are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder, and in each case, the amount paid by the Company and its Subsidiaries during calendar year 2015 and 2016.  Section 3.14 of the Disclosure Schedule includes (i) a list those employees of the Company and its Subsidiaries that have executed a non-disclosure and non-solicitation agreement and that have (x) received base salary in excess of a rate of $150,000 per annum for 2015 or 2016 or (y) are at the Director level or above and (ii) the forms of such non-disclosure and non-solicitation agreements.

3.15         Title to Property; Sufficiency.

(a)          The Company or its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of the material tangible assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Encumbrances, except for the following (collectively, “Permitted Encumbrances”): (a) liens for current Taxes not yet due and payable; (b) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (c) liens securing debt that is reflected on the Company Balance Sheet; (d) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirement; and (f) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens.

(b)          Except as set forth on Section 3.15(b) of the Disclosure Schedule, the properties, assets and rights of the Company and its Subsidiaries constitute all of the assets and contractual rights of whatever kind and nature, real or personal, tangible or intangible that are used in the Current Company Business and are sufficient in all material respects for the conduct of the Current Company Business by the Company and its Subsidiaries immediately following the Closing in substantially the same manner as currently conducted.

3.16         Real Estate.  Except as set forth in Section 3.16 of the Disclosure Schedule:

(a)          Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list of each lease, sublease, license, or other agreement for the use or occupancy of real property by the Company or one of its Subsidiaries with a remaining term of over one year and requiring payments of more than $50,000 per year in which the Company and/or its Subsidiaries is a party or otherwise has any right or interest, identifying (i) the street address (or, if applicable, the shopping center or mall in which each premises is located), city and state for each property, (ii) the name of the third party Lessor, and (iii) the date of each Lease and each restatement, supplement, amendment and modification thereof (each a “Lease” and, collectively, “Leases”).  All Leases are in full force and effect and are binding and enforceable against the Company and its Subsidiaries, as applicable, and, to the Knowledge of Seller, against the respective third party lessors, sublessors, licensors, and other parties to such Leases (collectively, “Lessors”), except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Legal Requirement affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  True and correct copies of all such Leases, as restated, supplemented, amended or modified through the date hereof, have been made available to Purchaser.  Neither the Company nor any of its Subsidiaries owns any real property. Except as set forth in Section 3.16(a) of the Disclosure Schedule, no Lessor has notified any member of the DK Group that a Lease that has been terminated after January 1, 2015 by the Company or one of its Subsidiaries has not been terminated in accordance with its terms.

(b)          Except as set forth on Section 3.16(b) of the Disclosure Schedule, with respect to the Leases, (1) neither the Company nor any of its Subsidiaries is in default of any material monetary covenant or otherwise in material default under any of the other terms of the Leases, (2) to the Knowledge of Seller, no Lessor is in default in any material respect under any of the terms of the Leases and, (3) to the Knowledge of Seller, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default by the Company or its Subsidiaries, or permit the termination or modification of, or acceleration of rent under, any Lease.  Neither the Company nor any of its Subsidiary has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Leases.  Each of the Company and each of its Subsidiary, as applicable, has a valid, binding and enforceable leasehold interest under each of the Leases under which it is a lessee, free and clear of all Encumbrances. Except as set forth on Section 3.16(b) of the Disclosure Schedule, (i) none of Seller, the Company or any of its Subsidiary has received any written notice of any violation of a Legal Requirement relating to the premises leased under a Lease and (ii) to the Knowledge of Seller, there are no material capital expenditures required to be made by the Company or any of its Subsidiary in connection with the Real Property in order to comply with applicable Legal Requirements.

(c)          The Company and its Subsidiaries are in occupancy of all of the real property leased, subleased, licensed or otherwise demised under the Leases (collectively, the “Real Property”), and no Person has the right to use or occupy any portion of the Real

Property other than the Company or its Subsidiaries.  The Leases constitute all of the real property used, occupied or operated by the Company and its Subsidiaries.

3.17         Environmental Matters.  The Company and its Subsidiaries are in material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Company or any of its Subsidiaries which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws to conduct the business of the Company and each of its Subsidiaries.  To the Knowledge of Seller, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property owned, operated or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any of its Subsidiaries, either individually or in the aggregate, incurring material liabilities under Environmental Laws.  No material civil, criminal or administrative Proceeding or, to the Knowledge of Seller, investigation is pending against the Company or any of its Subsidiaries, or, to the Knowledge of Seller, is being threatened in writing against the Company or any of its Subsidiaries, with respect to Hazardous Materials or Environmental Laws.

3.18         Taxes.  Except as set forth in Section 3.18 of the Disclosure Schedule:

(a)          To the Knowledge of Seller, (i) all income and other material Tax Returns required to be filed by or on behalf of the Company, any of its Subsidiaries or any Affiliated Group of which the Company or any of its Subsidiaries is or was a member have been, or will be, duly and timely filed with the appropriate Governmental Authority and all such Tax Returns are true, complete and correct in all material respects and have been completed in accordance with applicable laws; (ii) all income and other material Taxes owed by the Company, any of its Subsidiaries or any Affiliated Group of which the Company or any of its Subsidiary is or was a member (whether or not reflected on any Tax Returns) have been or will be timely paid in full when due; (iii) the unpaid income and other material Taxes of the Company and its Subsidiaries for the Pre-Closing Tax Period will not materially exceed the amount reflected on the Measurement Date Balance Sheet Statement; (iv) the Company and its Subsidiaries and any Affiliated Group of which the Company or any of its Subsidiaries is or was a member are not currently the beneficiary of any extension of time within which to file any Tax Return; and (v) there are no Encumbrances on any of the assets of the Company or of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes not yet due or payable. For the purposes of a claim for indemnification under Section 9, any inaccuracy in or breach of any representation or warranty set forth in this Section 3.18(a) with respect to a claim for indemnification by Purchaser for Taxes of a Post-Closing Tax Period of the Company or any of its Subsidiaries shall be determined without regard to any Knowledge qualifier contained in or otherwise applicable to such representation and warranty.

(b)          Each of Company and its Subsidiaries have delivered to Purchaser true and complete copies of all income and other material (i) Tax Returns filed by or with respect to each such entity (or, in, in the case of Tax Returns filed for an Affiliated Group of which the Company or any of its Subsidiaries is or was a member, the portion of such consolidated Tax Returns relating to the Company and each of its Subsidiaries) with respect to their taxable years ended after December 31, 2011 and (ii) notices of administrative proceedings, audit reports, settlement agreements, requests for administrative adjustment or similar notices, statements or requests issued with respect to each such entity or their respective businesses or assets by any Governmental Authority since December 31, 2011.

(c)          Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes, and all Taxes that each of such corporations is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Governmental Authority to the extent due and payable, including in connection with amounts paid or owing to any shareholder, employee, independent contractor or other third party.  No portion of any of the payments to be made by the Purchaser pursuant to this Agreement is subject to any such withholding. Neither the Company nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any income Tax may be assessed or collected by any Governmental Authority (other than any extension which is no longer in effect).

(d)          No tax claims, audits or proceedings by any taxing authority are pending, or to the Knowledge of the Seller, the Company or any of its Subsidiaries, threatened against or with respect to the Company or its Subsidiaries, nor has any deficiency for any Tax been asserted against the Company or any of its Subsidiaries or such Affiliated Group to the extent they relate to the Company.

(e)          Within the three-year period ending as of the date of this Agreement, neither Company or any of its Subsidiaries has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in party by Section 355 or 361 of the Code.

(f)          No material claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that (i) the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction or (ii) the Company or any of its Subsidiaries has established a permanent establishment or has engaged in business in any jurisdiction where such entity does not file Tax Returns.

(g)          Neither the Company nor any of its Subsidiaries is a party to or has engaged in any transaction that is a “reportable transaction,” as such term is defined in Section 1.6011-4(b)(1) of the Treasury Regulations, or any transaction that is or is substantially similar to a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(h)          Except as set forth on Section 3.18(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date or the use of any improper method of accounting, in each case pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local, or foreign Legal Requirement); (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Legal Requirement) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under Section 108(i) of the Code; or (vi) intercompany transaction under Treas. Reg. 1.1502-13 or excess loss accounts described in Treas. Reg. 1.1502-19.

(i)           Neither the Company nor any of its Subsidiaries nor the Seller (i) has been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than any such Tax Return of which the Seller is the common parent), (ii) has any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or (iii) as of the Closing Date, is or will be a party to or bound by, or liable for any Taxes as a result of, any Tax allocation or sharing agreement.  The Company is a member of a Seller Group for purposes of federal consolidated income Tax Returns and a member of other Seller Groups with respect to consolidated, combined or unitary Tax Returns in certain state, local and foreign jurisdictions.  Seller has filed a consolidated federal income tax return with the Company and its Subsidiaries for the taxable year immediately preceding the current taxable year.

(j)           Neither the Company nor its Subsidiaries have ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor its Subsidiaries (i) owns a “U.S. real property interest” as such term is defined under Section 897(c) of the Code or the Treasury Regulations promulgated thereunder; or (ii) has made the election provided under Section 897(i) of the Code.

(k)          Section 3.18(k) of the Disclosure Schedule lists each contract, agreement or arrangement with or for the benefit of any current or former employee or other service provider of the Company or its Subsidiaries that may include “nonqualified deferred compensation” (as such term is described in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the Treasury Regulations and guidance thereunder (“Section 409A”).  Each such nonqualified deferred compensation contract, agreement or arrangement, if any, is in operational compliance and documentary compliance with Section 409A in all material respects, and the Company and its Subsidiaries have complied in all material respects with any tax withholding and/or reporting requirements arising from the application of Section 409A.  No nonqualified deferred compensation plan that currently is intended to be a “grandfathered plan” under Section 409A and was originally exempt from application of Section 409A as a “grandfathered plan” has been subject to a “material modification” (within the meaning of Section 409A) at any time and remains so exempt.  To the Knowledge of Seller, no compensation shall be includable in the gross income of any employee or other service provider of the Company or its Subsidiaries as a result of the operation of Section 409A with respect to any such nonqualified deferred compensation contract, agreement or arrangement, as in effect prior to the Closing.  There is no contract, agreement, plan or arrangement to which the Company or its Subsidiaries is a party, including the provisions of this Agreement, covering any employee or other service provider of the Company or its Subsidiaries, which individually or collectively could require the Company or its Subsidiaries to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any such employee or other service provider for Tax-related payments (including penalties, additional tax and interest) resulting from a failure to comply with Section 409A.

(l)           Neither the Seller, the Company nor any of its Subsidiaries has received any letter ruling from the IRS (or any comparable ruling from any other Governmental Authority) or has applied for a ruling relative to Taxes or entered into a closing agreement with any Governmental Authority with respect to any Tax matter.

(m)          Other than as shown on Section 3.18(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, each within the meaning of the Code, and (ii) has, and has not previously had, any permanent establishment in any foreign country, as defined in the relevant Tax treaty between the United States of America and such foreign country.

(n)          Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement as contemplated by the Treasury Regulations promulgated under Section 367 of the Code.  Neither the Company nor any of its Subsidiaries has participated in an international boycott, as contemplated in the Code.

(o)          All material related party transactions involving the Company or any of its Subsidiaries is or were at arm’s length and in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.  Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.

3.19         Employee Benefit Plans.

(a)          Employee Plans.  Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and each other employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock option, profits interest or other equity or equity-based compensation, employment, consulting, severance, retention, change in control, disability, vacation, death benefit, scholarship, fringe, cafeteria, flex, hospitalization or other medical plan, policy, program, arrangement or agreement which is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or by any other Person or entity (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) with or for the benefit of any Person who performs or who has performed services for the Company or any of its Subsidiaries (or beneficiary or dependent thereof), or (ii) with respect to which the Company or any of its Subsidiaries has any liability or obligation (collectively, the “Company Employee Plans”).  Except as set forth in Section 3.19(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has announced any plan or made any commitment to create or become a participating employer in any additional Company Employee Plan after the date of this Agreement or modify, change or terminate after the date of this Agreement any existing Company Employee Plan in any material respect.

(b)          With respect to each Company Employee Plan, excluding any Multiemployer Plan, Seller has furnished or made available to Purchaser a current, accurate and complete copy of the governing plan document(s) and, as applicable, (i) any related trust agreement, annuity or insurance contract, or other funding vehicle; (ii) the summary plan description and any material modifications thereof, (iii) the two most recent annual Form 5500 filings (including any attached schedules), (iv) the most recent actuarial reports, (v) the two most recent annual financial statements, (vi) the most recent favorable determination or opinion letter, as applicable, received from the Internal Revenue Service, and (vii) all material correspondence with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, and any other governmental entity during the last six (6) years with respect to any Company Employee Plan that is a funded “pension plan” (within the meaning of Section 3(2) of ERISA), including copies of such material correspondence relating to any pending application for a favorable determination letter.

(c)          Except as set forth in Section 3.19(c) of the Disclosure Schedule, each Company Employee Plan other than a Multiemployer Plan and, to the Knowledge of Seller, each Multiemployer Plan, has been established, maintained, operated, funded and administered in all material respects in accordance with its terms and in  all material respects in compliance with the requirements of applicable Legal Requirements (including ERISA and the Code), and, to the Knowledge of Seller, no event has occurred or condition exists with respect to any Company Employee Plan which could reasonably be expected to result in the imposition of any material penalty or liability.  Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter, is the subject of an application for a determination letter from the IRS or is entitled to rely upon an opinion letter from the Internal Revenue Service to the plan sponsor as to its qualified status under the Code and the exempt status under the Code of its related trust, including all currently effective amendments to the Code, and, to the Knowledge of Seller, no events or circumstances have occurred that have resulted or could reasonably be expected to result in the loss of the tax-qualified status of any such Company Employee Plan.  All contributions, benefit payments, premium deposits or other payments required to be made to or under any Company Employee Plan (other than a Multiemployer Plan) have been timely made, and all contributions, benefit payments, premium deposits or other payments that have accrued, but have not been made or paid because they are not yet due, have been properly accrued in accordance with IFRS, subject to the IFRS Exceptions, on the Company Financial Statements.  With respect to each Company Employee Plan that is not a Multiemployer Plan and, to the Knowledge of Seller, with respect to each Multiemployer Plan, there has been no unresolved non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA) and there has been no breach of any applicable fiduciary responsibility or obligation under Title I of ERISA that would, individually or in the aggregate, result in material liability or obligation to the Company or any of its Subsidiaries.  With respect to each Company Employee Plan that is not a Multiemployer Plan, and, to the Knowledge of Seller, with respect to each Multiemployer Plan, there are no claims (other than routine claims for benefits), lawsuits, audits (other than required annual audits), regulatory investigations or other proceedings pending or, to the Knowledge of Seller, threatened.

(d)          Except as set forth in Section 3.19(d) of the Disclosure Schedule, no Company Employee Plan (other than a Multiemployer Plan) is or has been (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a multiple employer plan (as described in Section 413(c) of the Code), (iii) a defined benefit pension or similar plan or scheme subject to Legal Requirements outside of the United States, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).  To the Knowledge of the Seller, except as set forth on Section 3.19(d) of the Disclosure Schedule, none of the Company or any of the Subsidiaries has any liability under or with respect to any Company Employee Plan or otherwise arising out of the misclassification of any service provider as a consultant or independent contractor and not as an employee.  Except as set forth in Section 3.19(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any obligation or liability, whether direct, indirect, contingent or otherwise (including on account of an ERISA Affiliate) under or with respect to (x) any “employee pension plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (y) on account of any violation of the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

(e)          Neither the Company, any of its Subsidiaries nor any of its or their ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan, and, to the Knowledge of Seller, no circumstance exists that would reasonably be expected to give rise to any such withdrawal. Except as set forth in Section 3.19(e) of the Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has received notice since January 1, 2013 of any Multiemployer Plan’s (i) failure to satisfy the minimum funding requirements of Section 412 of the Code or application for or receipt of a waiver of such minimum funding requirements, (ii) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (iii) insolvency, “reorganization” (within the meaning of Section 4245 or 4241 of ERISA) or proposed or, to the Knowledge of Seller, threatened termination. All contributions, surcharges and premium payments owed by the Company and its ERISA Affiliates with respect to each Multiemployer Plan have been paid when due. Seller has furnished or made available to Purchaser true and complete copies of any material correspondence or notifications received by the Company, any of its Subsidiaries or any ERISA Affiliate since January 1, 2013 which relates to the funded status, potential withdrawal liability or financial condition of any Multiemployer Plan.

(f)          Each Company Employee Plan that covers current or former employees or other service providers of the Company or a Subsidiary who are located primarily in any jurisdiction outside of the United States (a “Non-U.S. Plan”) (i) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (ii) if required to be registered, has been registered with the appropriate Governmental Authorities and has been maintained in good standing with the appropriate Governmental Authorities, and (iii) if required to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles or Legal Requirements. From and after the Closing, the Company and its Subsidiaries will receive the full benefit of any funds, accruals and reserves under the Non-U.S. Plans.

(g)          Except as required under Section 601 et seq. of ERISA or under the agreements or offer letters disclosed on Section 3.13(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability for or obligation to provide benefits or coverage in the nature of health, life, disability or other welfare benefits following retirement or other termination of employment to any current or former employees or their respective beneficiaries or dependents.  Except as noted on Section 3.19(g) of the Disclosure Schedule or as restricted by Legal Requirement, each Company Employee Plan that is an “employee welfare benefit plan”, as defined in Section 3(1) of ERISA but excluding  a plan or arrangement that provides severance or vacation benefits to employees generally or to a specified class of employees and/or any plan sponsored by Seller or any of its Affiliates (other than a member of the DK Group), can be prospectively amended or terminated by the Company or its Subsidiaries, as applicable, in accordance with its terms and subject to any reasonable advance notice requirements without material liability to the Company or any of its Subsidiaries, other than for administrative expenses incurred in connection therewith and benefits incurred under the terms of such Company Employee Plan up to the effective date of any such amendment or termination.

(h)          Except as noted on Section 3.19(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction or any of the other transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any current or former employee or other service provider of the Company or any of its Subsidiaries to severance pay or benefits or any other pay or benefits (including change in control, golden parachute, retention bonus or other similar payment under any Company Employee Plan or other arrangement), (ii) accelerate the time of payment, funding or vesting of any payment, distribution, benefits or equity award, (iii) increase the amount of any compensation or benefit payable by the Company or any of its Subsidiaries, or (iv) result in any forgiveness of indebtedness of any current or former employee or service provider of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or obligated under any plan, agreement, policy or arrangement pursuant to which the Company, any such Subsidiary or, following the Closing, the Purchaser and/or any Subsidiary of Purchaser has, will have or may incur an obligation to (x) make any payment that would be nondeductible by reason of Section 280G of the Code or (y) pay, indemnify or reimburse any Person for the payment of any Taxes imposed under Section 4999 of the Code.

3.20         Employee Matters.  Except as set forth on Section 3.20 of the Disclosure Schedule, the Company and its Subsidiaries have complied in all material respects with all applicable Legal Requirements respecting employment, including Legal Requirements respecting employment practices, terms and conditions of employment, nondiscrimination, labor and immigration matters, wages and hours and data privacy, and the payment of social security and other Taxes, and neither the Company nor any of its Subsidiaries is delinquent to, or has failed to pay, any of its employees, consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, or other payments to which they would be entitled under Legal Requirements.  Except as set forth on Section 3.20 of the Disclosure Schedule, there are no lawsuits or other proceedings pending or, to the Knowledge of Seller, being threatened in writing against the Company or any of its Subsidiaries by current or former employees including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage and there has been no lawsuit, proceeding or claim filed or pending before any Governmental Authority prior to the date of this Agreement relating to the employment of labor or personnel of the Company or any of its Subsidiaries.  There are no claims pending or, to the Knowledge of Seller, threatened, against the Company and its Subsidiaries under any workers’ compensation or long term disability plan or policy applicable to any current or former employees other than as are covered by insurance.  Except as set forth on Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor, to the Knowledge of Seller, are there any activities or proceedings of any labor union, works council or other employee representation group to organize the employees of the Company or any of its Subsidiaries.  To the Knowledge of Seller, no union representation elections relating to the Company’s or its Subsidiaries’ employees have been scheduled by any Governmental Authority and, except as set forth on Section 3.20 of the Disclosure Schedule, no investigation of the employment policies or practices of the Company or its Subsidiaries by any Governmental Authority is pending or threatened.  There has not been over the last three years any labor strike, slowdown or work stoppage or lockout by employees of the Company or its Subsidiaries.  The Company and its Subsidiaries have provided all of their employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement.  Except as set forth on Section 3.20 of the Disclosure Schedule, none of the Company or its Subsidiaries has instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees.

3.21         Insurance.  Section 3.21 of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all policies of liability, general liability, errors and omissions and other similar forms of insurance which are held and maintained by the Company or any of its Subsidiaries (“Insurance Policies”).  As of the date of this Agreement, there is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and such policies are in full force and effect.  As of the date of this Agreement there has been no written notice of the termination of, or material premium increase with respect to, any of such policies.

3.22         Compliance with Laws and Regulations.  Except as set forth on Section 3.22 of the Disclosure Schedule:

(a)          The Company and its Subsidiaries are in compliance in all material respects with, and have not received any written or to the Knowledge of Seller, oral notices or communication from any Governmental Authority of any pending violation with respect to, any material Legal Requirements.

(b)          The Company and its Subsidiaries have all material federal, state, county, local or foreign Governmental Authority consents, licenses, permits, grants or other authorizations (“Permits”) or exemptions required under applicable Legal Requirements to conduct the Current Company Business (“Registrations”), except where the failure to so have any Registrations would not have a Company Material Adverse Effect.  Each of the Registrations is held in the name of the Company or one of its Subsidiaries and, to the Knowledge of Seller, is valid and subsisting in full force and effect in all material respects.  To the Knowledge of Seller, no Governmental Authority is considering limiting, suspending, or revoking such Registrations and neither the Company nor any of its Subsidiaries has submitted any false or misleading information, or made a significant omission, in any application for a Registration or other submission to any Governmental Authority under any Legal Requirement.  The Company and its Subsidiaries have fulfilled and performed all material obligations under each Registration, and no event has occurred or condition or state of facts exists that would constitute a material breach or default or would cause revocation or termination of any such Registration.

3.23         Import and Export Controls.  Except as set forth in Section 3.23 of the Disclosure Schedule, there is no pending or, to the Knowledge of Seller, threatened in writing Proceeding against, or, to the Knowledge of Seller, investigation by a Governmental Authority of, the Company or any of its Subsidiaries, nor is there any order imposed (or, to the Knowledge of Seller, threatened in writing to be imposed) upon the Company or any of its Subsidiaries by or before any Governmental Authority, in each case, in connection with an alleged violation of any Legal Requirement relating to the import or export of data, goods or services to or from any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and the Office of Foreign Asset Control of the U.S. Department of Treasury.

3.24         Foreign Corrupt Practices Act.  Except as set forth on Section 3.24 of the Disclosure Schedule, since July 1, 2011, (a) the Company and its Subsidiaries, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any other applicable foreign or domestic anticorruption or antibribery Legal Requirements (collectively, the “Fraud and Bribery Laws”), and (b) no member of the DK Group nor, to the Knowledge of Seller, any of their respective directors, officers, employees, agents or other Representatives acting on the Company’s behalf have directly or indirectly, in each case, in any material respect in violation of the Fraud and Bribery Laws: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable Legal Requirement governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

3.25         Brokers’ and Finders’ Fees.  No broker, finder or investment banker is or may be entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from any member of the DK Group in connection with this Agreement or any transaction contemplated hereby.

3.26         Securities Law Matters.

(a)          General.

(i)          The acquisition of the G-III Stock Consideration by Seller pursuant to this Agreement will not contravene any Legal Requirement binding on Seller or any restriction applicable to Seller.

(ii)         Seller is not acquiring the G-III Stock Consideration as a nominee or agent or otherwise for any other person.

(iii)        Seller understands that the offer and sale of the G-III Stock Consideration to Seller is being made without registration of the shares of Purchaser Common Stock comprising the G-III Stock Consideration under the Securities Act, or any securities law of any state of the United States or of any other jurisdiction.

(b)          Information Concerning Purchaser.

(i)          Seller confirms that it is not relying on any communication (written or oral) of the Purchaser or any of its Affiliates, as investment advice or as a recommendation to purchase the G-III Stock Consideration.

(ii)         Seller is familiar with the business and financial condition and operations of Purchaser and has had access to such information concerning Purchaser and the Purchaser Common Stock as it deems necessary to enable it to make an informed investment decision concerning the purchase of the G-III Stock Consideration.  Seller has been afforded an opportunity to ask questions of Purchaser in connection with its investment in the Purchaser Common Stock.

(iii)        Seller understands that no federal or state agency has passed upon the merits or risks of an investment in the Purchaser Common Stock comprising the G-III Stock Consideration or made any finding or determination concerning the fairness or advisability of this investment.

(c)          Status of Seller.

(i)          Seller has such knowledge, skill and experience in business, financial and investment matters that Seller is capable of evaluating the merits and risks of an investment in the Purchaser Common Stock. With the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Purchaser Common Stock as provided herein. Seller understands and accepts that the purchase of the G-III Stock Consideration involves various risks and has considered the suitability of the Purchaser Common Stock as an investment in light of its own circumstances and financial condition and Seller is able to bear the risks associated with an investment in the Purchaser Common Stock.

(ii)         Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d)          Restrictions on Transfer or Sale of G-III Stock Consideration.

(i)          Seller is acquiring the G-III Stock Consideration solely for Seller’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the G-III Stock Consideration. Seller understands that the shares of Purchaser Common Stock comprising the G-III Stock Consideration have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Seller and of the other representations made by Seller in this Agreement. Seller understands that Purchaser is relying upon the representations and agreements of Seller contained in this Agreement for the purpose of determining whether the sale of the G-III Stock Consideration to Seller meets the requirements for such exemptions.

(ii)         Seller understands that the shares of Purchaser Common Stock comprising the G-III Stock Consideration are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that Seller may dispose of the G-III Stock Consideration only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Seller understands that Purchaser has no obligation or intention to register any of the G-III Stock Consideration except as provided in the Registration Rights Agreement. Consequently, Seller understands that Seller may have to bear the economic risks of the investment in the Purchaser Common Stock for an indefinite period of time.

(iii)        Seller agrees: (A) that Seller will not sell, assign, pledge, give, transfer or otherwise dispose of the G-III Stock Consideration or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to an effective registration statement under the Securities Act and in compliance with applicable state securities laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable state securities laws; (B) that, subject to the Registration Rights Agreement, the certificates representing the G-III Stock Consideration will bear a legend in the form set forth in paragraph (v) below making reference to the foregoing restrictions; and (C) that Purchaser and its Affiliates shall not be required to give effect to any purported transfer of any shares of Purchaser Common Stock comprising the G-III Stock Consideration except upon compliance with the foregoing restrictions.

(iv)        To the knowledge of Seller, neither Purchaser nor any other Person offered to sell Purchaser Common Stock to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(v)         The certificates representing the G-III Stock Consideration sold to Seller pursuant to this Agreement will be imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION (OTHER THAN A TRANSACTION IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT), UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

3.27         No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3 (as modified by the Disclosure Schedule), neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller, the Company or any other member of the DK Group or the Transaction, and Seller disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or Representatives. The Parties agree that neither Seller nor any other Person on behalf of Seller makes any representation or warranty with respect to the Company or any other member of the DK Group regarding any projections or probable or future profitability of the Company or any other member of the DK Group.

4.          Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as follows:

4.1           Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  There is no pending or, to the Knowledge of Purchaser, threatened in writing Proceeding for the dissolution, liquidation or insolvency of Purchaser.  Purchaser has all requisite corporate power to own its properties and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect.  Purchaser is not in violation of any of the provisions of its certificate of incorporation or bylaws.

4.2           Authorization and Binding Obligation of Purchaser.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transaction and the other transactions contemplated by this Agreement and to perform its obligations hereunder.  The execution and delivery by Purchaser of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by Purchaser of its obligations hereunder and the consummation of the Transaction and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser, and no other authorization or consent of Purchaser or its stockholders is necessary.  This Agreement has been duly executed and delivered by Purchaser, and, assuming this Agreement constitutes the valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3           Noncontravention.  Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the Transaction or any of the other transactions contemplated by this Agreement, will: (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser; (b) except as set forth on Section 4.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Purchaser is a party or by which Purchaser is bound, except for any conflict, breach, default, acceleration or right to terminate or modify, or, notice, consent, or waiver (which if not made or obtained) would not reasonably be expected to have a material adverse effect on the ability of Purchaser to execute and deliver this Agreement or consummate the Closing; (c) violate any Legal Requirement applicable to Purchaser or any of its properties or assets, except for any violation that would not reasonably be expected to have a material adverse effect on the ability of Purchaser to execute and deliver this Agreement or consummate the Closing; or (d) render Purchaser insolvent or unable to pay its debts as they become due.  Except as may be required by the HSR Act or comparable Legal Requirements in foreign jurisdictions, no consent, approval, order or authorization of, or registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority is required to be obtained or made by Purchaser at or prior to the Closing Date in order for Purchaser to execute and deliver this Agreement or to consummate the Closing.

4.4           Litigation.  There is no Proceeding pending or threatened in writing against Purchaser that challenges the validity of this Agreement or the Transaction or any of the other transactions contemplated by this Agreement, and to the Knowledge of Purchaser there is no basis for any such proceedings.  There is no Proceeding pending or threatened in writing against Purchaser that, if decided adversely, would reasonably be expected to have a Purchaser Material Adverse Effect.

4.5           Financing.  Purchaser has delivered to Seller a true correct and complete fully executed copy of the debt commitment letter dated as of the date of this Agreement (together with the exhibits, schedules and annexes thereto, as amended, supplemented or otherwise modified in accordance with the terms therein and herein, the “Debt Commitment Letter”) and a true and correct copy of the fee letter referenced therein (subject to redaction of the fee amounts and “flex” provisions which do not, for the avoidance doubt, create or modify any conditions to the Financing) (as amended, supplemented or otherwise modified in accordance with the terms therein and herein, the “Fee Letter”), pursuant to which the Lenders have committed, on the terms and subject to the conditions set forth therein, to provide to Purchaser the amount of financing set forth in the Debt Commitment Letter (the “Financing”).  As of the date of this Agreement, the Debt Commitment Letter is a legal, valid and binding obligation of Purchaser and, to the Knowledge of the Purchaser, the Lenders, enforceable against Purchaser and, to the Knowledge of the Purchaser, the Lenders in accordance with its terms (except, in each case, as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity), is in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and no event has occurred or fact exists which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Purchaser or, to the Knowledge of Purchaser, the Lenders.  There are no conditions precedent to the funding of the Financing, other than as expressly set forth in the Debt Commitment Letter.  The net proceeds of the Financing, when funded on the Closing Date in accordance with the terms of the Debt Commitment Letter, and the Note Consideration and G-III Stock Consideration, will be sufficient for the satisfaction of all of Purchaser’s obligations under this Agreement, including the payment of the Cash Consideration and the repayment of all LVMH Intercompany Debt owing as of the Closing Date.  As of the date hereof, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available in full to the Purchaser on the Closing Date assuming the satisfaction of the conditions precedent to Purchaser’s obligations to effect the Closing under this Agreement.  Purchaser has paid all fees under the Fee Letter due and payable thereunder through the date hereof.

4.6           Stock Issuance. At the Closing, the G-III Stock Consideration will have been duly authorized, validly issued, fully paid, non-assessable and free and clear of all Encumbrances and free of all transfer restrictions other than those restrictions under applicable federal and state securities laws. Subject to the accuracy of Seller’s representations and warranties set forth in Section 3.26, the G-III Stock Consideration will be issued in compliance with all applicable Legal Requirements, including the Securities Act and the NASDAQ Rules, and none of the G-III Stock Consideration will be issued in violation of any preemptive or other rights of any Person to acquire securities of Purchaser.  Purchaser has reserved a sufficient number of shares of Purchaser Common Stock in order to fulfill its obligations hereunder.

4.7           SEC Reports; Financial Statements; Registration Rights.

(a)          Purchaser has timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since February 1, 2015 under Section 13, 14 or 15(d) of the Exchange Act (all such forms, reports, statements, certificates and other documents filed since February 1, 2015, collectively, the “Purchaser SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Exchange Act as in effect on the date so filed.  As of their respective filing dates and in the case of Purchaser’s proxy statement on the date of mailing (or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing), none of the Purchaser SEC Documents (including any financial statements or schedules included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of Purchaser is, or since February 1, 2015 has been, required to file any form, report, registration statement or other document with the SEC.  As used in this Section 4.7, the term “filed” shall be broadly construed to include any manner in which a document or information was filed, furnished, transmitted, supplied or otherwise made available to the SEC.

(b)          There are no outstanding or unresolved comments in any comment letters received by Purchaser from the SEC.  To the Knowledge of Purchaser, none of the Purchaser SEC Documents is the subject of any ongoing review by the SEC.

(c)          The audited consolidated financial statements of Purchaser (including any related notes thereto) contained in or incorporated by reference in the Purchaser SEC Documents were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries at the date thereof and the results of their operations and cash flows for the periods indicated, all in accordance with U.S. GAAP.  The unaudited consolidated financial statements of Purchaser (including any related notes thereto) included in Purchaser’s quarterly reports on Form 10-Q filed with the SEC since January 31, 2016 have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments), all in accordance with U.S. GAAP.  The financial statements referred to in this Section 4.7 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  No financial statements of any Person other than Purchaser and its Subsidiaries are, or since February 1, 2015 have been, required by U.S. GAAP to be included in the consolidated financial statements of Purchaser.

(d)          Purchaser has no agreement, arrangement or understanding that is currently in effect to register any securities of Purchaser or any of its Subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any Person (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect).

4.8           Capital Structure.

(a)          The authorized capital stock of Purchaser consists of (i) 1,000,000 shares of “blank check” preferred stock, none of which has been issued, and (ii) 120,000,000 shares of Purchaser Common Stock.  As of July 18, 2016, there are issued and outstanding (i) 45,756,479 shares of Purchaser Common Stock (excluding 650,393 shares of Purchaser Common Stock held in treasury), (ii) options to purchase 251,151 shares of Purchaser Common Stock (of which options to purchase an aggregate of 232,651 shares of Purchaser Common Stock are exercisable), and (iii) unvested restricted stock units with respect to 1,829,334 shares of Purchaser Common Stock.  In addition, as of July 18, 2016, 2,135,449 shares of Purchaser Common Stock are reserved for future grants pursuant to the Purchaser’s 2015 Long-Term Incentive Plan.  All outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b)          There are no voting trusts or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party with respect to the voting of the capital stock of Purchaser or any of its Subsidiaries.

4.9           Absence of Certain Changes.  Since January 31, 2016 to the date of this Agreement, to the Knowledge of Purchaser, there has not been any change or effect that, individually or in the aggregate, has had or is reasonably likely to have a Purchaser Material Adverse Effect.

4.10         Brokers’ and Finders’ Fee.  Except as set forth on Section 4.10 of the Disclosure Schedule, no broker, finder or investment banker is or may be entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Purchaser or any of its Affiliates in connection with this Agreement or the Transaction or any of the other transactions contemplated by this Agreement.

4.11         No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or any Subsidiary of Purchaser or the Transaction, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates or Representatives.  The Parties agree that neither Purchaser nor any other Person on behalf of Purchaser makes any representation or warranty with respect to Purchaser or any Subsidiary of Purchaser regarding any projections or probable or future profitability of Purchaser.

5.          Conduct Prior to the Closing Date.

5.1           Conduct of Business of Company.  During the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), except (i) as set forth in Section 5.1 of the Disclosure Schedule, (ii) as consented to in writing by Purchaser (which consent shall not be unreasonably, withheld, conditioned or delayed) or (iii) as contemplated in this Agreement, (x) Seller shall cause the Company and its Subsidiaries to use commercially reasonable efforts to (1) carry on their respective businesses in the Ordinary Course of Business, (2) preserve intact their respective present business organizations in all material respects, and (3) preserve their respective relationships with customers, suppliers, distributors, licensors, licensees, and others to whom the Company and its Subsidiaries has material contractual obligations in all material respects and (y) Seller shall cause the Company and its Subsidiaries not to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood, however, that nothing contained in this Section 5.1 shall prevent any tax sharing payments to or by any member of the DK Group):

(a)          amend their respective certificate of incorporation or bylaws, as amended to date or amend the organizational documents of any Subsidiary of the Company;

(b)          issue, purchase, redeem or sell any equity securities in the Company or a Subsidiary of the Company or any securities convertible into, or exercisable or exchangeable for, any equity securities in the Company or a Subsidiary of the Company, or otherwise change their respective capitalization as it exists on the date hereof;

(c)          issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any equity securities in the Company or a Subsidiary of the Company, or any securities or obligations convertible into, or exercisable or exchangeable for, any equity securities in the Company or a Subsidiary of the Company;

(d)          enter into or amend, waive any rights under or consent to any action (other than with respect to immaterial rights or actions) otherwise not permitted under any agreement pursuant to which the Company or one of its Subsidiaries (i) transfers or licenses to any Person any Owned Intellectual Property, (ii) terminates, amends, restates, supplements or waives any rights regarding any Owned Intellectual Property, other than in the Ordinary Course of Business, (iii) fails to pay all maintenance and similar fees or to take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of any material Owned Intellectual Property, or (iv) otherwise grants to any person exclusive rights in any material Owned Intellectual Property;

(e)          (i) acquire or sell, lease, assign, transfer, convey, license or otherwise dispose of any material property or assets, (ii) permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of its properties or assets that are material to the Company and its Subsidiaries, or (iii) cancel any debts owed to or claims, or waive or release any material right, held by the Company or any of its Subsidiaries (other than any DK Group Internal Debt or LVMH Intercompany Debt), in each case, outside the Ordinary Course of Business;

(f)           form any Subsidiary or acquire any equity interest in any other Person;

(g)          incur any Financial Debt in excess of $50,000, other than any LVMH Intercompany Debt;

(h)          enter into any contract or agreement that would be a Material Contract if it had been in existence on the date hereof, or prematurely terminate or amend in any material respect any Material Contract except, in each case, in the Ordinary Course of Business or related to the LVMH Intercompany Debt;

(i)           materially reduce the amount of any insurance coverage provided by the Insurance Policies other than upon the expiration of any such policy or take any action that would cause any of the Insurance Policies or other insurance to lapse or be revoked, except with respect to Insurance Policies that will expire and be replaced in the Ordinary Course of Business;

(j)           acquire or agree to acquire by merging with, or by purchasing a substantial portion of the equity interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Current Company Business;

(k)          except for any conduct that does not change, affect and/or impair any Post-Closing Tax Period Taxes of the Company or any of its Subsidiaries, none of the Seller, any member of Seller’s U.S. consolidated group, the Company or any of its Subsidiaries shall make, change or revoke any material election in respect of Taxes, or adopt or change any accounting method in respect of Taxes, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(l)           except as required pursuant to the Material Contracts or otherwise required by applicable Legal Requirement (i) increase (or promise or make any representation to increase) the compensation (including bonuses) or fringe benefits payable on or after the date hereof, or to become payable on or after the date hereof to any current or former employee, director or executive officer of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business with respect to employees who are not officers or directors of the Company or any of its Subsidiaries), (ii) grant any severance or termination pay to any current or former employee, director or executive officer of the Company or any of its Subsidiaries other than in the Ordinary Course of Business, (iii) loan or advance any money or other property to any present or former director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt, enter into, amend (other than amendments that are required by Legal Requirement or that would result in de minimis liability to the Company) or terminate any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement in any manner that would increase or otherwise enhance the benefits provided or to be provided to any employee or other service provider, (v) terminate any employees or induce, or attempt to induce, any of such employees, whether directly or indirectly, to terminate their employment with or services to the Company or any of its Subsidiaries, except for any such terminations effectuated for cause or in the Ordinary Course of Business or (vi) hire any employee receiving annual salary in excess of $100,000;

(m)         forgive or cancel any material debt or claim or waive any right of material value, except for the repayment of LVMH Intercompany Debt, including relating to Tax sharing payments with respect thereto;

(n)          make any capital expenditures, or binding commitments therefor, during 2016 of $250,000 for any single item or series of related items or in excess of $4,500,000 in the aggregate from the date hereof through December 31, 2016;

(o)          enter into or materially amend any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons other than in the Ordinary Course of Business;

(p)          make any investments in or loans to, pay any fees or expenses to, enter into or modify any contract with any Related Party, except to the extent required by Legal Requirement or pursuant to any existing Material Contract or otherwise in the Ordinary Course of Business;

(q)          except as required as a member of the New York Coat and Suit Association, Inc., enter into, modify (including by extension or renewal) or terminate any labor or collective bargaining agreement;

(r)           effect any recapitalization or reclassification or split, combine or subdivide the securities of the Company or any of its Subsidiaries;

(s)          institute or settle any Proceeding other than in the Ordinary Course of Business;

(t)           make any dividend to its equity holders, other than to another member of the DK Group;

(u)          take any action which would adversely affect in any material manner the ability of the Parties to consummate the Transaction;

(v)          enter into any lease, sublease, license or other use and occupancy agreement with respect to real property that would be a Lease if it had been in existence on the date hereof, or prematurely terminate, modify, or amend any Lease; and

(w)         enter into a binding agreement to take any of the actions described in Sections 5.1(a) through 5.1(v).

5.2           Seller Actions.  During the Pre-Closing Period, Seller shall not transfer or dispose of any of the Shares.  In addition, during the Pre-Closing Period, Seller shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar Legal Requirement (collectively, “WARN Act”) for any terminations, plant closings, or layoffs, or any other such triggering events under the WARN Act occurring during the Pre-Closing Period.

6.          Additional Agreements.

6.1           Access to Information.  During the Pre-Closing Period, subject to applicable Legal Requirements (including Antitrust Laws) and any confidentiality obligations, Seller shall cause the Company to afford Purchaser and its officers, accountants and counsel reasonable access during normal business hours to (i) all of the Company’s and its Subsidiaries’ books, contracts, commitments and records, and (ii) all other existing material information concerning the business, properties and personnel of the Company and its Subsidiaries as Purchaser may reasonably request (which Seller acknowledges Purchaser may share with Barclays); provided, however, that in exercising access rights under this Section 6.1, Purchaser shall not be permitted to interfere unreasonably with, or otherwise disrupt, the conduct of the business of the Company or its Subsidiaries and shall provide the Company and Seller with reasonable advance notice prior to accessing any of the foregoing.

6.2           Confidentiality; Public Disclosure.

(a)          Purchaser and Seller shall agree on a joint press release to be issued in connection with and upon the execution of this Agreement.  Except as may otherwise be required by Legal Requirements and subject to clause (c) below, no Party shall make any other public announcement, press release or response to media inquiries regarding this Agreement or the Transaction without the prior written consent of Seller and Purchaser; provided, however, that the foregoing shall be inapplicable to investor conference calls or investor meetings of Purchaser or Seller’s Affiliates.  Subject to clause (c) below, Seller and Purchaser shall consult with each other with respect to any further public announcements regarding this Agreement and the Transaction required by Legal Requirements.

(b)          Subject to clause (c) below, each of the Parties agrees not to, and agrees to cause its Representatives not to, without the prior written consent of the Seller and Purchaser, which shall be given in each such Party’s sole discretion, use or divulge or communicate to any person any Confidential Information (as defined in the Confidentiality Agreement) and, to the extent not included as Confidential Information also including:

(i)          any information (including the terms thereof) relating to this Agreement or the Transaction, or any discussions, documents or agreements related hereto or thereto;

(ii)         the existence of and all information relating to and the provisions of, discussions and negotiations between or among the Parties or any of their respective Representatives or Affiliates; or

(iii)        non-public information relating to the business or affairs of Seller, the Company or any of their respective Affiliates (the information covered by (i) through (iii) is hereinafter collectively referred to as “Confidential Information”).

(c)          Seller or Purchaser, as applicable, or their respective Representatives may disclose Confidential Information if and to the extent disclosure is required by applicable Legal Requirements, including applicable stock exchange rules, or by legal process, including any Form 8-K or other report or filing made by a party to the SEC or any report or filing made by a party to the Autorité des Marchés Financiers, provided that any disclosure of such Confidential Information is then only permitted to the minimum extent required and provided that the disclosing party:

(i)          has (to the extent lawfully possible) first consulted with the other Party as to the nature, proposed form, timing and purpose of such proposed disclosure;

(ii)         has cooperated with the other Party to obtain a protective order; and

(iii)        discloses only such Confidential Information as is required under applicable Legal Requirements requiring such disclosure.

(d)          If any of the Representatives of any Party, whether in his capacity as such or in any other capacity, takes any action that a Party is obligated pursuant to this Section 6.2 to cause such Representative not to take, then such Party shall be deemed for all purposes of this Agreement to have breached this Section 6.2.

(e)          Notwithstanding anything in this Section to the contrary, after execution of this Agreement, Purchaser or any of its Affiliates may disclose any and all information regarding this Agreement and/or the transactions contemplated hereby which may, in any such Person’s reasonable discretion, be reasonably necessary in connection with the Financing, including in connection with the addition of any Additional Commitment Party (as defined in the Debt Commitment Letter) as a party to the Debt Commitment Letter; provided that the recipient of any such information is subject to a confidentiality obligation.

6.3           Best Efforts; Government Approvals and Financing.

(a)          Purchaser and Seller shall each use best efforts to take, or cause to be taken, all actions necessary or appropriate to execute and deliver this Agreement and consummate the Closing and the Transaction and bring about the fulfillment of the conditions precedent contained in this Agreement.  Each of Purchaser and Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm, or evidence the consummation of the Transaction.  Without limiting the generality of the foregoing, Purchaser and Seller shall each: (i) make any filings and give any notices required to be made or given by such Party in connection with the execution and delivery of this Agreement, the consummation of the Closing and the Transaction, (ii) use best efforts to obtain any consent or authorization from any Governmental Authority required to be obtained pursuant to any Legal Requirement by such Party in connection with this Agreement, the consummation of the Closing and the Transaction, and (iii) use best efforts to lift any restraint, injunction or other legal bar to the execution and delivery of this Agreement, the consummation of the Closing and the Transaction.  Subject to applicable Legal Requirements (including Antitrust Laws), each of Purchaser and Seller shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre-Closing Period.

(b)          Purchaser shall use its best efforts to obtain the authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the consummation of the Transaction, and Seller will cooperate with Purchaser in promptly seeking to obtain all such approvals.  Purchaser shall (i) file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Authority with respect to this Agreement, the consummation of the Closing and the Transaction, and (ii) submit promptly any additional information requested by any such Governmental Authority and to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating the Closing and the Transaction, and Seller will cooperate with Purchaser and provide information to Purchaser as is reasonably necessary for Purchaser to accomplish the same.  If required by the HSR Act, each of Purchaser and Seller agrees to file or cause to be filed any notifications and report forms (including any supporting materials required under applicable Legal Requirements) with respect to the Transaction required to filed under the HSR Act for the Transaction as soon as reasonably practicable following the date hereof, but in all events no later than September 15, 2016, and to submit all filings or notifications related to other Antitrust Laws as soon as reasonably practicable following the date hereof, and to supply promptly any additional information and documentary material that may be subsequently requested by the relevant Governmental Authority.  Neither Purchaser nor Seller will take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or expiration of required waiting periods.  Purchaser shall pay, or cause to be paid, the filing or any similar fees in connection with required filings or notifications, if any, by any of the Parties under the HSR Act or other Antitrust Laws.

(c)          In furtherance and not in limitation of the covenants of Purchaser contained in this Agreement, Purchaser shall use best efforts to resolve such objections, if any, as may be asserted by the U.S. Federal Trade Commission, U.S. Department of Justice or other regulatory body with respect to the Transaction; provided, however, that nothing in this Section 6.3 shall require Purchaser to divest, dispose, license or lease any of Purchaser’s or Seller’s assets, businesses, product lines, licenses or operations or take or agree to take any other action or agree to any limitation or restriction on Purchaser or the Company.

(d)          In furtherance and not in limitation of the foregoing, each Party hereto agrees to reasonably cooperate with one another to the extent permitted by Legal Requirement in (i) the receipt of any necessary approvals and (ii) the resolution of any investigation or other inquiry of any such Governmental Authority.  Purchaser, in consultation with Seller, shall take the lead in communicating with any Governmental Authority and developing strategy for responding to any investigation or other inquiry by any Governmental Authority under any applicable Antitrust Laws.  Notwithstanding the foregoing sentence, except as prohibited by any applicable Legal Requirement, and except where impracticable, each of Purchaser and Seller shall promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any substantive communications with any Governmental Authority.  Purchaser and Seller shall (i) consult with the other prior to taking any substantive position with respect to the filings under any applicable Antitrust Laws, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under any applicable Antitrust Laws, (ii) shall not participate in any meeting or have any substantive communication with any such Governmental Authority unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Authority, shall give the other the opportunity to attend and participate therein, and (iii) shall coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, material correspondence, presentations or submissions (and a summary of any oral presentations) made by the Company with any Governmental Authority under any applicable Antitrust Laws relating to this Agreement or the Transaction.  Notwithstanding anything to the contrary in this Section 6.3(d), competitively sensitive information will be redacted from the drafts and final written communications to be shared among the Parties and will be provided (on an unredacted basis) only to the external legal counsel or external expert of the other and shall not be shared by such counsel or expert with the other Party, provided, however, that information that is deemed commercially sensitive in relation to the negotiations or positions of the Parties in relation to the transaction may be redacted from the materials provided to the external legal counsel and expert.

(e)          Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Financing on the terms and conditions described in the Debt Commitment Letter (including any “flex” provisions contained in the Fee Letter) or, if applicable, on other terms and conditions no less favorable to the Purchaser than those contained in the Debt Commitment Letter (including any “flex” provisions contained in the Fee Letter), which terms shall not in any respect, and Purchaser shall not permit any amendment, modification or supplement to be made to, or waive any provision or remedy under, the Debt Commitment in any manner that may, expand on the conditions to the funding of the Financing at the Closing, reduce the aggregate amount of the Financing available to be funded on the Closing Date or otherwise adversely affect Purchaser’s ability to consummate the Closing and pay the Share Consideration, including to (i) maintain in effect the Debt Commitment Letter, and (ii) enforce its rights under the Debt Commitment Letter in the event of a breach by the Financing Sources that materially impedes or delays, or may materially impede or delay, the Closing, including by seeking specific performance thereunder.  Purchaser shall keep Seller reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing and upon written request shall provide to Seller copies of all documents related to the Financing.  Purchaser acknowledges and agrees that none of the Financing, any alternative financing or any syndication of the Financing or Seller’s compliance with Section 6.3(f) is a condition to Purchaser’s obligations to consummate the Transaction or any of the other transactions contemplated by this Agreement.  For the avoidance of doubt and purposes of clarity,

Purchaser covenants and agrees that it is obligated to consummate the Closing regardless of whether the Financing or any syndication of the Financing is funded or available.

(f)           Prior to the Closing Date, Seller shall, and shall use its commercially reasonable efforts to cause the Company and its Subsidiaries and their respective employees, agents and representatives (including independent public accountants and attorneys) (with appropriate seniority and expertise) to, cooperate with Purchaser to provide the following reasonable assistance relating to the arrangement of the Financing:

(i)          executing and delivering as of (but not before) the Closing customary definitive financing documentation, including pledge and security documents, guarantees, certificates, instruments and other matters ancillary to the Financing of the Company and its Subsidiaries, and otherwise facilitating the pledging of collateral (including providing reasonable and customary information required in connection with the pledging and identification of real property and intellectual property to the extent specifically requested of the Company);

(ii)         taking all customary corporate, limited liability company or similar administrative or organizational actions as of (but not before) the Closing reasonably necessary to permit the consummation of the Financing, such as by having the board of directors, managers, members, or other equivalent governing bodies of the Company and its Subsidiaries provide, and causing the Company’s and its Subsidiaries’ respective Representatives to provide, any resolutions, consents or approvals on behalf of the Company and its Subsidiaries as may be required pursuant to the Debt Commitment Letter at or as of the Closing Date;

(iii)        furnishing Purchaser and the Lenders such financial and other pertinent information regarding the Company and its Subsidiaries as shall be reasonably requested and prepared in the Ordinary Course of Business by the Company and its Subsidiaries and supplementing any such information to the extent that, to the Knowledge of Seller, any such information, when taken as a whole, contains any material misstatement of material fact or omits to state a material fact necessary to make such information, when taken as a whole, not materially misleading;

(iv)        furnishing Purchaser and the Lenders with information regarding the Company and its Subsidiaries and their respective businesses, to the extent reasonably available to the Company or its Subsidiaries, in preparation of customary bank information documents, rating agency, lender presentations and other customary marketing materials relating to the arrangement of loans contemplated by the syndication of the Financing;

(v)         assisting in the application for (i) public corporate/family ratings for the borrower under the Financing and (ii) public ratings for the Financing contemplated by the Debt Commitment Letter, in each case, from each of Moody’s Investors Service, Inc. and S&P Global Ratings (but no specific ratings shall be required in any case);

(vi)        (i) cooperating with Purchaser’s legal counsel in connection with any legal opinions that may be required to be delivered in connection with the Financing and (ii) furnishing any information reasonably requested by, and cooperating with,

Purchaser or its advisors in connection with their preparation, updating and supplementing of the quality of earnings report with respect to the Company and its Subsidiaries;

(vii)       obtaining customary assistance from the Company’s accounting firm with respect to financial information customarily derived from the financial statements of the Company in financing transactions of this type and providing the financial information requested by the Company’s accounting firm to enable it to provide such assistance;

(viii)      arranging for delivery a reasonable time prior to Closing Date of any required lien releases, each in customary form for transactions of this nature and as necessary for the payoff, discharge and termination in full of all financial debt (including intercompany debt) required to be paid and released pursuant to the terms of this Agreement; and

(ix)         taking actions reasonably requested by Purchaser necessary to permit the Lenders to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems and the policies and procedures relating thereto for the purpose of establishing collateral arrangements (including in connection with conducting the commercial finance examination and inventory appraisal contemplated by the Debt Commitment Letter).

Notwithstanding the foregoing (A) neither the Company nor any of its Subsidiaries shall be required to pay any fees or incur any liability in connection with the Financing prior to the Closing except to the extent subject to reimbursement or an indemnity right from Purchaser reasonably satisfactory to Seller and Seller shall not be required to pay any fees or incur any liability in connection with the Financing whatsoever, (B) the pre-Closing Board of Directors of the Company and the directors, managers and general partners of the Subsidiaries of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is funded which are not contingent upon the Closing or that would be effective prior to the Closing, (C) none of the Company or any of its Subsidiaries shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing which are not contingent upon the Closing or that would be effective prior to the Closing, and (D) none of Seller, the Company nor any of its Subsidiaries shall be obligated to provide any cooperation or take any action that may unreasonably interfere with (x) the operations of Seller, the Company or any of its Subsidiaries and (y) the other obligations of Seller under this Agreement.  Purchaser shall indemnify, defend and hold harmless Seller, the Company and its Subsidiaries and their respective Affiliates, officers, directors, employees and advisors for any Damages related to or arising out of the Financing or any of the actions taken by any of the foregoing pursuant to this Section 6.3(f).  Purchaser shall reimburse Seller, the Company and its Subsidiaries for any out of pocket costs and expenses incurred by any of them in connection with the consummation of the Financing or any of the actions taken by the foregoing pursuant to this Section 6.3(f).  In no event shall Seller’s failure to comply with this Section 6.3(f) give rise to any remedy in favor of Purchaser except in the event of Seller’s material breach of this Section 6.3(f).  In no event shall Seller be deemed to be in material breach of this Section 6.3(f) unless Purchaser has delivered written notice of any alleged failure of Seller to comply with its obligations under this Section 6.3(f), which notice shall describe in reasonable detail the nature of the breach, including the assistance requested by Purchaser and the date requested pursuant to this Section 6.3(f), and Seller fails to comply with its obligations to use commercially reasonable efforts under this Section 6.3(f) with respect to such request within fifteen (15) days following the delivery of such notice; provided, however, that in no event may Purchaser deliver such a notice less than fifteen (15) days prior to the Outside Closing Date.

6.4           Tax Matters.

(a)          Straddle Period Tax Allocation. Seller will cause the Company to, unless prohibited by applicable Legal Requirements, close the taxable period of the Company and its Subsidiaries, as applicable, as of the close of business on the Closing Date.  If applicable law does not permit the Company or any of its Subsidiaries to close its taxable year on the Closing Date, or in any case in which a Tax is assessed with respect to a Straddle Period, then for purposes of this Agreement (i) in the case of real property, personal property and other Taxes not imposed on the basis of income or receipts, such Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on a daily proration of such Taxes by multiplying the amount of such Tax for the entire taxable period by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period or Post-Closing Tax Period, as the case requires, and the denominator of which is the number of days in the entire taxable period and (ii) in the case of all other Taxes, such Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books of the Company and each of its Subsidiaries as of the close of the Closing Date , except that to the extent such Taxes are attributable to extraordinary transaction(s) entered into by the Company or its Subsidiaries after the Closing, such Taxes attributable to or arising from the extraordinary transaction(s) will be allocated to the Post-Closing Tax Period to the extent permitted by Treas. Reg. 1.1502-76(b)(1)(ii)(B).

(b)          Cooperation on Tax Matters.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return or amended Tax Return filed by any of the Parties with respect to any Pre-Closing Tax Period, and in connection with any audit, litigation or other Proceeding with respect to Taxes involving a Pre-Closing Tax Period.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records of the Company and its Subsidiaries and information relevant to any such Tax Return, audit, litigation or other Proceeding within thirty (30) calendar days of such Party’s request therefor and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder within thirty (30) calendar days of such Party’s request therefor.  Subject to compliance with Section 6.4(l), Purchaser agrees and, after the Closing will cause the Company and its Subsidiaries, to (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until one (1) year after the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Purchaser shall allow Seller to take possession of such books and records and (iii) maintain the ability to access such books and records, including in the event that any member of the DK Group changes its accounting systems until sixty (60) days after such statute of limitation expires and any extensions thereof.

(c)          Tax Returns.

(i)          Seller’s Obligations.  Seller shall include the Company and each of its Subsidiaries to extent permitted by applicable Legal Requirements (including any deferred items triggered into income by Treas. Reg. 1.1502-13 and any excess loss account taken into income by Treas. Reg. 1.1502-19) on the Consolidated Returns for the Pre-Closing Tax Period and Seller shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated Returns that include the Company or any of its Subsidiaries related to a Pre-Closing Tax Period and shall pay any and all Taxes due in respect of such Consolidated Returns.  Seller shall not deduct the Unpaid Restructuring Costs or the Delayed Employee Costs on any Tax Return covering a Pre-Closing Tax Period without the prior written consent of Purchaser, which consent may be withheld in its sole discretion.  Prior to the Closing, the Company shall prepare and timely file or cause to be prepared and timely filed, all other Tax Returns in respect of a Pre-Closing Tax Period relating to the Company or any of its Subsidiaries that are required to be filed on or before the Closing Date, and shall pay any and all Taxes due in respect of such Tax Returns.  All Tax Returns described in this Section 6.4(c)(i) shall be prepared and filed in a manner consistent with past practices and customs (unless otherwise required by applicable Legal Requirements). No later than thirty (30) days prior to the due date for filing any such Tax Return (including extensions thereof), Seller shall deliver such Tax Returns (or, in the case of a Consolidated Return, the portion of such Consolidated Return relating to the Company or any of its Subsidiaries) to Purchaser for its review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The failure of Purchaser to propose any changes to any such proposed Tax Return within fifteen (15) days after having been provided with a draft of such Tax Return shall be deemed approval thereof.  Seller and Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return prior to its filing, such dispute shall be resolved by the Selected Accountant which shall be binding on the parties.

(ii)         Purchaser’s Obligations.  Purchaser shall prepare and timely file (or cause the Company to prepare and timely file) all Tax Returns relating to the Company and its Subsidiaries that are required to be filed after the Closing Date that are not described in Section 6.4(c)(i).  To the extent any Taxes shown due on any such Tax Return relating to a Pre-Closing Tax Period were not treated as a liability in the calculation of the finally determined Working Capital (and the finally determined Cash Consideration based thereon) and are indemnifiable by Seller pursuant to Section 9.2(c), (A) such Tax Return shall be prepared in a manner consistent with past practices and customs of the Company and its Subsidiaries (unless otherwise required by applicable Legal Requirements), and (B) no later than thirty (30) days prior to the due date for filing such Tax Returns (including extensions thereof), Purchaser shall deliver such Tax Returns (or, in the case of a Consolidated Return, the portion of such Consolidated Return relating to the Company or any of its Subsidiaries) to Seller for its review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The failure of Seller to propose any changes to any such proposed Tax Return within fifteen (15) days after having been provided with a draft of such Tax Return shall be deemed approval thereof.  Not later than five (5) days prior to the filing date of any such proposed Tax Return (including extensions thereof), Seller shall pay to Purchaser an amount equal to that portion of the Taxes shown on such Tax Returns for which Seller has an obligation to indemnify the Purchaser pursuant to Section 9.2.  Seller and Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return prior to its filing, such dispute shall be resolved by the Selected Accountant which shall be binding on the parties.  Nothing contained in this Section 6.4(c)(ii) shall in any manner terminate, limit or adversely affect any right of Purchaser to receive indemnification pursuant to any provision of this Agreement.  Seller shall reimburse Purchaser for the costs of preparing or amending any income Tax Return for a Pre-Closing Tax Period other than a Tax Return for a Straddle Period within ten (10) days following Purchaser’s written request for such reimbursement.

(d)          Tax Audits and Contests.

(i)          Purchaser shall, or shall cause the Company, to promptly notify Seller of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to the Pre-Closing Tax Period for which Seller may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Contest”); provided, however, that the failure of Purchaser to promptly notify Seller of any such Tax Contest shall not forfeit Purchaser’s right to indemnity except to the extent that Seller is prejudiced as a result  of the failure or delay in giving such notice.  Seller shall have the authority to represent the interests of the Company and shall have control of the defense, compromise or other resolution of any Tax Contest relating to a Pre-Closing Tax Period, not involving any Straddle Period; provided, however, that Purchaser shall be entitled to participate in such Tax Contest at its own expense and Seller shall not settle, compromise and/or concede any portion of such Tax Contest that could reasonably be expected to affect the Tax liability of the Company, its Subsidiaries or Purchaser for any Post-Closing Tax Period or adversely affect the Tax attributes of the Company or its Subsidiaries without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii)         Excluding Tax Contests involving unitary Tax Returns, Seller and Purchaser jointly shall represent the interests of the Company and its Subsidiaries in any Tax Contest relating to any Straddle Period for which Seller could reasonably have an obligation to indemnify Purchaser.  Any disputes regarding the conduct or resolution of any such Tax Contest shall be resolved by the Selected Accountant which shall be binding on the parties and the all costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by the Seller and Purchaser in the same ratio as the ratio in which, pursuant to the terms of this Agreement, Seller and Purchaser would share the responsibility for payment of the Taxes asserted by the Governmental Authority in such Tax Contest if such Tax Contest were sustained in the Governmental Authority’s favor in its entirety.  For Tax Contests involving unitary Tax Returns for any Straddle Period, Seller shall have the authority to represent the interests of the Company and shall have control of the defense, compromise or resolution; provided, however, that (A) Seller shall provide Purchaser with copies of all correspondence, notices or other written materials received from any Governmental Authority, and shall otherwise keep Purchaser and its advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Governmental Authority, and (B) Seller shall not settle, compromise and/or concede any portion of such Tax Contest that could reasonably be expected to affect the Tax liability of the Company, its Subsidiaries or Purchaser for any Post-Closing Tax Period or adversely affect the Tax attributes of the Company or its Subsidiaries without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

(iii)        Subject to the provisions of clauses (i) and (ii) of this Section 6.4(d), Seller shall be entitled to control in all respects, and Purchaser shall not be entitled to participate in, any Tax Contest with respect to (x) any Tax Return of Seller or (y) any Tax Return of a consolidated, combined or unitary group that includes the Company, any of its Subsidiaries and any other member of the Seller Group; provided, however, that Seller shall meaningfully consult with Purchaser relating to any such Tax Contest that could reasonably be expected to affect the Tax liability of the Company, its Subsidiaries or Purchaser for any Post-Closing Tax Period or adversely affect the Tax attributes of the Company or its Subsidiaries.

(iv)        Purchaser shall have the sole right to represent the interests of the Company and its Subsidiaries and shall have sole control of the defense, compromise or other resolution of any Tax Contest relating to a Post-Closing Tax Period.

(e)          Refunds and Tax Benefits.  Any Tax refund, credit or similar benefit that are received by Purchaser, the Company or any of the Company’s Subsidiaries, and any amounts credited against Tax to which Purchaser, the Company or any of the Company’s Subsidiaries become entitled, that relate to the Company or any of the Company’s Subsidiaries for Tax periods or portions thereof ending on or before the Closing Date (other than with respect to deductions taken relating to the Unpaid Restructuring Costs and the Delayed Employee Costs) shall be for the account of Seller, except to the extent taken into account in Working Capital, as finally determined, and Purchaser shall pay over to Seller any such refund or the amount of any such credit for which Seller is entitled to, net of any adverse impact on the Purchaser’s, Company or its Subsidiaries’ Tax position, within thirty (30) days after receipt or entitlement thereto.

(f)          Post-Closing Actions Affecting Seller’s Tax Liability.  Except as required by Legal Requirement, Purchaser shall not (and shall not cause or permit any of its Affiliates, the Company or any of the Company’s Subsidiaries to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or any of the Company’s Subsidiaries with respect to any Pre-Closing Tax Period (or with respect to any Straddle Period) without the prior written consent of Seller.

(g)          Termination of Existing Tax Sharing Agreements. All liabilities, obligations and other rights between any member of the Seller Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, under any Tax Sharing Agreement in effect on or prior to the Closing Date shall cease and terminate as of the Closing Date and the Company and its Subsidiaries shall have no liability with respect to any Tax Sharing Agreement following the Closing.

(h)          No NOL Carryback/Other Carrybacks Permitted. Purchaser will not cause or permit the Company to carry back to any Pre-Closing Tax Period any net operating loss that is attributable to a Post-Closing Tax Period.  Purchaser will make a proper and timely election (or cause such proper and timely election to be made) to relinquish the carryback of net operating losses, if any, of the Company pursuant to either Treasury Regulations Section 1.1502-21(b)(3)(ii)(B) or 1.1502-21T(b)(3)(ii)(C) or Section 172(b)(3) of the Code, or any similar or comparable provision under Legal Requirement; provided, however, that Seller shall immediately pay to Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute or Tax credit (other than a net operating loss) of the Company or any of its Subsidiaries into the Seller’s consolidated Tax Return, when such refund (or reduction) is realized by Seller’s consolidated group.  At Purchaser’s request to obtain such refund (or reduction) pursuant to this Section 6.4(h), Seller will elect, in its sole discretion, to either (i) cooperate with the Company and its Subsidiaries in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims; or (ii) pay Purchaser the equivalent amount of such a refund or reduction, net of any adverse impact on the Seller’s Tax position.  Purchaser agrees to indemnify Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute or Tax Credit on audit or otherwise.  The provisions of this Section 6.4(h) shall be inapplicable in the event that the Company, Seller and Purchaser make a Section 338(h)(10) Election as provided in Section 6.4(i).

(i)          Section 338(h)(10) Election.

(i)          At Purchaser’s election, the Company and Seller shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”).  Purchaser shall notify Seller of its intent to make the Section 338(h)(10) Election at least five (5) Business Days prior to the Closing Date.  Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election.  The Allocation Schedule shall be prepared by Purchaser in accordance with the principles and methodologies attached hereto as Appendix D and Purchaser shall deliver such Allocation Schedule to Seller no later than one hundred twenty (120) days prior to the IRS deadline for making a Section 338(h)(10) Election.  If a Section 338(h)(10) Election is made, Seller and Purchaser agree that the Share Consideration and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”).  Purchaser, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

(ii)         Prior to the date hereof, the parties prepared the schedule attached hereto as Appendix E (“Section 338(h)(10) Election Schedule”) setting forth the methodology to determine the additional consideration necessary to cause Seller’s after-Tax net proceeds from the sale of the Shares of the Company with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that Seller would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local income Tax implications, including any Tax on any such additional consideration (i.e., on a “grossed-up”

basis) (such additional consideration, the “Tax Adjustment”), which Section 338(h)(10) Election Schedule includes the estimated amount of the Tax Adjustment based on such methodology.  The amount set forth as “Closing Tax Adjustment” on Appendix E is the amount of the Tax Adjustment that the parties have agreed to use for purposes of the Estimated Cash Consideration (the “Closing Tax Adjustment”).  In the event a Section 338(h)(10) Election is made, Seller shall provide Purchaser with a final version of the Section 338(h)(10) Election Schedule, including a final calculation of the Tax Adjustment based on the methodology set forth in the Section 338(h)(10) Election Schedule (the “Final Tax Adjustment”).  The Final Tax Adjustment shall be delivered to Purchaser together with and at the same time as the portion of the Consolidated Return relating to the Company or any of its Subsidiaries for the taxable year that includes the Closing Date is required to be delivered by Seller to Purchaser under Section 6.4(c)(i).  Seller shall provide Purchaser information necessary to verify and confirm the Final Tax Adjustment.  If within twenty (20) days after the receipt of the Final Tax Adjustment, Purchaser notifies Seller in writing that Purchaser objects to the calculation of the Final Tax Adjustment, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the calculation of the Final Tax Adjustment within thirty (30) days of Purchaser’s objection to the calculation of the Final Tax Adjustment, such dispute shall be resolved by the Selected Accountant.  The fees and expenses of the Selected Accountant shall be borne equally by Seller and Purchaser.  In the event that the Final Tax Adjustment exceeds the Closing Tax Adjustment, Purchaser agrees to indemnify and hold Seller harmless for the entirety of the excess only if such excess is greater than One Million Dollars ($1,000,000) and, in connection therewith, shall pay such entirety of such excess amount to Seller within ten (10) days following the later of (A) the date on which Seller pays the Final Tax Adjustment with its federal income Tax Return for its taxable year that includes the Closing Date or (B) the resolution of the matter by the Selected Accountant, if applicable.  In the event that the Final Tax Adjustment is less than the Closing Tax Adjustment, Seller agrees to indemnify and hold Purchaser harmless for the entirety of such shortfall only if such shortfall is in excess of One Million Dollars ($1,000,000) and, in connection therewith, shall pay such entirety of such shortfall amount to Purchaser within ten (10) days following the later of (A) the date on which Seller pays the Final Tax Adjustment with its federal income Tax Return for its taxable year that includes the Closing Date or (B) the resolution of the matter by the Selected Accountant, if applicable. In the event a Tax Contest results in an increased or decreased Tax liability, the Final Tax Adjustment shall be adjusted accordingly (“Post-Tax Contest Final Tax Adjustment”); and for the avoidance of doubt, all interest, penalties and other additions to Taxes shall be included in the determination of the Post-Tax Contest Final Tax Adjustment.  In the event the Post-Tax Contest Final Tax Adjustment exceeds the Final Tax Adjustment, Purchaser agrees to indemnify and hold Seller harmless for the entirety of the excess only if such excess is greater than One Million Dollars ($1,000,000) and, in connection therewith, shall pay such entirety of such excess amount to Seller within ten (10) days following the date on which Seller pays the amount of the Post-Tax Contest Final Tax Adjustment to the relevant Governmental Authority.  In the event the Final Tax Adjustment exceeds the Post-Tax Contest Final Tax Adjustment, Seller agrees to indemnify and hold Purchaser harmless for the entirety of the excess only if such excess is greater than One Million Dollars ($1,000,000) and, in connection therewith, shall pay such entirety of such excess amount to Purchaser within ten (10) days following the date on which Seller receives such amounts of the Post-Tax Contest Final Tax Adjustment from the relevant Governmental Authority.

(j)           Elections to Reduce Potential for Loss Duplication.  Seller agrees (i) to make an election under Treas. Reg. 1.1502-36(d)(6)(i) to reduce the tax basis it has in its shares in the amount necessary to avoid reducing the tax attributes of the Company and its Subsidiaries, and (ii) to not make any other elections under Treas. Reg. 1.1502-36(d) without the prior written consent of the Purchaser. Clause (i) of this Section 6.4(j) shall be inapplicable in the event that the Company, Seller and Purchaser make a Section 338(h)(10) Election as provided in Section 6.4(i).

(k)          DK Group Internal Debt Costs.  In the event the DK Group Internal Debt is not completely settled by Seller prior to the fourth (4th) Business Day prior to the Closing Date in accordance with Section 6.12, Seller shall prepare a good faith estimate of the additional Taxes and professional fees that Purchaser would incur, taking into account all appropriate federal, state, local and foreign income Tax implications (including withholding obligations), to fully settle such DK Group Internal Debt in accordance with the then-current Step Plan (the “DK Group Internal Debt Costs” and such estimate, the “Estimated DK Group Internal Debt Costs,” and the actual amount of the DK Group Internal Debt Costs, the “Final DK Group Internal Debt Costs”) and Seller shall inform Purchaser at least three (3) Business Days prior to the Closing Date of such Estimated DK Group Internal Debt Costs.  Purchaser shall deliver to Seller a schedule of the Final DK Group Internal Debt Costs no later than twelve (12) months following the Closing Date and Purchaser shall provide Seller all information necessary to verify and confirm the Final DK Group Internal Debt Costs.  If within forty-five (45) days after the receipt of the Final DK Group Internal Debt Costs, Seller notifies Purchaser in writing that Seller objects to the calculation of the Final DK Group Internal Debt Costs, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the calculation of the Final DK Group Internal Debt Costs within thirty (30) days of receipt by Seller of the Final DK Group Internal Debt Costs, such dispute shall be resolved by the Selected Accountant.  The fees and expenses of the Selected Accountant shall be borne equally by Seller and Purchaser.  In the event that the Final DK Group Internal Debt Costs exceeds the Estimated DK Group Internal Debt Costs, Seller agrees to indemnify and hold Purchaser harmless from such excess amount and, in connection therewith, shall pay the entirety of such excess amount to Purchaser within ten (10) days following the later of (A) the date on which Purchaser pays the DK Group Internal Debt Costs and provides evidence of such payment to Seller or (B) the resolution of the matter by the Selected Accountant, if applicable.  In the event that the Final DK Group Internal Debt Costs are less than the Estimated DK Group Internal Debt Costs, Purchaser agrees to indemnify and hold Seller harmless from such shortfall and, in connection therewith, shall pay the entirety of such shortfall amount to Seller within ten (10) days following the later of (A) the date on which the Parties agree to the amount of the Final DK Group Internal Debt Costs or (B) the resolution of the matter by the Selected Accountant, if applicable.

(l)          Destruction of Tax Related Due Diligence Items.  Following the Closing Date, and within twenty (20) days following a written request made by Seller to Purchaser, Purchaser shall certify to Seller in writing that Purchaser has destroyed all documents in its possession containing Tax information that relates to Seller, or any of its Affiliates, including any member of DK Group, and obtained in written or electronic form by

Purchaser from Seller prior to the Closing through due diligence, negotiations, and other parts of this transaction.

6.5           Termination of Intercompany Arrangements; Transition Services.

(a)          Effective upon the consummation of the Closing, (i) the Parties shall cause each agreement and contract between a member of the DK Group, on the one hand, and Seller or any of its Affiliates (other than members of the DK Group), on the other hand, to be terminated and (ii) the Company and its Subsidiaries will be removed from any insurance policies held by Seller or any of its Affiliates (other than members of the DK Group) under which members of the DK Group are covered.

(b)          Seller agrees that, for a period of up to four (4) months from the Closing Date (the “Transition Period”), it will, or will cause its Affiliates to, use commercially reasonable efforts to provide to the Company and its Subsidiaries the services described on Appendix F (the “Transition Services”) to substantially the same extent such services were provided by Seller or its Affiliates (other than members of the DK Group) prior to the Closing Date and subject to any restrictions imposed by any applicable contract or Legal Requirement.  With respect to each Transition Service, Purchaser shall take, and shall cause the Company and its Subsidiaries to take, any and all actions, and make any and all preparations, to permit the Company and its Subsidiaries to take full responsibility for such Transition Service, without any further assistance from Seller or its Affiliates, as soon as reasonably practicable following the Closing.  Seller or its Affiliates shall provide the Transition Services to the Company and its Subsidiaries and the Company and its Subsidiaries shall pay customary charges for such Transition Services (consistent with the charges customarily made within the Seller Group) and shall reimburse Seller and its Affiliates for all out-of-pocket costs incurred by Sellers and its Affiliates in connection with the Transition Services without reimbursement or indemnification of any kind by Seller.

(c)          Neither the performance of the Transition Services, nor anything else set forth in this Agreement, shall cause or be construed to cause any employee of the Company or any of its Subsidiaries to be considered an employee of Seller, and Seller shall have no liability for any acts or omissions of any employee of the Company or any of its Subsidiaries.  Neither Seller nor any of its Affiliates shall have or exercise any control or direction over any such employees during the Transition Period.  Nothing contained herein shall create any third party beneficiary rights in any current or former employee of, or other Person who provides or has provided services to, Seller, the Company or any of its or their Affiliates (or any beneficiary or dependent thereof) with respect to the Transition Services arrangement.

(d)          Purchaser hereby releases Seller and its Affiliates, and their respective employees, agents, officers and directors, from any and all Damages arising from or in connection with the Transition Services, except to the extent such Damages result from the gross negligence or willful misconduct of any such Person.  Seller makes no warranty in connection with the Transition Services and hereby disclaims any and all implied or statutory warranties, including all implied warranties of title, merchantability, noninfringement and fitness for a particular purpose regarding the Transition Services.

(e)          Except as specified in Section 6.5(d), notwithstanding any other provision to the contrary contained herein, neither Purchaser nor any of its Affiliates and their respective stockholders, partners, members, officers, directors employees, controlling person, agents and representatives shall have any rights or claims against Seller in connection with the Transition Services, whether at law or equity, in contract, in tort or otherwise.

6.6           Delivery of Financial Information.  Prior to the Closing, Seller shall cause to be delivered to Purchaser: (i) the audited consolidated financial statements of the Company (which shall include the Company and its Subsidiaries and only the Company and its Subsidiaries), prepared in accordance with U.S. GAAP and audited by Ernst & Young LLP or another accounting firm of national standing selected by Seller that is registered with the Public Company Accounting Oversight Board and reasonably acceptable to Purchaser (the “Auditing Firm”), consisting of audited consolidated balance sheets as of December 31, 2014 and December 31, 2015 and audited consolidated statements of operations and comprehensive income (loss), statements of cash flows and statements of stockholders’ equity for each of the fiscal years of the Company and its Subsidiaries ended December 31, 2013, December 31, 2014 and December 31, 2015 (collectively, the “DK Group Audited Financial Statements”), and (ii) unaudited interim consolidated financial statements prepared in accordance with U.S. GAAP consisting of (A) an unaudited interim consolidated balance sheet of the Company and its Subsidiaries as of (I) the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company and its Subsidiaries that has been completed prior to the Closing Date and that has ended at least 45 days before the Closing Date and (II) the last day of the corresponding fiscal quarter of the 2015 fiscal year and (B) unaudited interim consolidated statements of operations and comprehensive income (loss), statements of cash flows and statements of stockholders’ equity of the Company and its Subsidiaries for (I) the most recent six or nine month, as applicable, fiscal period (other than the fourth fiscal quarter of any fiscal year) of the Company and its Subsidiaries that has been completed prior to the Closing Date and that has ended at least 45 days before the Closing Date and (II) the corresponding six or nine month, as applicable, fiscal period of the 2015 fiscal year (collectively, the “DK Group Interim Financial Statements”), in each case referred to in this sentence that conform to, and are required to be filed by Purchaser pursuant to, the applicable requirements of Regulation S-X (“Regulation S-X”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, from the date hereof and prior to the Closing, Seller shall provide such information, or reasonable access thereto, with respect to the Company and its Subsidiaries as may be reasonably requested by Purchaser to permit Purchaser to prepare or file pro forma financial information required by Legal Requirement to be prepared or filed in connection with the transactions contemplated hereby.  Seller also shall cooperate with Purchaser to provide any additional information, or reasonably access thereto, requested by Purchaser, in connection with Purchaser’s analysis of the DK Group Audited Financial Statements or DK Group Interim Financial Statements required to be included in any reports or other filings with the Securities and Exchange Commission in connection with the Transaction.  Seller shall keep Purchaser informed on a reasonably current basis (and at any time upon Purchaser’s reasonable request) in reasonable detail of the status of its efforts to prepare the DK Group Audited Financial Statements and the DK Group Interim Financial Statements and obtain the audit described in this Section 6.6.  All costs and expenses incurred by Seller, the Company and its Subsidiaries in connection with this Section 6.6 shall be shared equally by Purchaser and Seller (i.e., 50/50); provided, however, that Purchaser’s obligation to share in the payment of such costs and expenses shall not exceed $500,000.  In no event shall Purchaser, prior to the Closing, take any action, including filing an registration statement with the SEC or seeking the effectiveness of any registration statement, that requires Purchaser to file the DK Group Audited Financial Statements or DK Interim Financial Statements prior to the Closing as a result of the execution of this Agreement.

6.7           No Solicitation of Other Bids.

(a)          Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the DK Group or its assets.

(b)          Seller agrees that the rights and remedies for noncompliance with this Section 6.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

6.8           Employee Matters.

(a)          At the Purchaser’s written request, the Company will terminate the Company 401(k) Plan, effective no later than the day immediately preceding the Closing Date.  Any such request must be made, if at all, at least ten (10) Business Days before the Closing Date. The form and substance of any documents (including any amendments, resolutions, employee communications or otherwise) in connection with the termination of the Company 401(k) Plan shall be subject to prior review and comment by Purchaser and its counsel. If the Company 401(k) Plan is terminated before the Closing pursuant to this Section 6.8(a), Purchaser shall use commercially reasonable efforts to cause a new or existing 401(k) plan of Purchaser to accept any distribution from the Company 401(k) Plan as a rollover contribution and the transfer of any promissory note representing an outstanding participant loan, if so directed by a participant whose employment continues with the Purchaser or any of its Subsidiaries following the Closing.

(b)          For the purposes hereof, all individuals who are employees of the Company or any of its Subsidiaries immediately prior to the Closing and who thereupon become employees of the Purchaser or any of its Subsidiaries are referred to herein as

“Covered Employees.” Purchaser shall provide or cause to be provided to each Covered Employee: (i) for a period of twelve (12) months following the Closing Date, a base salary that is not less than the Covered Employee’s base salary in effect immediately prior to the Closing, (ii) for the fiscal year in which the Closing Date occurs, a target bonus opportunity, expressed as a percentage of base salary, that is not less than the percentage target bonus opportunity in effect for such Covered Employee for 2016 set forth in Section 3.14 of the Disclosure Schedule, and (iii) for a period of six (6) months following the Closing Date, severance protection on a basis and in an amount that is not less favorable than the severance protection that would have been provided in accordance with the Company’s general severance policy as in effect on the date of this Agreement.  To the extent that any Covered Employee who participates in a Company Employee Plan becomes eligible to participate in a new or existing employee benefit plan, policy, program, arrangement or agreement of Purchaser (a “Purchaser Employee Plan”), Purchaser shall cause such Purchaser Employee Plan to take into account the Covered Employee’s credited service with the Company or a Subsidiary for eligibility and vesting (but not benefit accrual) purposes to the same extent such service was credited to such Covered Employee under a corresponding Company Employee Plan immediately prior to the Closing.  In addition, and without limiting the generality of the foregoing, as of the Closing, Purchaser shall use commercially reasonable efforts to provide that (i) any waiting period requirement for participation in a Purchaser Employee Plan by a Covered Employee shall be waived if and to the extent that a similar waiting period requirement under a corresponding Company Employee Plan was satisfied by such Covered Employee as of the Closing Date, (ii) for purposes of each Purchaser Employee Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Employee Plan shall be waived for such Covered Employee and his or her covered dependents, if and to the extent similar conditions and requirements had been waived under the Company Employee Plan in which such Covered Employee, as applicable, participated or was eligible to participate as of the Closing Date, and (iii) any eligible expenses incurred by such a Covered Employee and his or her covered dependents during the portion of the plan year of the Company Employee Plan ending on the Closing shall be taken into account under a corresponding Purchaser Employee Plan if and to the extent such eligible expenses were incurred during the plan year of the Purchaser Employee Plan in which the Closing occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Employee Plan.  Nothing in this Agreement shall vary the at-will nature of the employment of a Covered Employee and nothing shall prevent Purchaser from terminating the employment of a Covered Employee at any time after the Closing.

(c)          Except as the Parties otherwise agree pursuant to Section 6.5(b), prior to the Closing Date, Seller and the Company will take such actions as may be necessary or appropriate to ensure that the Company and its Subsidiaries cease to be participating employers under any Company Employee Plan that is sponsored by the Seller or any ERISA Affiliate (other than the Company and its Subsidiaries).

6.9           WARN Act.  Following Closing, Purchaser shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under the

WARN Act for any terminations, plant closings, or layoffs, or any other such triggering events under the WARN Act occurring after the Closing Date.

6.10         KYC.  At least four (4) Business Days prior to the Closing Date, the Seller shall cause the Company to provide all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Purchaser at least nine (9) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

6.11         LVMH Guaranties.  Subsequent to the Closing, Purchaser shall use its commercially reasonable best efforts, which shall not require the payment of money by Purchaser, to terminate the guaranties provided by Seller or any of its Affiliates (other than members of the DK Group) for or on behalf of the Company or any member of the DK Group set forth on Section 3.12 of the Disclosure Schedule (“LVMH Guaranties”).

6.12         Settlement of DK Group Internal Debt.  Seller shall, and shall cause the Company to, use commercially reasonable best efforts to cause the DK Group Internal Debt to be settled on or prior to the Closing Date, in accordance with the step plan attached hereto as Appendix G, as it may be amended by Seller prior to the Closing Date with the written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed (as so amended, the “Step Plan”).  Seller shall promptly provide Purchaser copies of any documentation entered into by Seller or any member of the DK Group to effectuate the Step Plan.  If Seller and the Company do not complete the settlement of the DK Group Internal Debt prior to the Closing, Purchaser shall use commercially reasonable best efforts to settle the DK Group Internal Debt in accordance with the Step Plan as soon as reasonably practicable after the Closing; provided, however, that in the event that Purchaser wishes to proceed with such completion of the settlement of the DK Group Internal Debt in a manner inconsistent with the Step Plan, Purchaser shall obtain the prior written approval of Seller to the proposed changes to the Step Plan, such approval not to be unreasonably withheld, conditioned or delayed (and, for the avoidance of doubt, to the extent the Step Plan is not impossible to consummate, Seller shall have the right not to provide such approval in the event that the proposed changes to the Step Plan may increase the cost of the settlement of the DK Group Internal Debt unless Purchaser agrees to bear the increased cost of such settlement).

6.14         Lease Matters.

(a)          Seller shall, and shall cause the Company to, use commercially reasonable best efforts to obtain prior to the Closing the written consent, effective as of the Closing, to the Transaction of the Lessor under each of the Leases identified on Appendix H, and Seller shall provide Purchaser with a copy of each written consent for Purchaser’s review and comment before execution.

(b)          In the event that the Lessor under any Lease identified on Appendix H requests the payment of additional rent or other amounts as a condition to providing a written consent to the Transaction prior to Closing and Seller desires, in its sole discretion, to accept such request, Seller (or its applicable Affiliate that is not a member of the DK Group) may cause the Company or its applicable Subsidiary to agree to such additional rent or other amounts (and to amend the applicable Lease accordingly) and, in such event, Seller shall indemnify and hold Purchaser harmless with respect to any such additional rent or other amounts agreed to with Lessor.  In addition, Purchaser shall cooperate with Seller in connection with its efforts to obtain such consents prior to Closing.

(c)          If the written consent of the Lessor under any Lease identified on Appendix H is not obtained prior to the Closing, Purchaser shall use its commercially reasonable best efforts to obtain such written consent after the Closing and Purchaser shall keep Seller reasonably informed regarding the status of discussions with such Lessors, including any terms or conditions requested by any Lessor to provide such consent.  If (i) the Lessor under any such Lease refuses to provide its written consent or Purchaser does not agree to Lessor’s terms and conditions to provide such consent (and Seller does not agree to indemnify Purchaser with respect to the additional cost to the Company or its Subsidiaries of such terms and conditions), and (ii) Lessor seeks Damages from a member of the DK Group as a result of the failure of the Company or one of its Subsidiaries to obtain such consent, Seller shall indemnify and hold Purchaser harmless with respect to any such Damages related to such enforcement of the Lease and such matters shall be subject to the procedures and other provisions set forth in Section 9.6; provided, that Purchaser uses commercially reasonably efforts to reduce or limit such Damages to the extent reasonably practicable.

(d)          With respect to the Lease of the Conduit store, in the event that the existing subtenant under the Lease fails to pay any amounts required under the sublease or otherwise defaults under the sublease, Seller agrees to indemnify and hold Purchaser harmless with respect to any amounts paid by Purchaser or Damages to Purchaser in connection with such failure or default, and in such event, Seller shall be subrogated to the rights of the Company or its Subsidiaries with respect to the subtenant and Purchaser shall cause the Company or its Subsidiaries to cooperate with Seller to recover from the subtenant.

6.15         Non-Solicitation.  From the date hereof to the date that is six (6) months from and after the Closing (the “Restricted Period”), without the prior written consent of Purchaser, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the DK Group employed by the DK Group at any time during the Restricted Period or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 6.15 shall prevent Seller or any of its Affiliates from hiring any such employee whose employment has been terminated by the DK Group or Purchaser after the Closing.  Seller acknowledges that a breach or threatened breach of this Section 6.15 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).  Seller acknowledges that the restrictions contained in this Section 6.15 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement.

7.          Conditions to the Closing.

7.1           Conditions to Obligations of Each Party.  Subject to the limitations in Section 7.4, the respective obligations of each Party to this Agreement to consummate the Transaction and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Purchaser and Seller to the extent permitted by Legal Requirements):

(a)          No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority shall have been issued and remain in effect, nor shall there be any Legal Requirement enacted or deemed applicable to the execution and delivery of this agreement or the consummation of the Closing and the Transaction, that makes such Transaction illegal.

(b)          Antitrust Laws Compliance.  Any waiting period (and any extension thereof) under the HSR Act, and filings and notifications related to other Antitrust Laws, applicable to the Transaction shall have expired or been terminated or, if applicable, any required material approvals of any Governmental Authorities under applicable Antitrust Laws shall have been obtained.

(c)          No Pending Governmental Litigation.  There shall not be pending before any court of competent jurisdiction, or threatened in writing, any legal proceeding by a Governmental Authority the result of which, if adversely determined, would restrain or prohibit the consummation of the Transaction.

7.2           Additional Conditions to the Obligations of Purchaser.  Subject to the limitations in Section 7.4, the obligations of Purchaser to consummate the Closing shall be subject to:

(a)          Seller having delivered to Purchaser, on or prior to January 24, 2017, the DK Group Audited Financial Statements, the DK Group Interim Financial Statements and an unqualified audit opinion on the DK Group Audited Financial Statements by the Auditing Firm, all in accordance with Section 6.6; provided, however, that for the avoidance of doubt, the inclusion of any explanatory language in the Auditing Firm’s audit opinion as contemplated by paragraph 11 of the PCAOB’s AS (Auditing Standard) 3101, Reports on Audited Financial Statements, shall not cause such opinion to be a qualified audit opinion;

(b)          the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of the condition that the representations and warranties of Seller in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (provided, however, that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), in each case, in all respects except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that notwithstanding the preceding provisions of this Section 7.2(b), the Fundamental Representations of Seller shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except for de minimis inaccuracies in such Fundamental Representations; and

(c)          Seller shall be prepared to deliver, and shall deliver at or prior to Closing, all documents and other closing deliverables required to be delivered by, and shall take all actions required to be taken by, Seller pursuant to Section 2.1(c).

7.3           Additional Condition to the Obligations of Seller.  Subject to the limitations in Section 7.4, the obligation of Seller to consummate the Closing shall be subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the conditions that:

(a)          at the Closing, Purchaser shall deliver to the Company an amount sufficient to enable the Company and the other members of the DK Group to pay off all Financial Debt (including LVMH Intercompany Debt but not the items listed on Appendix B) as of the Closing Date;

(b)          the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the condition that the representations and warranties of Purchaser in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (provided, however, that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), in each case, in all respects except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect; provided, however, that notwithstanding the preceding provisions of this Section 7.3(b), the Fundamental Representations of Purchaser shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except for de minimis inaccuracies in such Fundamental Representations; and

(c)          Purchaser shall be prepared to deliver, and shall deliver at or prior to Closing, all documents and other closing deliverables required to be delivered by, and shall take all actions required to be taken by, Purchaser pursuant to Section 2.1(c).

7.4           Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied as a reason to delay or cancel the Closing if such failure was caused by such Party’s failure to act in good faith or to use its best efforts to satisfy such condition as required by the provisions of this Agreement, including Section 6.3.  The condition in Section 7.3 shall be deemed to be waived by Seller to the extent that any such condition fails to be satisfied as a result of any action taken or omitted to be taken by Seller.  The condition in Section 7.2 shall be deemed to be waived by Purchaser to the extent that any such condition fails to be satisfied as a result of any action taken or omitted to be taken by Purchaser.

8.          Termination.

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b), by notice from the terminating Party to the other Party setting forth a brief description of the basis for termination) only (and in no other circumstance):

(a)          by the mutual written consent of Purchaser and Seller; or

(b)          by Purchaser or Seller if the Closing shall not have been consummated by February 1, 2017 (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with or perform in any material respect any covenant under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

8.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, and there shall be no liability on the part of Purchaser, Seller, any Financing Source or their respective officers, directors or stockholders, except to the extent that such liability results from any prior breach by a Party of any of its covenants or agreements; provided, however, that the provisions of Section 10 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.          Indemnification.

9.1           Survival of Representations and Warranties.  All representations and warranties made by Seller and Purchaser in this Agreement shall survive the Closing for a period beginning on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date (the “Release Date”), at which time such representations and warranties shall expire and terminate and be of no further force and effect (the date of expiration of any representation or warranty in this Agreement being a “Representation Termination Date”); provided, however, that (i) the representations and warranties contained in Section 3.1 (Organization, Standing and Power), Section 3.2 (Subsidiaries and Other Equity Interests), Section 3.4 (Authority and Binding Obligation of Seller), Section 3.5 (Capitalization), Section 3.25 (Brokers’ and Finders’ Fees), Section 4.1 (Organization, Standing and Power), Section 4.2 (Authorization and Binding Obligation of Purchaser), Section 4.6 (Stock Issuances), Section 4.8 (Capital Structure) and Section 4.10 (Brokers’ and Finders’ Fee) (collectively, the “Fundamental Representations”) shall survive the Closing Date indefinitely and (ii) the representations and warranties contained in Section 3.17 (Environmental Matters), Section 3.18 (Taxes), and Section 3.19 (Employee Benefit Plans) shall survive the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).  All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  No action for or based on a breach of any representation or warranty contained in this Agreement shall be brought after the expiration of the Representation Termination Date of such representation or warranty, except for claims of which the Indemnitor has received an Indemnification Claim Notice prior to the expiration of the applicable Representation Termination Date, in which case such claim asserted in such notice shall survive such applicable Representation Termination Date, until such time as such claim is fully and finally resolved as provided by this Agreement.  It is the express intent of the Parties that, if the applicable Representation Termination Date for an item as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated by this Agreement.  The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.  Following the delivery of an Indemnification Claim Notice, the Parties shall give, and shall cause their respective Affiliates and Representatives to provide the other Party reasonable access to such documents and information as may be reasonably requested for the purposes of resolving any disputes or responding to any matters or inquiries raised in such Indemnification Claim Notice.

9.2           Indemnification by Seller.  Subject to the limitations set forth in this Section 9.2 and Section 9.4, from and after the Closing Date, Seller shall indemnify, defend and hold Purchaser and its successors in interest and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) harmless from and against all Damages suffered or incurred by such Indemnified Person (regardless of whether or not such Damages relate to any Third-Party Claim) resulting from or arising out of any one or more of the following:

(a)          any inaccuracy in or breach of any representation or warranty of Seller set forth in Section 3 of this Agreement;

(b)          the breach or nonfulfillment of any covenant or agreement of Seller made pursuant to this Agreement;

(c)          except to the extent treated as a liability in the calculation of the finally determined Working Capital (and the finally determined Cash Consideration based thereon) (i) any and all Taxes imposed on the Company or any of its Subsidiaries with respect to (x) all Pre-Closing Tax Periods of the Company or of its Subsidiaries ending on or prior to December 31, 2015 or (y) all Pre-Closing Tax Periods of the Company or of its Subsidiaries ending on or after January 1, 2016 (for the avoidance of doubt, which are in excess of the Tax accruals set forth as a liability on the Measurement Date Balance Sheet Statement and included in the calculation of the finally determined Working Capital, computed in accordance with the Accounting Principles consistent with past practices and methods), (ii) all Taxes of any consolidated, affiliated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date (without duplication of any Taxes indemnified under Section 9.2(c)(i)) that are imposed on the Company or any of its Subsidiaries as a result of having been a member of any such group (including Taxes for which the Company or any of its Subsidiaries may be liable pursuant to Treasury Regulation §1.1502-6 or any comparable provision of foreign, state, or local law) and any Taxes resulting from the Company or its Subsidiaries ceasing to be a member of any such group (for the avoidance of doubt, including as a result of any Subsidiary of the DK Group ceasing to be a member of the “UK group relief”), (iii) any and all Taxes of any person imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, as a transferee or successor by contract or by operation of any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any and all Taxes related to or arising from the Section 338(h)(10) Election as provided under Section 6.4(i)(i) (which, for the avoidance of doubt, shall not affect Seller’s right to receive the Final Tax Adjustment (or, as applicable, the Post-Tax Contest Final Tax Adjustment but only to the extent the amount of the Post-Tax Contest Final Tax Adjustment exceeds the amount for which Purchaser may seek indemnification under this clause (iv) of Section 9.2(c) by reason of Seller’s failure to pay all Taxes related to or arising from the Section 338(h)(10) Election as provided under Section 6.4(i)(i)) as part of the Share Consideration); and (v) any and all Taxes imposed on the Company or any of its Subsidiaries in a Post-Closing Tax Period arising from or with respect to the termination, repayment or unwinding of any DK Group Internal Debt and/or LVMH Intercompany Debt, including Taxes arising from the termination, repayment or unwinding of any (1) DK Group Internal Debt in connection with the repayment of all LVMH Intercompany Debt at Closing and (2) internal DK Group debt incurred or arising on or after the Closing in connection with the repayment of the DK Group Internal Debt as provided in Section 6.12 above or the repayment of all the LVMH Intercompany Debt at Closing; and

(d)          any of the matters described on Appendix I (the “Indemnified Liabilities”).

9.3           Indemnification by Purchaser.  From and after the Closing Date, Purchaser shall indemnify, defend and hold Seller and its successors in interest and assigns (each of the foregoing being referred to individually also as an “Indemnified Person” and collectively also as “Indemnified Persons”) harmless from and against all Damages suffered or incurred by such Indemnified Person (regardless of whether or not such Damages relate to any Third-Party Claim) resulting from or arising out of any one or more of the following:

(a)          any inaccuracy in or breach of any representation or warranty of Purchaser set forth in Section 4 of this Agreement;

(b)          the breach or nonfulfillment of any covenant or agreement of Purchaser made pursuant to this Agreement; and

(c)          any claims against LVMH Guaranties, to the extent paid by the applicable guarantor, and related to matters arising after the Closing.

9.4           Limitations of Liability.

(a)          Sole and Exclusive Remedy.  From and after the Closing, the right of the Indemnified Persons to be indemnified pursuant to this Section 9 shall be the sole and exclusive remedy with respect to all Damages which such Indemnified Persons have now or may have in the future regarding this Agreement or the Transaction, including any Damages attributable to any inaccuracy or breach of any representation or warranty, or any failure to perform the covenants, agreements or undertakings contained in this Agreement, any disclosure schedule or certificate delivered pursuant hereto or any agreement or other document contemplated hereby, except for (x) claims for injunctive relief or specific performance or (y) claims based on fraud.  Except as provided in clauses (x) and (y) above, from and after the Closing, no Indemnified Person may commence any Proceeding against any other Party hereto or any of their respective Affiliates with respect to the subject matter of this

Agreement or the Transaction, whether in contract, tort or otherwise, except to enforce such Party’s express rights under this Section 9.  The provisions of this Section 9 were specifically bargained for and reflected in the amounts payable to Seller in connection with the Transaction under Section 2.

(b)          De Minimis Claims.  The Indemnified Parties shall not be entitled to recover under Section 9.2(a) or Section 9.3(a) on any individual claim (or series of related claims arising from the same facts or circumstances) unless the Damages associated with such claim (or series of related claims arising from the same facts or circumstances) exceeds $20,000 in the aggregate.  For the avoidance of doubt, any individual claim (or series of related claims arising from the same facts or circumstances) under Section 9.2(a) or Section 9.3(a) that does not have Damages in excess of $20,000 in the aggregate shall not count toward the calculation of the Basket.  Additionally, the Indemnified Parties shall not be entitled to recover under Section 9.2(a) or Section 9.3(a) for any Damages arising out of or caused by the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or any of the transactions contemplated herein.

(c)          Basket and Cap.  The Indemnified Parties shall not be entitled to recover under Section 9.2(a) or Section 9.3(a) (i) until the total amount which the Indemnified Parties would otherwise recover under Section 9.2(a) or Section 9.3(a), as applicable, exceeds (without taking into account the Basket referenced in this Section 9.4(c)) on a cumulative basis one percent (1%) of the Share Consideration (the “Basket”) and, in such event, Seller shall be required to pay the amount of all such Damages in excess of the Basket and (ii) for Damages in excess of twenty percent (20%) of the Share Consideration (the “Cap”); provided, that the Basket and Cap limitation shall not apply to (i) Damages arising out of the inaccuracy of any Fundamental Representation and (ii) Damages arising out of or related to fraud.

(d)          Taxes.  The limitations on indemnification set forth in Section 9.4(b) and Section 9.4(c) shall not apply to indemnification pursuant to Section 9.2(a) for breaches of the representations and warranties with respect to Taxes set forth in Section 3.18.

(e)          Calculation of Damages.  For purposes of determining the extent of and limitations on indemnification under this Section 9 or otherwise in this Agreement or any other agreement entered into in connection with this Agreement, the amount of any Damages that may be subject to indemnification hereunder will be determined net of any Loss Tax Benefit and net of the sum of any amounts actually recovered by the Indemnified Person under insurance policies with respect to such Damages, net of costs of collection and any other costs incidental thereto, such as increased premiums (it being understood and agreed that the Indemnified Parties shall have no obligation to seek coverage of any Damages under any insurance policy) and net of any reserves for the applicable Damages, and/or any other reserves that are no longer required, contained in the Company Financial Statements.

(f)           Reliance.  Each of the Parties acknowledges and agrees that, in entering into this Agreement, such Party (i) has relied only upon its own investigation and analysis and the representations and warranties of the Parties expressly set forth in this

Agreement and (ii) has not relied upon, and specifically disclaims, any statement, covenant, representation or warranty not contained herein.

(g)          No Double Recovery.  Notwithstanding anything contained in this Agreement to the contrary, (i) no Indemnified Person shall be entitled to indemnification under any provision of this Agreement or any other agreement entered into in connection with this Agreement for any Damages to the extent such Indemnified Person has been indemnified or otherwise compensated for such Damages (including by receipt of any insurance proceeds or through the Working Capital, Net Financial Debt, Unpaid Restructuring Costs or the DK Group Internal Debt Costs) pursuant to this Agreement and (ii) any item with respect to which a Person is entitled to indemnification under this Agreement or any other agreement entered into in connection with this Agreement shall not be included in Working Capital, Net Financial Debt, Unpaid Restructuring Costs or DK Group Internal Debt Costs.

9.5           Indemnification Claim Procedures.

(a)          An Indemnitor shall be obligated to indemnify an Indemnified Person pursuant to the terms of this Section 9 upon receipt from such Indemnified Person of a written notice meeting the requirements set forth below in this Section 9.5 (a notice meeting such requirements is referred to as an “Indemnification Claim Notice”).  An Indemnification Claim Notice shall (i) state that an Indemnified Person has paid, incurred, suffered or sustained Damages, (ii) specify in reasonable detail the individual items of such Damages, the date each such item was paid, incurred, suffered or sustained, and, the nature of the misrepresentation, breach of warranty or covenant to which such item is related and (iii) set forth the amount of the Damages incurred or reasonably be expected to be incurred by an Indemnified Person as a result of such breach (the “Claimed Damages”).

(b)          If the Indemnitor shall not object in writing within the 90-day period after receipt of an Indemnification Claim Notice (the “Objection Period”) by delivery of a written notice of objection (an “Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by such Indemnitor that the Indemnified Person is entitled to the full amount of the claim for Damages set forth in such Indemnification Claim Notice, subject to the limitations of this Section 9.

(c)          In the event that the Indemnitor shall deliver an Objection Notice in accordance with this Section 9.5, the Indemnitor and the Indemnified Person shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Indemnitor and the Indemnified Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the indemnification claim should be resolved accordingly.

(d)          If Indemnitor and the Indemnified Person fail to reach an agreement before the expiration of the Objection Period, then the Indemnified Person may elect to pursue any and all remedies available under Legal Requirements to enforce the provisions of this Agreement and to obtain payment of such Damages.

9.6           Defense of Third-Party Claims.

(a)          Any Indemnified Person making a claim for indemnification under this Section 9 shall notify the indemnifying party (an “Indemnitor”) of any claim against such Indemnified Person (or, in the case Purchaser is the Indemnified Person, against a member of the DK Group with respect to which Purchaser is making a claim for indemnification under this Section 9) by a third-party, whether or not involving a Proceeding (“Third-Party Claim”) in writing promptly after receiving notice of such claim (if by a third-party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been prejudiced thereby.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Person’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof.  The Indemnitor will not be liable to the Indemnified Person for legal or other expenses incurred by the Indemnified Person in connection with such defense (other than as provided in (b) below), and the Indemnified Person shall, to the best of its ability, assist the Indemnitor, at the expense of the Indemnitor, in the defense of such claim, and shall promptly send to the Indemnitor, at the expense of the Indemnitor, copies of any documents received by the Indemnified Person which relate to such claims; and provided further, that:

(b)          the Indemnified Person shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Person, except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnified Person has been advised in writing by counsel reasonably acceptable to Indemnitor, with a copy to the Indemnitor (to the extent it would not waive Indemnified Person’s attorney client privilege), that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnified Person);

(c)          the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Person) and shall pay the fees and expenses of counsel retained by the Indemnified Person if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Person; (iii) the Indemnified Person has been advised in writing by counsel reasonably acceptable to Indemnitor, with a copy to the Indemnitor, that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnified Person; or (iv) upon petition by the Indemnified Person, the appropriate court or arbitrator rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim;

(d)          if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnified Person before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief will be imposed against the Indemnified Person, (ii) the Indemnified Person is not expressly and unconditionally released from all liabilities and obligations with respect to such claim, without prejudice, or (iii) such settlement requires any admission of wrongdoing or attributes Liability to the Indemnified Person; and

(e)          if the Indemnitor is not entitled to assume control of a Third-Party Claim pursuant to this Section, the Indemnified Person shall obtain the prior written consent of Indemnitor before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief will be imposed against the Indemnitor, or (ii) such settlement requires any admission of wrongdoing or attributes Liability to the Indemnitor.

9.7           Miscellaneous.  Any amounts paid in satisfaction of indemnification claims under Section 9 or other provisions of this Agreement or any other agreement entered into in connection with this Agreement, shall be treated as adjustments to the Share Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

10.         General Provisions.

10.1         Notices.  All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be sent by nationally recognized overnight courier.  Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly delivered one (1) Business Day (or five (5) Business Days of being sent internationally) after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, to the Parties at the following addresses (or at such other address for a Party as shall be specified upon like notice):

(a)          if to Purchaser (or the Company after the Closing), to:

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York  10018

Attention:  Wayne S. Miller

with a copy to:

Until August 26, 2016:

Norton Rose Fulbright US LLP

666 Fifth Avenue

New York, New York  10103

Attention:     Neil Gold, Esq.

Manuel G. Rivera, Esq.

Commencing August 27, 2016:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York  10019

Attention:     Neil Gold, Esq.

Manuel G. Rivera, Esq.

(b)          if to Seller, to:

LVMH Moet Hennessy Louis Vuitton Inc.

19 East 57th Street

New York, New York 10022

Attention:  Anish Melwani

with a copy to:

LVMH Moët Hennessy Louis Vuitton SE

22, avenue Montaigne

75008  Paris

France

Attention: M. Bernard Kuhn

and a copy to:

LVMH Moet Hennessy Louis Vuitton Inc.

19 East 57th Street

New York, New York 10022

Attention:  Louise Firestone, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street

Suite 3900

Chicago, Illinois  60606

Attention: Peter J. Barack, Esq.

Notwithstanding the foregoing, any Party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile transmission, ordinary mail or electronic mail); provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.2         Counterparts.  This Agreement may be executed in one or more counterparts (any of which may be delivered by facsimile or other electronic transmission), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.3         Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Disclosure Schedule and the other schedules hereto: (a) together constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as provided in the final sentence of this Section 10.3.  None of the Parties hereto shall be permitted to assign this Agreement or any of its rights or obligations hereunder (by operation of law or otherwise) without the written consent of each of the Parties hereto, provided that, after the Closing Date, the Purchaser’s rights hereunder may be pledged as collateral for the Financing.  The Financing Sources shall be express third party beneficiaries of Section 10.8 (Governing Law; Court of Competent Jurisdiction) and Section 10.13 (Exculpation).

10.4         Severability.  In the event that any term or other provision of this Agreement, or the application thereof becomes, or is declared by any rule of law, under public policy or by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by Legal Requirement.

10.5         Expenses.  Other than as set forth in this Agreement, the Parties agree that all fees and expenses incurred by them arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, and the Transaction and other transactions contemplated by this Agreement shall be borne by the Party incurring such fees and expenses, including, all fees of counsel and accountants, and such fees and expenses shall not be borne by the Company.

10.6         Specific Performance.  The Parties hereto agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that the Parties hereto shall be entitled (in addition to any other remedies available to them) to specific performance of the terms of this Agreement (which may include an order compelling a Party’s counterparty hereto to close the Transaction) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7         Confidential Arbitration.

(a)          Subject to Section 10.6 above, any claims or disputes arising out of, relating to, or in connection with this Agreement will be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force at the date of the request for arbitration (the “ICC Rules”), including the rules thereof pertaining to the production of documents and other information, except as they may be modified herein (including in Section 10.7(c) below) or by mutual agreement of the parties.  The seat of the arbitration will be New York, New York, and it will be conducted in the English language.  To the extent feasible, multiple claims shall be consolidated in a single proceeding.  It is the intention of the parties that all proceedings initiated pursuant to this Section 10.7 be conducted as expeditiously as reasonably possible.  Each party hereto understands that by entering into this Agreement, it is waiving any right it may have to file a lawsuit or other civil action or proceeding relating to this Agreement, and that it is waiving any right that it may have to resolve disputes through trial by jury.

(b)          For purposes of this Section 10.7, where Purchaser or any of its Affiliates and Seller or any of its Affiliates are each parties to an arbitration, Purchaser and its Affiliates will be deemed to be one party and Seller and its Affiliates will be deemed to be one party.

(c)          A party seeking arbitration (the “Claimant”) will nominate an arbitrator in the request for arbitration and statement of claim (the “Request for Arbitration”), subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) or Secretary General of the International Chamber of Commerce (the “Secretary General”), as provided in the ICC Rules.  After filing the Request for Arbitration is complete pursuant to the ICC Rules, the Claimant will serve the Request for Arbitration upon the Claimant.  Within ten (10) Business Days of receipt of the filed Request for Arbitration, the party against whom the claim is made (the “Respondent”) will file and serve the Answer to the Request for Arbitration and notify the Claimant and the ICC Court of an arbitrator that it nominates, subject to confirmation as provided in the ICC Rules.  Upon confirmation by the ICC Court or the Secretary General of the two arbitrators nominated by the parties, such two arbitrators will select a third arbitrator, who, once confirmed, shall serve as chairman of the arbitral panel; the nomination of the third arbitrator shall be made within ten (10) Business Days of the confirmation of the arbitrators nominated by the parties.  If the arbitrators nominated by the Claimant and the Respondent cannot agree on a third arbitrator within such time period, then the ICC Court will appoint the third arbitrator, who shall serve as chairman of the arbitral panel.  By whomever appointed, the three arbitrators will act as the sole arbitrators in the arbitral proceeding.  The parties specifically agree that, as to any proceeding initiated pursuant to this Section 10.7:  (i) the arbitrators will be empowered to award and order equitable or injunctive relief with respect to matters brought before them; (ii) any taking of evidence that may be required shall be handled expeditiously, and all disputes regarding the taking of evidence shall be resolved by the arbitrators within ten (10) Business Days, or as soon thereafter as practicable.  It is the intent of the parties that barring extraordinary circumstances or unavailability of members of the arbitral panel, (i) a hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than ninety (90) days from the date the ICC arbitration panel conducts the initial case management conference, following issuance of the arbitral panel’s “Terms of Reference,” in accordance with the ICC Rules, and (ii) the arbitral panel will submit a written draft Award to the ICC Court for its review, which shall reveal the essential findings and conclusions on which the award is based, within thirty (30) days after the conclusion of such hearing.  Failure to adhere to these time limits shall not be a basis for challenging the award or challenging the arbitral tribunal’s jurisdiction.  With respect to any arbitration proceeding arising under this Agreement, the parties further agree that with respect to any discovery in such proceeding:  (i) the arbitrators will not be empowered to provide for any requests for documents beyond one (1) set of requests by each party for the production of documents by the other party, which requests shall be submitted within five (5) Business Days of Respondent’s submission of its Answer to the Request for Arbitration; and (ii) each party will be limited to one deposition, with the Seller entitled to take a single deposition of one (1) corporate representative of the Purchaser and the Purchaser entitled to take a single deposition of one (1) corporate representative of the Seller, such corporate representative depositions to be consistent with Federal Rule of Civil Procedure 30(b)(6). The award will be final and binding and non-appealable, and judgment thereon may be entered by any Court of Competent Jurisdiction.

(d)          The parties agree that each of them shall bear all of their own fees, costs and expenses in connection with any arbitral proceeding initiated pursuant to this Section 10.7, including but not limited to attorneys’ fees.  The cost of the three arbitrators shall be shared equally by the Claimant and the Respondent.

(e)          Arbitration pursuant to this Section 10.7 shall be the exclusive method available for resolution of claims, disputes and controversies described in this Section 10.7, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute.

(f)          Notwithstanding the terms of this Section 10.7, each party acknowledges and agrees that the other parties may be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached, and that, at any time before and after a demand notice is presented, the parties shall be free to apply to any Court of Competent Jurisdiction for (i) in the case of Section 6.2, any temporary or permanent injunctive or equitable relief that is available to such party, and (ii) in all other cases, interim or conservatory measures (including temporary conservatory injunctions), in each case to prevent breaches of this Agreement, and to enforce specifically this Agreement and its terms.  The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this Section 10.7 or infringe upon the powers of any arbitral panel.

(g)          The parties shall keep confidential, and not disclose the fact that there is a dispute between the parties, the details of the dispute, the fact of the arbitration and all details relating to the proceeding, except as required by Legal Requirement and consistent with the parties’ right to limited judicial review of the arbitrator’s award.  All statements, documents, claims, demands, transcripts, evidence, discovery materials or communications, whether oral, written, electronic or in any other form, that are submitted or prepared by any party in connection with an arbitration proceeding initiated pursuant to this Section 10.7 shall be Confidential Information for the purposes of Section 6.2 above.

(h)          The provisions of this Section 10.7 shall survive the Closing.

10.8         Governing Law; Court of Competent Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to applicable principles of choice or conflicts of law that would cause application of the laws of any other jurisdiction.  Any proceeding initiated pursuant to Section 10.7 above shall incorporate the substantive laws of the State of New York, except as modified by the terms of Section 10.7.  The Parties agree that any permissible action arising out of or relating to this Agreement, including an action for injunctive or provisional relief or in connection with an arbitral award or proceeding, shall be brought exclusively in a state or federal court of competent subject matter jurisdiction located in the State of New York, New York County (a “Court of Competent Jurisdiction”), irrevocably submit to the personal jurisdiction of any such court, and waive any objection to the venue of such court and any argument that such court is an inconvenient forum.

10.9         Reliance.  Each of the Parties hereto acknowledges that it has been informed by each other Party that the provisions of Sections 10.7 and 10.8 constitute a material inducement upon which such Party is relying and will rely in entering into this Agreement, and each such Party agrees that any breach by such Party of any of the provisions Sections 10.7 and 10.8 would constitute a material breach of this Agreement.

10.10       Rules of Construction.

(a)          The Parties hereto agree that they have been represented by independent counsel during the negotiation, preparation and execution of this Agreement.  Each Party and its counsel, if any, cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, each Party, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)          As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement, (iii) all references to “dollars” or “$” shall mean United States dollars, (iv) the words “as of the date hereof” shall be deemed to refer to the date of this Agreement and (v) the words “material,” “materiality,” “material adverse effect” and variations thereof, when referring to the DK Group or any member of the DK Group, or any of their respective assets, properties, rights or liabilities, shall be interpreted and measured based on the entire DK Group, taken as a whole.

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules,” “Exhibits” and “Appendices” are intended to refer to Sections of this Agreement and the Disclosure Schedule, Exhibits and Appendices to this Agreement.

(e)          Any documents included in one or more flash drives delivered to Purchaser prior to the date hereof shall be considered to have been delivered or made available to Purchaser, but inclusion on such flash drives shall not be considered the sole method by which a document may be considered delivered or made available to Purchaser.

10.11       Amendment; Waiver.

(a)          This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and Seller, and the last sentence of Section 10.3, Section 10.8 and 10.13 may not be amended without the additional consent of the Lenders if any such amendment to such provisions would be materially adverse to the interests of the Financing Sources.  Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver.

(b)          Except as expressly set forth in this Agreement, the delay or failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will it deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.12       Headings.  The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

10.13       Exculpation.  Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Affiliates and their respective stockholders, partners, members, officers, directors employees, controlling person, agents and representatives (collectively the “Seller Related Parties”), shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related Party (other than Purchaser) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise (except pursuant to the intercreditor agreement referred to in Exhibit B hereto which is to be entered into on the Closing Date between and among a Seller Related Party and a Financing Source); provided that the foregoing will not limit the rights of the parties to the Debt Commitment Letter thereunder or under any definitive documentation with respect to the Financing.

10.14       No Third Party Beneficiaries.  Except as provided in Section 9, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

G-III APPAREL GROUP, LTD.

By:	/s/ WAYNE S. MILLER
Name:	Wayne S. Miller
Title:	Chief Operating Officer

LVMH MOET HENNESSY LOUIS VUITTON INC.

By:	/s/ ANISH MELWANI
Name:	Anish Melwani
Title:	Chairman & CEO

EXHIBIT A

FORM OF SELLER PARENT GUARANTY

GUARANTY OF PAYMENT AND PERFORMANCE

THIS GUARANTY OF PAYMENT AND PERFORMANCE (this “Guaranty”) is executed and delivered this _____________, 2016 by LVMH Moët Hennessy Louis Vuitton SE (“Guarantor”). All capitalized terms used but not defined herein shall have the same meaning as given to such term in the Purchase Agreement (as defined below).

1.          THE GUARANTY.

1.1           Guarantor’s Agreement. Guarantor unconditionally and irrevocably guarantees to G-III Apparel Group, Ltd., a Delaware corporation (“Purchaser”) to pay in full and perform when due the Obligations (as hereinafter defined). This Guaranty is absolute, independent and continuing under all circumstances, and is a guaranty of payment and performance, not of collection. Guarantor hereby acknowledges that Purchaser has given sufficient consideration for this Guaranty by entering into that certain Stock Purchase Agreement dated of even date herewith (the “Purchase Agreement”) with LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation (“Seller”), and agreeing to purchase all of the issued and outstanding shares of Donna Karan International, Inc., a Delaware corporation (the “Transaction”), and to otherwise perform its obligations thereunder.

1.2           Obligations. For all purposes of this Guaranty, the term “Obligations” shall mean: all monetary and performance obligations of Seller to Purchaser of any kind whatsoever, howsoever created, arising or evidenced, under the Purchase Agreement and the agreements and the letters ancillary thereto, including, without limitation, the obligation to pay any indemnification obligations of Seller thereunder.

1.3           Continuing Guaranty. This Guaranty shall in all respects be a continuing guaranty, remaining in full force and effect until all of the following have occurred: (i) all of the Obligations have been satisfied in full, and (ii) all of the obligations of Guarantor hereunder have been satisfied in full.  No notice of discontinuance or revocation shall affect any of the obligations of Guarantor hereunder or of Seller under any of the Obligations.

2.         COVENANTS, CONDITIONS AND AGREEMENTS. Guarantor hereby covenants and agrees with Purchaser as follows:

2.1           Certain Events Not Affecting Obligations of Guarantor. The obligations of Guarantor hereunder shall not be affected by any of the following: (i) the release or discharge of Seller in any creditors’, receivership, bankruptcy, reorganization, insolvency, or other proceedings; (ii) the rejection or disaffirmance in any such proceeding of any of the Obligations; or (iii) the impairment or modification of any of the Obligations, or of any remedy for the enforcement thereof, or of the estate of Seller in bankruptcy, resulting from any present or future federal or state bankruptcy law or any other law of any kind or from the decision or order of any court or other governmental authority.

2.2           Waivers by Guarantor. Guarantor hereby expressly waives each of the following: (i) notice of the acceptance by Purchaser of this Guaranty, notice of the existence, creation or non-payment of any of the Obligations, presentment, demand, notice of dishonor, protest, notice of protest, and all other notices except any specifically required by this Guaranty or required by law; (ii) any obligation Purchaser may have to disclose to Guarantor any facts Purchaser now or hereafter may know or have reasonably available to it regarding Seller or the financial condition of Seller, whether or not Purchaser has a reasonable opportunity to communicate such facts or has reason to believe that any such facts are unknown to Guarantor or materially increase the risk to Guarantor beyond the risk Guarantor intends to assume hereunder; (iii) all diligence in collection of any of the Obligations, any obligation hereunder, or any guaranty or other security for any of the foregoing; (iv) the benefit of all appraisement, valuation, marshaling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect; (v) any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Purchaser to file or enforce a claim against the estate of any person or entity in any administrative, bankruptcy or other proceeding; (vi) any defense based on an election of remedies by Purchaser, whether or not such election may affect in any way the recourse, subrogation or other rights of Guarantor against Seller or any other person in connection with the Obligations; and (vii) any rights arising because of Guarantor’s payment or performance of any of the Obligations against Seller, by way of subrogation of the rights of Purchaser or otherwise; provided, that at such time, if ever, as the Obligations are paid and performed in full, the waiver set forth in this Section 3.3(vii) shall be of no further force or effect.

To induce Purchaser to enter into the Purchase Agreement, Guarantor represents and warrants that this Guaranty constitutes Guarantor’s valid and legally binding agreement in accordance with its terms and that the execution, delivery and performance of this Guaranty have been duly authorized by any necessary action and will not violate any Legal Requirement applicable to Guarantor.

3.          MISCELLANEOUS.

3.1           Successors and Assigns. All obligations under this Guaranty shall be binding upon Guarantor and its successors and assigns.

3.2           Assignment by Purchaser. Purchaser may from time to time, without notice to Guarantor, assign or transfer any interest in any of the Obligations, and notwithstanding such assignment or transfer, such Obligations shall remain Obligations for purposes of this Guaranty.  Each immediate and successive assignee or transferee of any interest in any of the Obligations and this Guaranty shall, to the extent of such interest, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were Purchaser.

3.3           Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

3.4           Time of Essence. Time is of the essence of this Guaranty.

3.5           Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be sent by

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nationally recognized overnight courier.  Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly delivered one (1) Business Day (or five (5) Business Days of being sent internationally) after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, to Guarantor or Purchaser at the following addresses (or at such other address for Guarantor or Purchaser as shall be specified upon like notice):

if to Guarantor:	LVMH Moët Hennessy Louis Vuitton SE
22, avenue Montaigne
75008 Paris
France
Attn: M. Bernard Kuhn

with a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison St.
Suite 3900
Chicago, Illinois 60606
Attn: Peter J. Barack, Esq.

In the case of Purchaser to:	G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
Attn: Wayne S. Miller

with a copy to:	Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Attn: Neil Gold, Esq.
Manuel G. Rivera, Esq.

Notwithstanding the foregoing, Purchaser or Guarantor may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile transmission, ordinary mail or electronic mail); provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Purchaser or Guarantor may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party notice in the manner herein set forth.

3.6         Entire Agreement. This Guaranty constitutes the entire agreement of Guarantor and Purchaser with respect to the subject matter hereof and supersedes any prior agreements with respect to such subject matter.

3.7         Independent Obligations. The obligations of Guarantor hereunder are independent of the obligations of Seller.  In the event of any breach or default hereunder, Purchaser may institute a separate action against Guarantor with or without joining or instituting a separate action against Seller.

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3.8         Confidential Arbitration.

(a)          Any claims or disputes arising out of, relating to, or in connection with this Guaranty will be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force at the date of the request for arbitration (the “ICC Rules”), including the rules thereof pertaining to the production of documents and other information, except as they may be modified herein (including in Section 3.8(b) below) or by mutual agreement of the parties.  The seat of the arbitration will be New York, New York, and it will be conducted in the English language.  To the extent feasible, multiple claims shall be consolidated in a single proceeding.  It is the intention of the parties that all proceedings initiated pursuant to this Section 3.8 be conducted as expeditiously as reasonably possible.  Each of Guarantor and Purchaser understands that by making or accepting this Guaranty, it is waiving any right it may have to file a lawsuit or other civil action or proceeding relating to this Guaranty, and that it is waiving any right that it may have to resolve disputes through trial by jury.

(b)          A party seeking arbitration (the “Claimant”) will nominate an arbitrator in the request for arbitration and statement of claim (the “Request for Arbitration”), subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) or Secretary General of the International Chamber of Commerce (the “Secretary General”), as provided in the ICC Rules.  After filing the Request for Arbitration is complete pursuant to the ICC Rules, the Claimant will serve the Request for Arbitration upon the other party.  Within ten (10) Business Days of receipt of the filed Request for Arbitration, the party against whom the claim is made (the “Respondent”) will file and serve the Answer to the Request for Arbitration and notify the Claimant and the ICC Court of an arbitrator that it nominates, subject to confirmation as provided in the ICC Rules.  Upon confirmation by the ICC Court or the Secretary General of the two arbitrators nominated by the parties, such two arbitrators will select a third arbitrator, who, once confirmed, shall serve as chairman of the arbitral panel; the nomination of the third arbitrator shall be made within ten (10) Business Days of the confirmation of the arbitrators nominated by the parties.  If the arbitrators nominated by the Claimant and the Respondent cannot agree on a third arbitrator within such time period, then the ICC Court will appoint the third arbitrator, who shall serve as chairman of the arbitral panel.  By whomever appointed, the three arbitrators will act as the sole arbitrators in the arbitral proceeding.  The parties specifically agree that, as to any proceeding initiated pursuant to this Section 3.8:  (i) the arbitrators will be empowered to award and order equitable or injunctive relief with respect to matters brought before them; (ii) any taking of evidence that may be required shall be handled expeditiously, and all disputes regarding the taking of evidence shall be resolved by the arbitrators within ten (10) Business Days, or as soon thereafter as practicable.  It is the intent of the parties that barring extraordinary circumstances or unavailability of members of the arbitral panel, (i) a hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than ninety (90) days from the date the ICC arbitration panel conducts the initial case management conference, following issuance of the arbitral panel’s “Terms of Reference,” in accordance with the ICC Rules, and (ii) the arbitral panel will submit a written draft award to the ICC Court for its review, which shall reveal the essential findings and conclusions on which the award is based, within thirty (30) days after the conclusion of such hearing.  Failure to adhere to these time limits shall not be a basis for challenging the award or challenging the

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arbitral tribunal’s jurisdiction.  With respect to any arbitration proceeding arising under this Guaranty, the parties further agree that with respect to any discovery in such proceeding:  (i) the arbitrators will not be empowered to provide for any requests for documents beyond one (1) set of requests by each party for the production of documents by the other party, which requests shall be submitted within five (5) Business Days of Respondent’s submission of its Answer to the Request for Arbitration; and (ii) each party will be limited to one deposition, with Guarantor entitled to take a single deposition of one (1) corporate representative of Purchaser and Purchaser entitled to take a single deposition of one (1) corporate representative of Guarantor, such corporate representative depositions to be consistent with Federal Rule of Civil Procedure 30(b)(6). The award will be final and binding and non-appealable, and judgment thereon may be entered by any Court of Competent Jurisdiction.

(c)          The parties agree that each of them shall bear all of their own fees, costs and expenses in connection with any arbitral proceeding initiated pursuant to this Section 3.8, including but not limited to attorneys’ fees.  The cost of the three arbitrators shall be shared equally by the Claimant and the Respondent.

(d)          Arbitration pursuant to this Section 3.8 shall be the exclusive method available for resolution of claims, disputes and controversies described in this Section 3.8, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute.

(e)          Notwithstanding the terms of this Section 3.8, each party acknowledges and agrees that the other parties may be damaged irreparably if this Guaranty is not performed in accordance with its terms or otherwise is breached, and that, at any time before and after a demand notice is presented, the parties shall be free to apply to any Court of Competent Jurisdiction for interim or conservatory measures (including temporary conservatory injunctions), in each case to prevent breaches of this Guaranty, and to enforce specifically this Guaranty and its terms.  The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this Section 3.8 or infringe upon the powers of any arbitral panel.

(f)           The parties shall keep confidential, and not disclose the fact that there is a dispute between the parties, the details of the dispute, the fact of the arbitration and all details relating to the proceeding, except as required by Legal Requirement and consistent with the parties’ right to limited judicial review of the arbitrator’s award.  All statements, documents, claims, demands, transcripts, evidence, discovery materials or communications, whether oral, written, electronic or in any other form, that are submitted or prepared by any party in connection with an arbitration proceeding initiated pursuant to this Section 3.8 shall be Confidential Information for the purposes of the Purchase Agreement.

3.9         Governing Law; Court of Competent Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York without regard to applicable principles of choice or conflicts of law that would cause application of the laws of any other jurisdiction.  Any proceeding initiated pursuant to Section 3.8 above shall incorporate the substantive laws of the State of New York, except

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as modified by the terms of Section 3.8. Guarantor and Purchaser agree that any permissible action arising out of or relating to this Guaranty, including but not limited to an action for injunctive or provisional relief or in connection with an arbitral award or proceeding, shall be brought exclusively in a state or federal court of competent subject matter jurisdiction located in the State of New York, New York County (a “Court of Competent Jurisdiction”), irrevocably submit to the personal jurisdiction of any such court, and waive any objection to the venue of such court and any argument that such court is an inconvenient forum.

3.10         No Third Party Beneficiary. This Guaranty is made for the sole benefit of Guarantor and Purchaser, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

3.11         Interpretation; Headings. The terms “herein,” “hereof,” “hereunder” and any other similar terms used herein shall be deemed to refer to this Guaranty in its entirety.  The headings contained in this Guaranty are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Guaranty, and will not affect in any way the meaning or interpretation of this Guaranty.

3.12         Amendments; Waiver. No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by Guarantor and Purchaser, or in the case of a waiver, by the party against which the waiver is to be effective.  No failure to exercise or delay in exercising by Purchaser of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law.  No consent or waiver, expressed or implied, by Purchaser to or of any breach or default by Guarantor in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Guarantor hereunder.

3.13         Severability. Any provision of this Guaranty which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Guaranty, shall be of no effect and, in such case, all the remaining terms and provisions of this Guaranty shall subsist and be fully effective according to the tenor of this Guaranty the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Guaranty or the application thereof are held invalid or unenforceable only as to particular situations, the remainder of this Guaranty, and the application of such provision to situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

3.14         Cumulative Rights and Obligations. All rights and remedies of Purchaser and all obligations of Guarantor under this Guaranty are cumulative.  In

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addition, Purchaser shall have all rights and remedies available to it in law or equity for the enforcement of this Guaranty.

3.15         WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS GUARANTY.

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EXHIBIT A

FORM OF SELLER PARENT GUARANTY

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by its duly authorized representative as of the date first above written.

GUARANTOR:
LVMH Moët Hennessy Louis Vuitton SE

By:
Name:
Title:

S-1

EXHIBIT B

FORM OF PROMISSORY NOTE

THE LIENS AND SECURITY INTERESTS GRANTED BY THE BORROWER TO THE NOTEHOLDER UNDER THE SECURITY AGREEMENT (AS DEFINED BELOW) TO SECURE THE OBLIGATIONS AND THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND THE EXERCISE OF ANY RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS PROVIDED FOR IN THIS NOTE AND IN THE SECURITY AGREEMENT ARE SUBJECT TO THE PROVISIONS SET FORTH IN THAT CERTAIN [INTERCREDITOR AGREEMENT, DATED AS OF THE DATE HEREOF (THE “INTERCREDITOR AGREEMENT”), AMONG THE NOTEHOLDER, [    ], [    ] AND THE BORROWER], AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT AND IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS NOTE OR THE TERMS OF THE SECURITY AGREEMENT AND THE TERMS OF THE INTERCREDITOR AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.

[FORM OF] JUNIOR LIEN SECURED PROMISSORY NOTE

$75,000,000.00	[_________], 20[__]

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, G-III Leather Fashions, Inc., a New York corporation, and G-III Apparel Group, Ltd., a Delaware corporation (individually and collectively, and jointly and severally, the “Borrower”), hereby unconditionally promise to pay to the order of LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation, or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of Seventy-Five Million and No/100 Dollars ($75,000,000.00) (the “Loan”), together with all accrued interest thereon, as provided in this Junior Lien Secured Promissory Note (this “Note”).

1.           Reference to Purchase Agreement.  This Note is executed and delivered pursuant to that certain Stock Purchase Agreement, dated as of July [__], 2016, by and among Borrower and the Noteholder (the “Purchase Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2.           Repayment; Prepayment.

2.1           The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the earlier of (i) [insert date that is 6.5 years after the date of the Note (i.e., 6 months after the maturity of the term loan)] and (ii) the date on which all amounts under this Note shall become due and payable pursuant to Section 7.

2.2           The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest and all other amounts due thereon to the date of prepayment.  No prepaid amount may be reborrowed.

3.           Interest.

3.1           Interest Rate.  Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the simple interest rate equal to two percent (2%) per annum (the “Applicable Rate”) from the date hereof until, but not including, the day that the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

3.2           Interest Payment Dates.  The Borrower shall pay interest on the Loan quarterly in arrears to the Noteholder on the last Business Day of each March, June, September and December commencing on the first such date to occur after the execution of this Note.

3.3           Default Interest.  If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Applicable Rate plus two percent (2%) per annum (the “Default Rate”) from the date of such non-payment until such amount is paid in full.

3.4           Computation of Interest.  All computations of interest shall be made on the basis of a year of 365 days (or 366 days, in the event of a leap year) and the actual number of days elapsed.  Interest shall accrue on the Loan from the original date of issuance of this Note, and shall not accrue on the Loan for the day on which it is paid.

3.5           Interest Rate Limitation.  If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable law, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable law shall be deemed a voluntary prepayment of principal.

4.           Payment Mechanics.

4.1           Manner of Payments.  All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM (Eastern time) on the date on which such payment is due by cashier’s check, certified check or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

4.2           Application of Payments.  All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

4.3           Business Day Convention.  Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

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4.4           Rescission of Payments.  If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

5.           Security Agreement.  The Borrower’s performance of its obligations hereunder is secured by a security interest in the collateral specified in the Security Agreement, dated as of the date hereof (the “Security Agreement”), by and among Borrower and the Noteholder.

6.           Events of Default.  The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

6.1           Failure to Pay.  The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due and such failure continues for five (5) Business Days after the due date thereof.

6.2           Breach of Representations and Warranties.  Any representation or warranty made or deemed made by the Borrower to the Noteholder in the Security Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

6.3           Breach of Covenants.  The Borrower fails to observe or perform in any material respect any covenant, obligation, condition or agreement contained in this Note or the Security Agreement that is not qualified as to materiality, or fails to observe or perform in any respect any other covenant, obligation, condition or agreement contained in this Note, the Purchase Agreement or the Security Agreement that is qualified as to materiality, in each case, other than those specified in Section 6.1 hereof and such failure continues for thirty (30) days after written notice by the Noteholder to the Borrower.

6.4           Cross-Acceleration.  The Borrower shall default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or the payment of which is guaranteed by the Borrower (other than Indebtedness owed to any subsidiary of the Borrower), whether such Indebtedness or guarantee now exists or is created after the date hereof, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $[  ].0 million or more at any one time outstanding.

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6.5           Bankruptcy.

7.           Remedies.  Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under the Security Agreement or applicable law, subject to any applicable limitations set forth in the Intercreditor Agreement; provided, however, that, if an Event of Default described in Section 6.5 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

8.           Indemnification.  The Borrower shall and hereby does indemnify the Noteholder against any and all losses and expenses (including attorneys’ reasonable fees and costs), and shall pay to the Holder on demand the amount of all such losses and expenses, that the Noteholder sustains or incurs, whether directly or indirectly, as a consequence of the occurrence of any event or condition that entitles or would, with the passage of time, giving of notice, or both, entitle the Noteholder to accelerate the indebtedness of the Borrower due under this Note.  Any loss or expense due and owing to the Noteholder pursuant to the terms and provisions of this Section 8 shall bear interest at the Default Rate from and after the date that is ten (10) Business Days after demand is made to the indemnifying party for payment of such loss or expense and continuing through the date on which all such losses, expenses and interest are paid in full.

9.           Miscellaneous.

9.1           Successors and Assigns.  This Note may be assigned or transferred by the Noteholder to any direct or indirect wholly-owned subsidiary of LVMH Moet Hennessy Louis Vuitton SE without the prior written consent of the Noteholder and to any other Person only after receipt of the prior consent of the Noteholder.  The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder.  This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

9.2           Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

9.3           Time of Essence.  Time is of the essence of this Note.

9.4           Notices.  All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be sent by nationally recognized overnight courier.  Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly delivered one (1) Business Day (or five (5) Business Days of being sent internationally) after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, to the Borrower or the Noteholder at the following addresses (or at such other addresses for the Borrower or the Noteholder as shall be specified upon like notice):

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(a)          if to the Noteholder:

LVMH Moet Hennessy Louis Vuitton Inc.

19 East 57th Street

New York, New York 10022

Attention:  Anish Melwani

with a copy to:

LVMH Moët Hennessy Louis Vuitton SE

22, avenue Montaigne

75008  Paris

France

Attention: M. Bernard Kuhn

and a copy to:

LVMH Moet Hennessy Louis Vuitton Inc.

19 East 57th Street

New York, New York 10022

Attention:  Louise Firestone, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street

Suite 3900

Chicago, Illinois  60606

Attention:  Peter J. Barack, Esq.

(b)          if to the Borrower:

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York  10018

Attention:  Wayne S. Miller

with a copy to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York  10019

Attention:     Neil Gold, Esq.

Manuel G. Rivera, Esq.

Notwithstanding the foregoing, any Party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile transmission, ordinary mail or electronic mail); provided, however, that no such notice, request,

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demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.5           Expenses.  The Borrower shall reimburse the Noteholder on demand after receipt of a reasonably detailed invoice from the Noteholder for all reasonable and documented out-of-pocket costs, expenses and fees (including reasonable expenses and fees of one firm of legal counsel) incurred by the Noteholder in connection with the enforcement of the Noteholder’s rights under this Note and the Security Agreement.

9.6           Confidential Arbitration.

(a)          Any claims or disputes arising out of, relating to, or in connection with this Note will be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force at the date of the request for arbitration (the “ICC Rules”), including the rules thereof pertaining to the production of documents and other information, except as they may be modified herein (including in Section 9.6(a) below) or by mutual agreement of the Parties.  The seat of the arbitration will be New York, New York, and it will be conducted in the English language.  To the extent feasible, multiple claims shall be consolidated in a single proceeding.  It is the intention of the Parties that all proceedings initiated pursuant to this Section 9.6 be conducted as expeditiously as reasonably possible.  Each Party understands that by making or accepting this Note, it is waiving any right it may have to file a lawsuit or other civil action or proceeding relating to this Note, and that it is waiving any right that it may have to resolve disputes through trial by jury.

(b)          A Party seeking arbitration (the “Claimant”) will nominate an arbitrator in the request for arbitration and statement of claim (the “Request for Arbitration”), subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) or Secretary General of the International Chamber of Commerce (the “Secretary General”), as provided in the ICC Rules.  After filing the Request for Arbitration is complete pursuant to the ICC Rules, the Claimant will serve the Request for Arbitration upon the other Party.  Within ten (10) Business Days of receipt of the filed Request for Arbitration, the Party against whom the claim is made (the “Respondent”) will file and serve the Answer to the Request for Arbitration and notify the Claimant and the ICC Court of an arbitrator that it nominates, subject to confirmation as provided in the ICC Rules.  Upon confirmation by the ICC Court or the Secretary General of the two arbitrators nominated by the Parties, such two arbitrators will select a third arbitrator, who, once confirmed, shall serve as chairman of the arbitral panel; the nomination of the third arbitrator shall be made within ten (10) Business Days of the confirmation of the arbitrators nominated by the Parties.  If the arbitrators nominated by the Claimant and the Respondent cannot agree on a third arbitrator within such time period, then the ICC Court will appoint the third arbitrator, who shall serve as chairman of the arbitral panel.  By whomever appointed, the three arbitrators will act as the sole arbitrators in the arbitral proceeding.  The Parties specifically agree that, as to any proceeding initiated pursuant to this Section 9.6: (i) the arbitrators will be empowered to award and order equitable or injunctive relief with respect to matters brought before them; (ii) any taking of evidence that may be required shall be handled expeditiously, and all disputes

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regarding the taking of evidence shall be resolved by the arbitrators within ten (10) Business Days, or as soon thereafter as practicable.  It is the intent of the Parties that barring extraordinary circumstances or unavailability of members of the arbitral panel, (i) a hearing on the merits of all claims for which arbitration is sought by either Party shall be commenced not later than ninety (90) days from the date the ICC arbitration panel conducts the initial case management conference, following issuance of the arbitral panel’s “Terms of Reference,” in accordance with the ICC Rules, and (ii) the arbitral panel will submit a written draft award to the ICC Court for its review, which shall reveal the essential findings and conclusions on which the award is based, within thirty (30) days after the conclusion of such hearing.  Failure to adhere to these time limits shall not be a basis for challenging the award or challenging the arbitral tribunal’s jurisdiction.  With respect to any arbitration proceeding arising under this Note, the Parties further agree that with respect to any discovery in such proceeding: (i) the arbitrators will not be empowered to provide for any requests for documents beyond one (1) set of requests by each Party for the production of documents by the other Party, which requests shall be submitted within five (5) Business Days of Respondent’s submission of its Answer to the Request for Arbitration; and (ii) each Party will be limited to one deposition, with the Noteholder entitled to take a single deposition of one (1) corporate representative of the Borrower and the Borrower entitled to take a single deposition of one (1) corporate representative of the Noteholder, such corporate representative depositions to be consistent with Federal Rule of Civil Procedure 30(b)(6).  The award will be final and binding and non-appealable, and judgment thereon may be entered by any Court of Competent Jurisdiction.

(c)          The Parties agree that each of them shall bear all of their own fees, costs and expenses in connection with any arbitral proceeding initiated pursuant to this Section 9.6, including but not limited to attorneys’ fees.  The cost of the three arbitrators shall be shared equally by the Claimant and the Respondent.

(d)          Arbitration pursuant to this Section 9.6 shall be the exclusive method available for resolution of claims, disputes and controversies described in this Section 9.6, and the Parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute.

(e)          Notwithstanding the terms of this Section 9.6, each Party acknowledges and agrees that the other Parties may be damaged irreparably if this Note is not performed in accordance with its terms or otherwise is breached, and that, at any time before and after a demand notice is presented, the Parties shall be free to apply to any Court of Competent Jurisdiction for interim or conservatory measures (including temporary conservatory injunctions), in each case to prevent breaches of this Note, and to enforce specifically this Note and its terms.  The Parties acknowledge and agree that any such action by a Party shall not be deemed to be a breach of such Party’s obligation to arbitrate all disputes under this Section 9.6 or infringe upon the powers of any arbitral panel.

(f)           The Parties shall keep confidential, and not disclose the fact that there is a dispute between the Parties, the details of the dispute, the fact of the arbitration and all details relating to the proceeding, except as required by Legal Requirement and consistent with the Parties’ right to limited judicial review of the arbitrator’s award.  All statements,

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documents, claims, demands, transcripts, evidence, discovery materials or communications, whether oral, written, electronic or in any other form, that are submitted or prepared by any Party in connection with an arbitration proceeding initiated pursuant to this Section 9.6 shall be Confidential Information for the purposes of the Purchase Agreement.

9.7           Governing Law; Court of Competent Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  Any proceeding initiated pursuant to Section 9.6 above shall incorporate the substantive laws of the State of New York, except as modified by the terms of Section 9.6.  The Parties agree that any permissible action arising out of or relating to this Note, including but not limited to an action for injunctive or provisional relief or in connection with an arbitral award or proceeding, shall be brought exclusively in a state or federal court of competent subject matter jurisdiction located in the State of New York, New York County (a “Court of Competent Jurisdiction”), irrevocably submit to the personal jurisdiction of any such court, and waive any objection to the venue of such court and any argument that such court is an inconvenient forum.

9.8           No Third Party Beneficiary.  This Note is made for the sole benefit of the Parties, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

9.9           Interpretation.  For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole.  The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless the context otherwise requires, references herein: (x) to Sections mean the Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

9.10         Headings.  The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

9.11         Waiver of Notice.  The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

9.12         Amendments and Waivers.  No term of this Note may be waived, modified or amended except by an instrument in writing signed by the Parties.  Any waiver of

8

the terms hereof shall be effective only in the specific instance and for the specific purpose given.

9.13         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or under the Security Agreement.

9.14         Severability.  If any term or provision of this Note or the Security Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

G-III LEATHER FASHIONS, INC.

By:
Name:
Title:

G-III APPAREL GROUP, LTD.

By:
Name:
Title:

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THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN [DESCRIBE INTERCREDITOR AGREEMENT], AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH [INTERCREDITOR AGREEMENT].

Schedule 1
Intercreditor Terms

1.	Liens and other security interests securing obligations and under indebtedness evidenced by the Note shall be expressly subject to and subordinate to the liens and other security interests securing the obligations under the ABL Facility Documents and the Term Facility Documents (each as defined in the Debt Commitment Letter) and related guarantees and obligations, including obligations under secured hedging and cash management arrangements (the foregoing, collectively, the “First Lien Facilities”).

2.	No Other Liens – No liens on assets securing the Note if same assets are not subject to liens in favor of the First Lien Facilities.

3.	Permanent standstill on “Enforcement Actions” (to be defined in customary manner, but to exclude acceleration of the debt itself and collection thereof).

4.	Turnover – any payments received from collateral or otherwise in violation of the Intercreditor Agreement shall be turned over to the agents for the First Lien Facilities.

5.	Bankruptcy items:

a)	Noteholder irrevocably consents to any DIP Financing (including priming liens) (without any cap);

b)	Noteholder will not object to First Lien Facilities requests for use of cash collateral or adequate protection, including post-petition interest, fees or expenses;

c)	Noteholders will not object to 363 sale that the First Lien Facilities support; and

d)	Noteholder will not request or accept adequate protection or any other relief in connection with DIP Financing (subject to customary exceptions for adequate protection liens junior to those provided to the First Lien Facilities).

6.	Collateral management: Noteholder will be deemed to have consented to release of liens and guarantees where both First Lien Facilities have authorized the release of such liens/guarantees or pursuant to 363 sale.

7.	Terms of the Note (not including payment provisions) can be no more restrictive than those in the First Lien Facilities (and shall have only cross acceleration and not cross default rights).

8.	Intercreditor Agreement will not allow Noteholder to exercise rights otherwise available to an unsecured creditor if those rights conflict with the intent of the Intercreditor Agreement.

9.	No right of holders of the Note to consent to changes or amendments to the terms and conditions of the First Lien Facilities, unless such changes expressly conflict with its rights under the Intercreditor Agreement.

10.	Intercreditor Agreement will not restrict ability to secure additional indebtedness or obligations on a basis that is senior to the obligations under the Note, whether or not equal or junior in priority to the First Lien Facilities, equal in priority with the obligations under the Note or junior to the obligations under the Note.

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT AND RELEASE

This Assignment and Assumption Agreement and Release (this “Agreement”) is entered into as of the [___] day of July, 2016 (the “Effective Date”) by and between THE DONNA KARAN COMPANY STORE, LLC, having an address at _____________ (“Assignor”) and _____________, having an address at _____________ (“Assignee”).

WHEREAS, Plaza Madison Associates, as landlord (“Landlord”), and Assignor, as tenant, are parties to that certain Agreement of Lease, dated as of January 9, 1998, as modified by that certain (i) Lease Modification Agreement, dated as of August 25, 1998, (ii) Second Lease Modification Agreement, dated as of August 26, 1999, (iii) Third Lease Modification Agreement, dated as of February 12, 2001, (iv) letter agreement, dated January 17, 2002 and (v) Fourth Lease Modification and Extension Agreement, dated as of January 1, 2012 (as the same may be further amended, modified or supplemented, collectively, the “Lease”) pursuant to which Assignor leases portions of the basement, ground and second floors (as more particularly described in the Lease, collectively, the “Premises”) in the building known as 655 Madison Avenue, New York, NY.

WHEREAS, Assignor desires to assign (the “Assignment”) the tenant’s interest in the Lease and all of its rights and obligations, duties, undertakings, terms, conditions and liabilities thereunder, whether incurred prior to, on or after the Effective Date, to Assignee and Assignee desires to accept such assignment and assume Assignor’s rights and obligations, duties, undertakings, terms, conditions and liabilities under the Lease on the terms and conditions set forth below; and

WHEREAS, Assignor desires to be released and discharged by Assignee from all obligations, duties, undertakings, terms, conditions and liabilities arising under, out of or relating to the Lease, the leasehold estate and the Premises; and

WHEREAS, Assignee agrees to release and discharge Assignor from all obligations, duties, undertakings, terms, conditions and liabilities arising under, out of or relating to the Lease, the leasehold estate and the Premises.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Assignor and Assignee hereby agree as follows:

1.           Assignment and Assumption of the Lease and the Leasehold Estate.  Effective as of the Effective Date, Assignor does hereby sell, assign and transfer to Assignee all right, title and interest of Assignor in and to the Lease and the term and estate granted by the Lease, together with Assignor’s interest in any security deposit under the Lease, and Assignee does hereby accept the foregoing assignment, and assumes, covenants and agrees to perform, be bound by and observe all obligations, duties, undertakings, terms, conditions and liabilities of the Assignor under the Lease, whether incurred prior to, on or after the Effective Date.

2.           Indemnification of Assignor.  Notwithstanding anything contained herein to the contrary, Assignee shall indemnify, defend and hold harmless Assignor (which, for purposes of this Section, includes the principals, partners, members, affiliates, directors, officers, licensees, employees, stockholders, agents and contractors of Assignor, as applicable), with counsel reasonably acceptable to Assignor, from and against any and all claims, liabilities, losses, damages, liens, suits, costs, expenses and charges relating to any event which occurs prior to, on or after the Effective Date, including, without limitation, reasonable attorneys’ fees and expenses imposed or incurred by Assignor, arising out of or relating to: (i) any breach or default under this Agreement or under the Lease or with respect to the tenant’s obligations, duties or liabilities under the Lease; (ii) any work performed by Assignee or Assignor and/or any of their respective agents, contractors, employees, visitors, invitees, licensees or subtenants or assigns (collectively, “Assignee Parties”) in, on or about the Premises; (iii) any act, omission, negligence or willful misconduct on the part of Assignee or Assignor and/or Assignee Parties in connection with the Premises, leasehold estate or the Lease, (iv) any accident, personal injury or property damage suffered by any person and occurring upon or about the leasehold estate or suffered by Assignee or any one of the Assignee Parties, and any costs incurred in connection with enforcing this indemnity, whether incurred in connection with a third party claim or in connection with a claim made by Assignor to enforce its rights under this paragraph and (v) any failure by Landlord to consent to the Assignment or otherwise fully release Assignor from any and all liabilities and obligations under, arising out of or relating to the Lease, the leasehold estate and/or the Premises.

3.           “As-Is” Condition.  Assignee acknowledges and agrees that it will accept the Premises and the leasehold estate on the Effective Date in their “AS-IS” condition.

4.           Assignee Release.  The Assignee hereby releases and discharges the Assignor, as of the date of this Agreement, of and from all claims, demands, actions and causes of action of every kind and nature whatsoever arising out of the Lease, the leasehold estate and/or the Premises, including but not limited to, a release and discharge of Assignor with respect to any obligation, duty, undertaking, term, condition or liability accrued or incurred under the Lease up and to and including, and outstanding and unsatisfied on, the date of this Agreement.

5.           Broker.  Each of Assignee and Assignor warrants and represents to each other than it has not dealt with any brokers in connection with this Agreement.  Each of Assignee and Assignor hereby indemnifies, defends and holds the other harmless from any and all loss, damage, claim, liability, cost or expense (including, but not limited to, reasonable attorneys’ fees, expenses and court costs, including any costs associated with the enforcement of this warranty and representation) arising out of or in connection with any breach of the warranty and representation contained in this Section by the other.  The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

6.           Miscellaneous.

a.           This Agreement shall inure to the benefit of, and shall be binding upon, Assignor and Assignee and their respective successors and assigns.

b.           This Agreement may be executed in multiple counterparts, and all

2

so executed shall constitute one agreement binding on both parties hereto notwithstanding that both parties may not have signed the original or the same counterpart.

c.           In the event that either party hereto shall commence litigation against the other in connection herewith, the losing party in such action shall reimburse the reasonable attorneys’ fees and disbursements of the prevailing party in such action.

d.           This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. Assignor and Assignee each hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of this Agreement or the transactions contemplated hereby brought in any federal or state court sitting in the State of New York and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Assignor and Assignee further hereby expressly submits to the jurisdiction of all federal and state courts sitting in the State of New York.

e.           This Agreement sets forth the entire agreement between Assignor and Assignee relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, relating directly or indirectly to the Lease, the Premises or any aspect or component thereof are superseded hereby.

f.            If any provision in this Agreement is found by a court of competent jurisdiction to be in violation of any applicable law, and if such court should declare such provision of this Agreement to be unlawful, void, illegal or unenforceable in any respect, the remainder of this Agreement shall be construed as if such unlawful, void, illegal or unenforceable provision were not contained herein, and the rights, obligations and interests of the parties hereto under the remainder of this Agreement shall continue in full force and effect undisturbed and unmodified in any way.

g.           This Agreement and the terms hereof may not be changed, waived, modified, supplemented, canceled, discharged or terminated orally, but only by an instrument or instruments in writing executed and delivered by the parties hereto.

h.           To the extent permitted by applicable law, each party hereby waives, irrevocably and unconditionally, trial by jury in any action brought on, under or by virtue of or relating in any way to this Agreement or any of the documents executed in connection herewith, the property, or any claims, defenses, rights of set-off or other actions pertaining hereto or to any of the foregoing.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first above written.

ASSIGNOR:

THE DONNA KARAN COMPANY STORE, LLC

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

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EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), made and entered into as of this [___] day of [_________], 20[__], by and between G-III Apparel Group, Ltd., a Delaware corporation (the “Company”), and LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation (the “Investor”).

WITNESSETH: THAT

WHEREAS, the Company and the Investor are parties to that certain Stock Purchase Agreement, dated as of July [__], 2016 (the “Stock Purchase Agreement”), pursuant to which the Investor will receive on the date hereof [_________] shares of the Company’s Common Stock (the “Shares”), as a portion of the consideration for the sale of the Investor’s shares of capital stock in Donna Karan International Inc., a Delaware corporation; and

WHEREAS, in connection with the Stock Purchase Agreement and the issuance of the Shares to the Investor, the parties desire to enter into this Agreement in order to establish certain rights and restrictions relating to the registration of the Shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Definitions. The following terms shall have the following meanings:

“Affiliate” has the meaning set forth in the Stock Purchase Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Beneficially Own” shall refer to the concept of “beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in the State of New York.

“Claimant” has the meaning set forth in Section 4.9(b).

“Common Stock” means the Common Stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the Preamble.

“Company Indemnitees” has the meaning set forth in Section 2.4(b).

“Court of Competent Jurisdiction” has the meaning set forth in Section 4.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Authority” has the meaning set forth in the Stock Purchase Agreement.

“Holders” means the Investor and any other Person to whom Shares and rights, interests or obligations hereunder have been Transferred to as permitted by Section 4.5 below.

“Holder Indemnitees” has the meaning set forth in Section 2.4(a).

“ICC Court” has the meaning set forth in Section 4.9(b).

“ICC Rules” has the meaning set forth in Section 4.9(a).

“Indemnified Party” has the meaning set forth in Section 2.4(c).

“Indemnifying Party” has the meaning set forth in Section 2.4(c).

“Investor” has the meaning set forth in the Preamble.

“Legal Counsel” shall have the meaning set forth in Section 2.3(c).

“Losses” shall have the meaning set forth in Section 2.4(a).

“Other Securities” means the Common Stock or other securities of the Company which the Company is registering pursuant to a Registration Statement covered by Section 2.

“Person” has the meaning set forth in the Stock Purchase Agreement.

“Piggyback Notice” has the meaning set forth in Section 2.1(a).

“Piggyback Registration” has the meaning set forth in Section 2.1(a).

“Proceeding” has the meaning set forth in the Stock Purchase Agreement.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such prospectus.

“Registrable Securities” means the Shares, as well as any shares of Common Stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange generally for, or in replacement generally of, such Shares or other Registrable Securities, and any securities issued in exchange for such Shares or other Registrable Securities in any merger, reorganization, consolidation, share exchange, recapitalization, restructuring or other comparable transaction of the Company. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities upon the earliest to occur of (i) two years from the date hereof, (ii) when such securities have been sold, exchanged or otherwise disposed of by a Holder (other than in accordance with Section 4.5), and (iii) when such securities shall have ceased to be outstanding.

“Registration Expenses” has the meaning set forth in Section 2.2(a).

“Registration Statement” means any registration statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Request for Arbitration” has the meaning set forth in Section 4.9(b).

“Respondent” has the meaning set forth in Section 4.9(b).

“Rule 144” means Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell Registrable Securities to the public without registration.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary General” has the meaning set forth in Section 4.9(b).

“Securities Act” means the Securities Act of 1933, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Shares” has the meaning set forth in the Recitals.

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Suspension Period” has the meaning set forth in Section 2.3(a)(ii).

“Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.

2.           Registration Rights.

2.1           Piggyback Registration.

(a)          If the Company proposes to file a Registration Statement under the Securities Act at any time following the date of this Agreement, (i) with respect to an offering by the Company of any equity securities for its own account (other than a registration statement (A) on Form S-4, Form S-8 or any successor forms thereto, (B) filed solely in connection with any employee benefit, dividend reinvestment, or any other similar plan or (C) for the purpose of effecting a rights offering afforded to all holders of the Shares), or (ii) with respect to an offering for the account of any of its security holders, the Company will give each Holder written notice of such filing at least ten (10) Business Days’ prior to the anticipated filing date (the “Piggyback Notice”). The Piggyback Notice shall offer the Holders the opportunity to include in such registration statement the number of Registrable Securities as they may request (a “Piggyback Registration”); provided, however, that such number of Registrable Securities multiplied by the VWAP (as defined in the Stock Purchase Agreement) as of the date of such request shall equal at least $10 million. Subject to Section 2.1(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received a written request from the Holders for inclusion therein within five (5) Business Days after notice has been given to the Holders.

(b)          If any of the securities to be registered pursuant to the Registration Statement giving rise to the Holders’ rights under this Section 2.1 are to be sold in an underwritten offering, then each Holder shall be permitted to include all Registrable Securities requested to be included in such Registration Statement in such offering on the same terms and conditions as the securities of the Company or its security holders included therein; provided, however, that if such offering involves a firm commitment underwritten offering and the managing underwriter of such underwritten offering advises the Company in writing that it is the managing underwriter’s good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold by the Holders in such offering, together with all Other Securities that the Company and any other Persons having rights to participate in such registration intend to include in such offering, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of such Registrable Securities to be so included together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of such Registrable Securities and such Other Securities that in the opinion of such managing underwriter can be sold without so adversely affecting such offering; provided, however, that in no event shall the number of Registrable Securities proposed to be sold by the Holders in such offering be reduced unless all Other Securities that are not entitled to registration rights pari passu with those of the Holders (other than securities to be sold by the Company) are first entirely excluded from such offering.

(c)          The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 prior to the effectiveness of the related Registration Statement and shall have no obligation to register any Registrable Securities in connection with such registration, except to the extent provided herein. Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Registration by giving written notice to the Company of its request to withdraw at least two (2) Business Days prior to the planned effective date of the related Registration Statement. The Registration Expenses of any such withdrawn Piggyback Registration shall be borne by the Company in accordance with Section 2.2.

(d)          In the event that the SEC sets forth a limitation on the number of securities that may be registered in a particular Piggyback Registration, the Company may reduce the number of securities to be registered in such Piggyback Registration to such number of securities as allowed by the SEC.

2.2           Registration Expenses.

(a)          Expenses of the Company. Unless otherwise specified herein, in connection with registrations pursuant to Section 2.1, the Company shall pay all of the registration expenses incurred in connection with the registration thereunder (the “Registration Expenses”), including all: (i) registration and filing fees, (ii) FINRA fees, (iii) printing, duplicating, word processing, telephone and facsimile expenses, (iv) fees and disbursements of the Company’s counsel, (v) blue sky fees and expenses, (vi) fees and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, (vii) expenses incurred in connection with making road show presentations and holding meetings with potential investors, including all travel, meals and lodging, (viii) messenger and delivery expenses, (ix) all fees and expenses incurred in connection with listing the Registrable Securities on any securities exchange and (x) the reasonable fees and disbursements of one firm of attorneys acting as counsel of the Holders selected by the Holders of a majority of the Registrable Securities included in the Piggyback Registration.

(b)          Expenses of the Investor. Each Holder shall be responsible for (i) any allocable underwriting fees, discounts or commissions, (ii) any allocable commissions of brokers and dealers, (iii) fees and disbursements of counsel for such Holder other than as provided in Section 2.2(a)(x), and (iv) capital gains, income and transfer taxes, if any, relating to the sale of Registrable Securities of the Investor.

2.3           Registration Procedures.

(a)          In connection with the registration of any Registrable Securities pursuant to this Agreement, the Company will keep each Holder with Registrable Securities covered by such registration advised in writing as to the initiation of each such registration and the Company will:

(i)          Use commercially reasonable efforts to keep each Registration Statement continuously effective until all Registrable Securities included in such Registration Statement have actually been sold, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated therein and upon the occurrence of any event that would cause the Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Registrable Securities, the Company shall file promptly an appropriate amendment to the Registration Statement, a supplement to the Prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), the Company shall use commercially reasonable efforts to cause such amendment to be declared or deemed effective and the Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter.

(ii)         Notwithstanding anything to the contrary contained herein, the Company may delay filing or suspend the effectiveness of a Registration Statement and the

Investor’s right to sell thereunder (each such period, a “Suspension Period”) if (A) the Company is pursuing a material acquisition, merger, reorganization, disposition or similar transaction and the Board of Directors of the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the registration statement, or (B) the Company has experienced some other material non-public event the disclosure of which at such time could reasonably be expected to materially adversely affect the Company; provided, however, that no Suspension Period shall exceed ninety (90) consecutive days and all such Suspension Periods shall not exceed one hundred eighty (180) days in the aggregate in any twelve (12) month period; provided, further, that no Suspension Period may be implemented under this Section 2.3(a)(ii) unless the same or more onerous restrictions are imposed on the Company and all of the Company’s directors and officers and all other holders of registration rights granted by the Company.

(iii)        Prepare and file with the SEC such supplements, amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective during the period provided herein and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for registrations; respond as promptly as reasonably possible to any comments received from the SEC with respect to such Registration Statement, or any amendment, post-effective amendment or supplement relating thereto; and as promptly as reasonably possible, upon request, provide the Holders true and complete copies of all correspondence from and to the SEC relating to such Registration Statement; and comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended method or methods of distribution by the selling Holders thereof.

(iv)        Advise each Holder and Legal Counsel promptly (which notice pursuant to clauses (B) through (D) below shall be accompanied by an instruction to suspend the use of the Prospectus until the Company shall have remedied the basis for such suspension and shall include the steps the Company intends to remedy such basis and the Company shall promptly thereafter notify the Holder of such remediation):

(A)         when the Prospectus or any Prospectus supplement or post-effective amendment is proposed to be or has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;

(B)         of any request by the SEC or any other Governmental Authority received by the Company for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto;

(C)         of the issuance by the SEC of any stop order received by the Company suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the

Registrable Securities for offering or sale in any jurisdiction, or the threatening or initiation of any proceeding for any of the preceding purposes;

(D)         of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction where the same is required, or the initiation or threatening of any proceeding for such purpose; or

(E)         of the existence of any fact or the happening of any event, during the pendency of a distribution of Registrable Securities pursuant to a Registration Statement, that makes any statement of a material fact made in such Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading; provided, however, the Company shall not be required to disclose confidential information to any Holders or their Legal Counsel (i) unless and until a mutually acceptable confidentiality agreement is in place with the Holders, and/or (ii) if such information is subject to attorney-client privilege, if such disclosure would result in loss of attorney-client privilege, unless such Holders sign a reasonable joint defense agreement.

(v)         Unless any Registrable Securities shall be in book-entry form only, cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as the Holder may request at least two (2) Business Days before any sale of Registrable Securities.

(vi)        Use commercially reasonable efforts to promptly register or qualify any Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as the Holder reasonably requests and which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holder, keep such registrations or qualifications in effect for so long as the applicable Registration Statement is required to remain in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holder; provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation but for this Agreement or (C) consent to general service of process in any jurisdiction where it would not otherwise be subject to such service but for this Agreement.

(vii)       Use commercially reasonable efforts to promptly cause any Registrable Securities covered by a Registration Statement to be registered with or approved by such other Governmental Authority within the United States as may be necessary to enable the Holder to consummate the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement.

(viii)      Use commercially reasonable efforts either to cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 2.3(a)(viii).

(ix)         In connection with an underwritten offering, enter into an underwriting agreement in customary form, scope and substance, and take all such other actions reasonably requested by the Holder or by the managing underwriter, if any, to expedite or facilitate the underwritten disposition of such Registrable Securities and deliver such documents and certificates as may be reasonably requested by the Holder, its counsel and the managing underwriter, if any.

(x)          Use commercially reasonable efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any Prospectus.

(xi)         Deliver to the Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus and any amendment or supplement thereto as the Holder or underwriter may reasonably request.

(xii)        Cooperate with the Holder and the underwriters, if any, of such Registrable Securities and their respective counsel in connection with any filings required by law to be made with FINRA.

(xiii)       Obtain customary opinions of counsel to the Company and updates thereof addressed to the Holders and their underwriters, if any, covering the Registrable Securities included in such Registration Statement and such other matters as are covered in any opinions relating to such Registration Statement that are delivered to the Company, any holder of Other Securities or their respective underwriters.

(xiv)      Obtain for the benefit of the underwriters the independent right to rely upon “comfort” letters and updates thereof from the Company’s independent certified public accountants relating to such Registration Statement (and for the Holders if Section 2.6(b) is applicable).

(xv)       Make available for inspection by each Holder, the underwriters, if any, and any attorney, accountant or other agent retained by a Holder or the underwriters, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by a Holder or any such underwriter, attorney, accountant or agent in connection with such registration statement, provided that any of the foregoing parties shall enter into a mutually acceptable confidentiality agreement if reasonably requested by the Company.

(b)          The Company may require the Holders whose Registrable Securities are included in a Registration Statement to furnish to the Company such customary information regarding the Holders and the distribution of such Shares as the Company may reasonably require for inclusion in such Registration Statement. The Holders agree promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by the Holders not misleading. The Company may exclude from such Registration Statement the Registrable Securities of any Holder if such Holder fails to furnish such information at least three (3) Business Days prior to the filing of the applicable Registration Statement or Prospectus. The Company shall not include in any Registration Statement any information regarding, relating to or referring to the Holders or their plan of distribution without the approval of the Holders in writing; provided, however, that no such approval shall be required for information previously provided to the Company as part of a selling stockholder questionnaire in connection with such Registration Statement. Notwithstanding any other provision of this Agreement, the Holders shall also provide the Company as a condition to including Registrable Securities in a Registration Statement, such information as is reasonably requested by the Company in response to the Company’s customary selling stockholder questionnaire seeking the information required by the Securities Act and the rules and regulations promulgated thereunder.  In addition, the Holders shall enter into customary custody and related agreements if reasonably requested by the Company or the underwriters in connection with a sale of Registrable Securities pursuant to a Piggyback Registration.

(c)          The Company shall permit outside legal counsel for the Holders (“Legal Counsel”) to review and comment upon (i) a Registration Statement at least five (5) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from and to the SEC or the staff of the SEC relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by Legal Counsel, and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto.  The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this Section 2.3.

2.4           Indemnification.

(a)          The Company shall indemnify and hold harmless, to the fullest extent permitted by law, (1) each Holder if any of the Holder’s Registrable Securities are covered by a Registration Statement or Prospectus, (2) each of the Holders’ Affiliates, officers, directors, shareholders, employees, advisors, agents, (3) each underwriter (including the Holders if deemed to be an underwriter pursuant to any SEC comments or policies), if any, and (4) each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Holder Indemnitees”), from and against all losses, claims, damages, liabilities, penalties, judgments, suits, costs and expenses (including reasonable legal fees and disbursements, which shall be reimbursed periodically as incurred) (collectively, “Losses”) in connection with any sale of Registrable Securities pursuant to a Registration Statement under this Agreement arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any such

Registration Statement or any Prospectus (including preliminary or final) relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein or any omission or (ii) or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse to each of the Persons listed above, for any reasonable legal or any other expenses actually suffered or incurred and paid in connection with investigating and defending any such Losses; provided, however, that the Company shall not be liable to such Holder Indemnitee in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, including any such preliminary or final Prospectus contained therein or any such amendments or supplements thereto, or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Holder Indemnitee which was furnished in writing to the Company expressly for use in connection with such Registration Statement, including any such preliminary or final Prospectus contained therein or any such amendments or supplements thereto.

(b)          In connection with any Registration Statement in which a Holder is participating by registering Registrable Securities, such Holder agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its Affiliates, the officers, directors, shareholders, advisors, agents, representatives or other employees of the Company, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Company Indemnitees”), from and against all Losses, as incurred, arising out of or based on any untrue or alleged untrue statement of a material fact contained in any such Registration Statement or preliminary or final Prospectus relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case solely to the extent that such untrue or alleged untrue statement or omission or alleged omission is made in such Registration Statement or in any preliminary or final Prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for inclusion in such document; provided, however, that in no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of Registrable Securities under the Registration Statement giving rise to such indemnification obligation.

(c)          If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party has actual notice and seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been actually materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice (which shall include an acknowledgement of its obligation to indemnify the Indemnified Party therefor on the terms set forth herein) to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; (ii) the Indemnifying Party fails promptly to assume or diligently defend, or in the event of a conflict of interest cannot assume or continue to defend, the defense of such Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall also have the right to employ counsel and to assume the defense of such Proceeding or (iii) in the Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist in respect of such Proceeding; provided, further, that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable.

(d)          Neither party shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Section 2.4 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnifying Party may agree without the prior written consent of the Indemnified Party solely to any settlement, compromise, discharge or consent to an entry of judgment, in each case that relates only to money damages and by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim and which unconditionally releases the Indemnified Party from all liability or obligation in connection with such claim.

(e)          If the indemnification provided for in this Section 2.4 is unavailable to hold harmless each of the Indemnified Parties against any Losses to which such parties may become subject under the Securities Act, then the Indemnifying Party shall, in lieu of indemnifying each party entitled to indemnification hereunder, contribute to the amount paid or payable by such party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Parties, on the other hand, in connection with the statements or omissions or alleged statements or omissions that resulted in such Losses; provided, however, that the liability of the Indemnifying Party shall not exceed the applicable limitations set forth in Section 2.4(a) or Section 2.4(b), respectively. The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the Indemnifying Party on the one hand, or by such Indemnified Party on the other, and such party’s relative intent, knowledge, access to information and opportunity to have corrected or prevented such statement or omission.

2.5           Notice. Each time a Registration Statement is declared effective, the Company shall notify each such Holder as promptly as practicable, and in any event no later than the next Business Day, when such Registration Statement has become effective and take such other actions as are reasonably necessary to permit sales of the Registrable Securities, including providing each Holder a reasonable number of copies of the Prospectus which is a part of such Registration Statement as requested by such Holder in writing.

2.6           Miscellaneous.

(a)          Except for the registration rights granted to the Investor and the other Holders hereunder, the Company has not granted registration rights (that remain in force and effect) to any other holder or prospective holder of any securities of the Company.  From and after the date hereof, the Company shall not, without the prior written consent of the Holders, enter into any agreement granting any other holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such new registration rights, including with respect to underwriters’ “cutbacks,” do not conflict with, the registration rights granted to the Investor and the other Holders hereunder (it being understood that any grant by the Company of pari passu registration rights shall not be deemed to conflict with the rights of the Holders hereunder).

(b)          If a Holder is required under applicable securities laws to be described in a Registration Statement as an underwriter or the Holder believes that it could reasonably be deemed to be an underwriter of Registrable Securities, at the request of the Holder, the Company shall furnish to the Holder, on the date of the effectiveness of such Registration Statement and thereafter from time to time on such dates as the Holder may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form, scope and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investor, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Holder.

(c)          If a Holder is required under applicable securities laws to be described in a Registration Statement as an underwriter or a Holder believes that it could reasonably be deemed to be an underwriter of Registrable Securities, the Company shall make available for inspection by (i) the Holder, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Holder, all pertinent financial and other records, and pertinent corporate documents and properties of the Company, as shall be reasonably deemed necessary by any such party set forth in clauses (i)-(iii), and cause the Company’s officers, directors and employees to supply all information which any Holder or their Legal Counsel may reasonably request; provided, however, that the Company shall be under no obligation to share any confidential information to any Holders or their Legal Counsel (i) unless and until a mutually acceptable confidentiality agreement is in place with the Holders, and/or (ii) if such information is subject to attorney-client privilege, if such disclosure would result in loss of attorney-client privilege, unless such Holders enter into a reasonable joint defense agreement.

(d)          Neither the Company nor any Affiliate thereof shall identify any Holder as an “underwriter” in any public disclosure or filing with the SEC or any securities exchange without the prior written consent of such Holder (it being understood, that if the Company is required to name the Holder as an “underwriter” in such Registration Statement by the SEC (after a good faith discussion with the SEC to lift such requirement, including any reduction in the number of Registrable Securities of the Holder to be registered on such Registration Statement (to the extent necessary to lift such requirement)), the Holder shall have the option of electing to exclude all such Registrable Securities from such Registration Statement or to be named as an “underwriter” in such Registration Statement).

3.           Other Covenants.

3.1           Reports Under the Exchange Act. With a view to making available to the Investor and the other Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees, so long as there are outstanding Registrable Securities, to:

(a)          make and keep public information available, as those terms are understood and defined in Rule 144;

(b)          file with the SEC in a timely manner all reports and other documents as the SEC may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time while the Company is subject to such reporting requirements of the Exchange Act and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)          furnish or make available, including by filing on EDGAR, to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to Rule 144 without restriction.

3.2           Removal of Legend. In connection with a sale of Registrable Securities by any Holder in reliance on Rule 144, the applicable Holder or its broker shall deliver to the Company a broker representation letter providing to the Company any information the Company deems necessary to determine that the sale of such Registrable Securities is made in compliance with Rule 144, including, as may be appropriate, a certification that the Holder is not an Affiliate of the Company and regarding the length of time the Registrable Securities have been held. Upon receipt of such representation letter, in a customary form, the Company shall promptly direct its transfer agent to exchange stock certificates bearing a restrictive legend for stock certificates without the legend (or a credit for such shares to book-entry accounts maintained by the transfer agent), and the Company shall bear all costs associated therewith. After any Holder has held

Registrable Securities for six months, if the certificate for such Registrable Securities still bears a restrictive legend, the Company agrees, upon request of such Holder, to take all steps necessary to promptly effect the removal of such restrictive legend from such Registrable Securities, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Holder provides to the Company customary information reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that such Holder is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to exchange its certificates for certificates bearing an appropriate restrictive legend) and regarding the length of time the Registrable Securities have been held.

3.3           Confidentiality. The Company shall hold in confidence and not make any disclosure of information concerning the Holders provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is required in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. To the extent permitted by applicable law, the Company agrees that it shall, upon learning that disclosure of such information concerning the Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Holder and allow the Holder, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

4.           Miscellaneous.

4.1           Termination. This Agreement shall terminate (a) at any time upon the mutual written agreement of the Company and the Holders holding a majority in interest of the Registrable Securities and (b) as to any particular Holder, at such time as the Holder ceases to Beneficially Own any Registrable Securities; provided, however, that no such termination shall affect the parties’ rights and obligations pursuant to Section 2.2 or Section 2.4.

4.2           Amendment and Modification. This Agreement (including all exhibits hereto) may be amended, restated, supplemented or otherwise modified, and any provision hereof may be waived, only by written agreement making specific reference to this Agreement or the applicable provision to be waived, in each case duly executed by the Company and Holders holding a majority in interest of the Registrable Securities.

4.3           Titles and Subtitles; Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. Any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole, unless the context clearly indicates to the contrary. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

4.4           Waiver. No failure on the part of a party to this Agreement to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party to this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any such agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

4.5           Binding Nature; Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Neither party to this Agreement may assign (whether by operation of law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without prior written consent of the other party; provided, however, that the Investor may Transfer any or all of the Shares or other Registrable Securities and assign this Agreement and any or all rights, interests or obligations hereunder to an Affiliate of the Investor and any such Affiliate of the Investor may further assign this Agreement and any or all its rights, interests or obligations hereunder to any other Affiliate of the Investor. For the sake of clarity, each transferee as permitted in the previous sentence shall be deemed to be a “Holder” for purposes of this Agreement. Any attempted assignment in violation of this Section 4.5 shall be void ab initio.

4.6           Severability. In the event that any term or other provision of this Agreement, or the application thereof becomes, or is declared by any rule of law, under public policy or by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

4.7           Notices and Addresses. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be sent by nationally recognized overnight courier.  Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly delivered one (1) Business Day (or five (5) Business Days of being sent internationally) after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified upon like notice):

(a)          if to the Investor and the other Holders to:

LVMH Moet Hennessy Louis Vuitton Inc.

19 East 57th Street

New York, New York 10022

Attention:  Anish Melwani

with a copy to:

LVMH Moët Hennessy Louis Vuitton SE

22, avenue Montaigne

75008  Paris

France

Attention: M. Bernard Kuhn

and a copy to:

LVMH Moet Hennessy Louis Vuitton Inc.

19 East 57th Street

New York, New York 10022

Attention:  Louise Firestone, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street

Suite 3900

Chicago, Illinois  60606

Attention: Peter J. Barack, Esq.

(b)          if to the Company:

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York  10018

Attention:  Wayne S. Miller

with a copy to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York  10019

Attention:     Neil Gold, Esq.

Manuel G. Rivera, Esq.

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile transmission, ordinary mail or electronic mail); provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

4.8           Specific Performance.  The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled (in addition to any other remedies available to them) to specific performance of the terms of this Agreement and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

4.9           Confidential Arbitration.

(a)          Subject to Section 4.8 above, any claims or disputes arising out of, relating to, or in connection with this Agreement will be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force at the date of the request for arbitration (the “ICC Rules”), including the rules thereof pertaining to the production of documents and other information, except as they may be modified herein (including in Section 4.9(b) below) or by mutual agreement of the parties.  The seat of the arbitration will be New York, New York, and it will be conducted in the English language.  To the extent feasible, multiple claims shall be consolidated in a single proceeding.  It is the intention of the parties that all proceedings initiated pursuant to this Section 4.9 be conducted as expeditiously as reasonably possible.  Each party hereto understands that by entering into this Agreement, it is waiving any right it may have to file a lawsuit or other civil action or proceeding relating to this Agreement, and that it is waiving any right that it may have to resolve disputes through trial by jury.

(b)          A party seeking arbitration (the “Claimant”) will nominate an arbitrator in the request for arbitration and statement of claim (the “Request for Arbitration”), subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) or Secretary General of the International Chamber of Commerce (the “Secretary General”), as provided in the ICC Rules.  After filing the Request for Arbitration is complete pursuant to the ICC Rules, the Claimant will serve the Request for Arbitration upon the Claimant.  Within ten (10) Business Days of receipt of the filed Request for Arbitration, the party against whom the claim is made (the “Respondent”) will file and serve the Answer to the Request for Arbitration and notify the Claimant and the ICC Court of an arbitrator that it nominates, subject to confirmation as provided in the ICC Rules.  Upon confirmation by the ICC Court or the Secretary General of the two arbitrators nominated by the parties, such two arbitrators will select a third arbitrator, who, once confirmed, shall serve as chairman of the arbitral panel; the nomination of the third arbitrator shall be made within ten (10) Business Days of the confirmation of the arbitrators nominated by the parties.  If the arbitrators nominated by the Claimant and the Respondent cannot agree on a third arbitrator within such time period, then the ICC Court will appoint the third arbitrator, who shall serve as chairman of the arbitral panel.  By whomever appointed, the three arbitrators will act as the sole arbitrators in the arbitral proceeding.  The parties specifically agree that, as to any proceeding initiated pursuant to this Section 4.9:  (i) the arbitrators will be empowered to award and order equitable or injunctive relief with respect to matters brought before them; (ii) any taking of evidence that may be required shall be handled expeditiously, and all disputes regarding the taking of evidence shall be resolved by the arbitrators within ten (10) Business Days, or as soon thereafter as practicable.  It is the intent of the parties that barring extraordinary circumstances or unavailability of members of the arbitral panel, (i) a hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than ninety (90) days from the date the ICC arbitration panel conducts the initial case management conference, following issuance of the arbitral panel’s “Terms of Reference,” in accordance with the ICC Rules, and (ii) the arbitral panel will submit a written draft Award to the ICC Court for its review, which shall reveal the essential findings and conclusions on which the award is based, within thirty (30) days after the conclusion of such hearing.  Failure to adhere to these time limits shall not be a basis for challenging the award or challenging the arbitral tribunal’s jurisdiction.  With respect to any arbitration proceeding arising under this Agreement, the parties further agree that with respect to discovery in such proceeding:  (i) the arbitrators will not be empowered to provide for any requests for documents beyond one (1) set of requests by each party for the production of documents by the other party, which requests shall be submitted within five (5) Business Days of Respondent’s submission of its Answer to the Request for Arbitration; and (ii) each party will be limited to one deposition, with the Company entitled to take a single deposition of one (1) corporate representative of the Investor and the Investor entitled to take a single deposition of one (1) corporate representative of the Company, such corporate representative depositions to be consistent with Federal Rule of Civil Procedure 30(b)(6). The award will be final and binding and non-appealable, and judgment thereon may be entered by any Court of Competent Jurisdiction.

(c)          The parties agree that each of them shall bear all of their own fees, costs and expenses in connection with any arbitral proceeding initiated pursuant to this Section 4.9, including but not limited to attorneys’ fees.  The cost of the three arbitrators shall be shared equally by the Claimant and the Respondent.

(d)          Arbitration pursuant to this Section 4.9 shall be the exclusive method available for resolution of claims, disputes and controversies described in this Section 4.9, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute.

(e)          Notwithstanding the terms of this Section 4.9, each party acknowledges and agrees that the other parties may be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached, and that, at any time before and after a demand notice is presented, the parties shall be free to apply to any Court of Competent Jurisdiction for (i) in the case of Section 3.3, any temporary or permanent injunctive or equitable relief that is available to such party, and (ii) in all other cases, interim or conservatory measures (including temporary conservatory injunctions), in each case to prevent breaches of this Agreement, and to enforce specifically this Agreement and its terms.  The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this Section 4.9 or infringe upon the powers of any arbitral panel.

(f)           The parties shall keep confidential, and not disclose the fact that there is a dispute between the parties, the details of the dispute, the fact of the arbitration and all details relating to the proceeding, except as required by law and consistent with the parties’ right to limited judicial review of the arbitrator’s award.  All statements, documents, claims, demands, transcripts, evidence, discovery materials or communications, whether oral, written, electronic or in any other form, that are submitted or prepared by any party in connection with an arbitration proceeding initiated pursuant to this Section 4.9 shall be Confidential Information (as defined in, and for the purposes of, the Stock Purchase Agreement).

4.10         Governing Law; Court of Competent Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to applicable principles of choice or conflicts of law that would cause application of the laws of any other jurisdiction.  Any proceeding initiated pursuant to Section 4.9 above shall incorporate the substantive laws of the State of New York, except as modified by the terms of Section 4.9.  The parties agree that any permissible action arising out of or relating to this Agreement, including but not limited to an action for injunctive or provisional relief or in connection with an arbitral award or proceeding, shall be brought exclusively in a state or federal court of competent subject matter jurisdiction located in the State of New York, New York County (a “Court of Competent Jurisdiction”), irrevocably submit to the personal jurisdiction of any such court, and waive any objection to the venue of such court and any argument that such court is an inconvenient forum.

4.11         Complete Agreement. This Agreement and the documents referred to herein collectively constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede any prior negotiations, correspondence, understandings and contracts by or between the parties respecting the subject matter hereof and thereof.

4.12         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and, and, except with respect to the Holder Indemnitees and the Company Indemnitees pursuant to Section 2.4, and any Holder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any party hereto.

4.13         Counterparts. This Agreement may be executed in one or more counterparts (any of which may be delivered by facsimile or other electronic transmission), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

4.14         Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

G-III APPAREL GROUP, LTD.

By:
Name:
Title:

LVMH MOET HENNESSY LOUIS
VUITTON INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]